Exhibit 10.1
EXECUTION COPY
CREDIT AGREEMENT
dated as of March 18, 2011,
among
AMERISOURCEBERGEN CORPORATION
The Borrowing Subsidiaries Party Hereto
The Lenders Party Hereto
and
JPMORGAN CHASE BANK, N.A.,
as Administrative Agent
J.P. MORGAN SECURITIES LLC,
MERRILL LYNCH, PIERCE, FENNER & SMITH INCORPORATED
and
WELLS FARGO SECURITIES, LLC
as Lead Arrangers and Joint Bookrunners
BANK OF AMERICA, N.A.
and
WELLS FARGO BANK N.A.
as Syndication Agents
and
THE BANK OF NOVA SCOTIA
THE BANK OF TOKYO-MITSUBISHI UFJ, LTD., NEW YORK BRANCH
US BANK NATIONAL ASSOCIATION,
as Documentation Agents
[CS&M Ref. No. 6701-448]

i

Page

SECTION 6.12. Fiscal Quarters	71

ARTICLE VII

Events of Default

ARTICLE VIII

The Administrative Agent

ARTICLE IX

Collection Allocation Mechanism

ARTICLE X

Guarantee

ARTICLE XI

Miscellaneous

SECTION 11.01. Notices	78
SECTION 11.02. Waivers; Amendments	79
SECTION 11.03. Expenses; Indemnity; Damage Waiver	80
SECTION 11.04. Successors and Assigns	81
SECTION 11.05. Survival	84
SECTION 11.06. Counterparts; Integration; Effectiveness	85
SECTION 11.07. Severability	85
SECTION 11.08. Right of Setoff	85
SECTION 11.09. Governing Law; Jurisdiction; Consent to Service of Process	85
SECTION 11.10. WAIVER OF JURY TRIAL	86
SECTION 11.11. Headings	86
SECTION 11.12. Confidentiality	87
SECTION 11.13. Interest Rate Limitation	87
SECTION 11.14. Releases of Guarantors	87
SECTION 11.15. USA PATRIOT Act	88
SECTION 11.16. Termination of Guarantee Agreement	88
SECTION 11.17. Non-Public Information	88
SECTION 11.18. No Fiduciary Duty	88
SECTION 11.19. Conversion of Currencies	88
SECTION 11.20. Waiver of Notice Period in connection with Termination of the Existing Credit Agreement	89

Schedules

Schedule 2.01	Commitments
Schedule 2.02	Lending Offices
Schedule 2.05	Existing Letters of Credit
Schedule 3.12	Subsidiaries
Schedule 3.13	Insurance
Schedule 6.02	Existing Liens
Schedule 6.09	Existing Restrictions
Exhibits

Exhibit A	Form of Assignment and Assumption
Exhibit B-1	Form of Borrower Joinder Agreement
Exhibit B-2	Form of Borrower Termination Agreement
Exhibit C	Form of Borrowing Request
Exhibit D	Form of Guarantee Agreement
Exhibit E	Mandatory Costs Rate
Exhibit F-1	Form of Opinion of Morgan, Lewis & Bockius LLP, Counsel for the Company
Exhibit F-2	Form of Opinion of John G. Chou, General Counsel of the Company
Exhibit F-3	Form of Opinion of McCarthy Tétrault, Counsel for the Canadian Borrowing Subsidiaries
Exhibit F-4	Form of Opinion of Morgan, Lewis & Bockius LLP, Counsel for the UK Borrowing Subsidiaries

CREDIT AGREEMENT dated as of March 18, 2011 (as amended from time to time, this “Agreement”), among AMERISOURCEBERGEN CORPORATION (the “Company”); the BORROWING SUBSIDIARIES from time to time party hereto; the LENDERS from time to time party hereto and JPMORGAN CHASE BANK, N.A., as Administrative Agent.
The Borrowers (such term and each other capitalized term used and not otherwise defined herein having the meaning assigned to it in Article I) have requested the Lenders to extend, and the Lenders are willing, on the terms and subject to the conditions set forth herein, to extend, credit in the form of:
(a) Tranche One Commitments under which (i) Borrowers may obtain Revolving Loans in US Dollars, Sterling, Euro, Designated Currencies and, in the case of Borrowers that are Canadian Subsidiaries, Canadian Dollars, (ii) the Company and other Borrowers that are US Subsidiaries or Canadian Subsidiaries may obtain Swingline Loans in US Dollars, (iii) Borrowers that are Canadian Subsidiaries may obtain Swingline Loans in Canadian Dollars, (iv) Borrowers that are UK Subsidiaries may obtain Swingline Loans in Sterling, (v) Borrowers that are not US Subsidiaries may obtain Swingline Loans in Euro, (vi) Borrowers may obtain Letters of Credit in US Dollars, Sterling, Euro, Designated Currencies and, in the case of Borrowers that are Canadian Subsidiaries, Canadian Dollars and (vii) Borrowers that are Canadian Subsidiaries may issue and sell B/As.
(b) Tranche Two Commitments under which (i) Borrowers may obtain Revolving Loans in US Dollars, Sterling, Euro, Designated Currencies and, in the case of Borrowers that are Canadian Subsidiaries, Canadian Dollars, (ii) the Company and other Borrowers that are US Subsidiaries or Canadian Subsidiaries may obtain Swingline Loans in US Dollars, (iii) Borrowers that are UK Subsidiaries may obtain Swingline Loans in Sterling, (iv) Borrowers that are not US Subsidiaries may obtain Swingline Loans in Euro and (v) Borrowers may obtain Letters of Credit in US Dollars, Sterling, Euro and Designated Currencies.
The proceeds of Loans made and B/As accepted and purchased hereunder will be used (a) on the Effective Date, to repay any loans and other amounts outstanding or payable under the Existing Credit Agreement and (b) on and after the Effective Date, for general corporate purposes of the Company and the Subsidiaries. Letters of Credit and Swingline Loans will be used by the Company and the Subsidiaries for general corporate purposes.
Accordingly, the parties hereto agree as follows:
ARTICLE I
Definitions
SECTION 1.01. Defined Terms. As used in this Agreement, the following terms have the meanings specified below:
“ABR”, when used in reference to any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, are bearing interest at a rate determined by reference to the Alternate Base Rate.
“Accession Agreement” has the meaning set forth in Section 2.09(d).

“Adjusted EURIBO Rate” means, with respect to any EURIBOR Borrowing for any Interest Period, an interest rate per annum equal to the sum of (a) the EURIBO Rate for such Interest Period and (b) the Mandatory Costs Rate.
“Adjusted LIBO Rate” means (a) with respect to any LIBOR Borrowing denominated in US Dollars for any Interest Period, an interest rate per annum equal to the product of (i) the LIBO Rate for US Dollars for such Interest Period multiplied by (ii) the Statutory Reserve Rate and (b) with respect to any LIBOR Borrowing denominated in Sterling or any Designated Currency for any Interest Period, an interest rate per annum equal to the sum of (x) the LIBO Rate for such currency and such Interest Period plus (y) the Mandatory Costs Rate.
“Administrative Agent” means JPMCB, in its capacity as administrative agent for the Lenders hereunder, or any successor appointed in accordance with Article VIII. Unless the context requires otherwise, the term “Administrative Agent” shall include any Affiliate of JPMCB through which JPMCB shall perform any of its obligations in such capacity hereunder.
“Administrative Questionnaire” means an Administrative Questionnaire in a form supplied by the Administrative Agent.
“Affiliate” means, with respect to a specified Person, another Person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the Person specified.
“Alternate Base Rate” means, for any day, a rate per annum equal to the greatest of (a) the Prime Rate in effect on such day, (b) the Federal Funds Effective Rate in effect on such day plus 1/2 of 1% and (c) the Adjusted LIBO Rate on such day (or if such day is not a Business Day, the immediately preceding Business Day) for a deposit in US Dollars with a maturity of one month plus 1%. For purposes of clause (c) above, the Adjusted LIBO Rate on any day shall be based on the rate per annum appearing on the Reuters “LIBOR01” screen displaying British Bankers’ Association Interest Settlement Rates (or on any successor or substitute screen provided by Reuters, or any successor to or substitute for such service, providing rate quotations comparable to those currently provided on such screen, as determined by the Administrative Agent from time to time for purposes of providing quotations of interest rates applicable to US Dollar deposits in the London interbank market) at approximately 11:00 a.m., London time, two Business Days prior to such day for deposits in US Dollars with a maturity of one month. Any change in the Alternate Base Rate due to a change in the Prime Rate, the Federal Funds Effective Rate or the Adjusted LIBO Rate shall be effective from and including the effective date of such change in the Prime Rate, the Federal Funds Effective Rate or the Adjusted LIBO Rate, as the case may be.
“Alternative Currency” means any currency other than US Dollars, Sterling, Euros or Canadian Dollars.
“Applicable Funding Account” means, as to each Borrower, the applicable account that shall be specified in a written notice signed by a Financial Officer and delivered to and approved by the Administrative Agent.

“Applicable Rate” means, for any day, the applicable rate per annum set forth below under the caption “Facility Fee Rate”, “LIBOR/EURIBOR Spread and B/A Stamping Fee” and “ABR Spread”, as the case may be, based upon the ratings established by S&P, Moody’s and Fitch for the Index Debt as of the most recent determination date:

			LIBOR/EURIBOR	ABR/Canadian
			Spread and B/A	Prime Rate
		Facility Fee Rate	Stamping Fee	Spread (basis
	Ratings	(basis points per	(basis points per	points per
Category	(S&P/Moody’s/Fitch)	annum)	annum)	annum)
Category 1	A/A2/A or higher	12.5	87.5	0.0
Category 2	A-/A3/A-	15.0	110.0	10.0
Category 3	BBB+/Baa1/BBB+	20.0	130.0	30.0
Category 4	BBB/Baa2/BBB	22.5	152.5	52.5
Category 5	BBB-/Baa3/BBB-	27.5	172.5	72.5
Category 6	BB+/Ba1/BB+ or lower	32.5	192.5	92.5
For purposes of the foregoing, (i) if any of Moody’s, S&P or Fitch shall not have in effect a rating for the Index Debt (other than by reason of the circumstances referred to in the last sentence of this definition), then such rating agency shall be deemed to have established a rating in Category 6; (ii) if the ratings established or deemed to have been established by Moody’s, S&P and Fitch for the Index Debt shall fall within different Categories, the Applicable Rate shall be based on the Category in which two of such ratings shall fall or, if there shall be no such Category, on the Category in which the second highest of the three ratings shall fall; and (iii) if the rating established or deemed to have been established by Moody’s, S&P or Fitch for the Index Debt shall be changed (other than as a result of a change in the rating system of Moody’s, S&P or Fitch), such change shall be effective as of the date on which it is first announced by the applicable rating agency. Each change in the Applicable Rate shall apply during the period commencing on the effective date of such change and ending on the date immediately preceding the effective date of the next such change. If the rating system of Moody’s, S&P or Fitch shall change, or if any such rating agency shall cease to be in the business of rating corporate debt obligations, the Company and the Lenders shall negotiate in good faith to amend this definition to reflect such changed rating system or the unavailability of ratings from such rating agency and, pending the effectiveness of any such amendment, the Applicable Rate shall be determined by reference to the ratings of the other rating agencies (or, if the circumstances referred to in this sentence shall affect all such rating agencies, the ratings most recently in effect prior to such changes or cessations).
“Approved Fund” has the meaning assigned to such term in Section 11.04.
“Arrangers” means J.P. Morgan Securities LLC, Merrill Lynch, Pierce, Fenner & Smith Incorporated and Wells Fargo Securities, LLC.
“Assignment and Assumption” means an assignment and assumption entered into by a Lender and an assignee (with the consent of any party whose consent is required by Section 11.04), and accepted by the Administrative Agent, in the form of Exhibit A or any other form approved by the Administrative Agent.
“Availability Period” means the period from and including the Effective Date to but excluding the earlier of the Maturity Date and the date of termination of the Commitments.

“B/A” means a bill of exchange, including a depository bill issued in accordance with the Depository Bills and Notes Act (Canada), denominated in Canadian Dollars, drawn by a Canadian Borrowing Subsidiary and accepted by a Tranche One Lender in accordance with the terms of this Agreement.
“B/A Drawing” means B/As accepted and purchased (and any B/A Equivalent Loans made in lieu of such acceptance and purchase) on the same date and as to which a single Contract Period is in effect.
“B/A Equivalent Loan” has the meaning assigned to such term in Section 2.06(k).
“Bankruptcy Event” means, with respect to any Person, that such Person becomes the subject of a bankruptcy or insolvency proceeding, or has had a receiver, conservator, trustee, administrator, custodian, assignee for the benefit of creditors or similar Person charged with the reorganization or liquidation of its business appointed for it, or, in the good faith determination of the Administrative Agent, has taken any action in furtherance of, or indicating its consent to, approval of, or acquiescence in, any such proceeding or appointment, provided that a Bankruptcy Event shall not result solely by virtue of any ownership interest, or the acquisition of any ownership interest, in such Person by a Governmental Authority or instrumentality thereof, provided, further, that such ownership interest does not result in or provide such Person with immunity from the jurisdiction of courts within the United States or from the enforcement of judgments or writs of attachment on its assets or permit such Person (or such Governmental Authority or instrumentality) to reject, repudiate, disavow or disaffirm any contracts or agreements made by such Person.
“Board” means the Board of Governors of the Federal Reserve System of the United States of America.
“Borrower” means the Company or any Borrowing Subsidiary.
“Borrower Joinder Agreement” means a Borrower Joinder Agreement substantially in the form of Exhibit B-1.
“Borrower Termination Agreement” means a Borrower Termination Agreement, substantially in the form of Exhibit B-2.
“Borrowing” means (a) Loans of the same Class and Type made, converted or continued on the same date and, in the case of LIBOR Loans, as to which a single Interest Period is in effect or (b) a Swingline Loan.
“Borrowing Minimum” means (a) in the case of a Borrowing denominated in US Dollars, US$5,000,000, (b) in the case of a Borrowing denominated in Sterling, £500,000, (c) in the case of a Borrowing denominated in Euros, €3,000,000, (d) in the case of a Borrowing denominated in Canadian Dollars, Cdn.$5,000,000 and (e) in the case of a Borrowing denominated in any Alternative Currency, the smallest amount of such Alternative Currency that is an integral multiple of 1,000,000 units of such currency and that has a US Dollar Equivalent in excess of US$5,000,000.
“Borrowing Multiple” means (a) in the case of a Borrowing denominated in US Dollars, US$100,000, (b) in the case of a Borrowing denominated in Sterling, £100,000, (c) in the case of a Borrowing denominated in Euros, €100,000, (d) in the case of a Borrowing denominated in Canadian Dollars, Cdn.$100,000 and (e) in the case of a Borrowing denominated in any Alternative Currency, 100,000 units of such currency.

“Borrowing Request” means a request by a Borrower for a Revolving Borrowing in accordance with Section 2.03.
“Borrowing Subsidiary” means (a) Brecon Holdings Limited, a company organized under the laws of England and Wales, (b) Brecon Pharmaceuticals Limited, a corporation formed under the laws of England and Wales, (c) AmerisourceBergen Canada Corporation, a corporation organized under the laws of Canada, (d) AmerisourceBergen Specialty Group Canada Corporation, a corporation organized under the laws of Canada, (e) Innomar Strategies, Inc., a corporation formed under the laws of the Province of Ontario and (f) any other Subsidiary that has become a Borrowing Subsidiary as provided in Section 2.21 and has not ceased to be a Borrowing Subsidiary as provided in such Section.
“Business Day” means any day that is not a Saturday, Sunday or other day on which commercial banks in New York City are authorized or required by law to remain closed; provided, that (a) when used in connection with a LIBOR Loan in any currency, the term “Business Day” shall also exclude any day on which banks are not open for dealings in deposits in such currency in the London interbank market, (b) when used in connection with a EURIBOR Loan, the term “Business Day” shall also exclude any day on which the TARGET payment system is not open for the settlement of payments in Euros, (c) when used in connection with a Canadian Prime Rate Loan (including any Swingline Loan denominated in Canadian Dollars) or a B/A, the term “Business Day” shall also exclude any day on which banks are not open for business in Toronto and (d) when used in connection with a Loan to any Borrower organized in a jurisdiction other than the United States of America, the United Kingdom or Canada, the term “Business Day” shall also exclude any day on which commercial banks in the jurisdiction of organization of such Borrower are authorized or required by law to remain closed.
“CAM” means the mechanism for the allocation and exchange of interests in the Tranches and the collections thereunder established under Article IX.
“CAM Exchange” means the exchange of the Lenders’ interests provided for in Article IX.
“CAM Exchange Date” means the date on which any event referred to in clause (h) or (i) of Article VII shall occur with respect to the Company.
“CAM Percentage” means, as to each Lender, a fraction, expressed as a decimal, of which (a) the numerator shall be the sum of the US Dollar Equivalents (determined on the basis of Exchange Rates prevailing on the CAM Exchange Date) of the Designated Obligations owed to such Lender (whether or not at the time due and payable) immediately prior to the CAM Exchange and (b) the denominator shall be the sum of the US Dollar Equivalents (as so determined) of the Designated Obligations owed to all the Lenders (whether or not at the time due and payable) immediately prior to the CAM Exchange. For purposes of determining the CAM Percentages, the amount payable in respect of any B/A shall be deemed to be the face amount thereof, reduced by the unaccreted portion of the discount at which such B/A shall have been purchased (taking into account the applicable Discount Rates and acceptance fees), as determined by the Administrative Agent in accordance with accepted financial practice.
“Canadian Borrowing Subsidiary” means any Borrowing Subsidiary that is a Canadian Subsidiary.

“Canadian Dollars” or “Cdn.$” means the lawful money of Canada.
“Canadian Prime Rate” means, for any day, the rate of interest per annum (rounded upwards, if necessary, to the next 1/100 of 1%) equal to the greater of (a) the interest rate per annum publicly announced from time to time by the Administrative Agent, acting through its Toronto branch, as its reference rate in effect on such day at its principal office in Toronto for determining interest rates applicable to commercial loans denominated in Canadian Dollars and made by it in Canada (each change in such reference rate being effective from and including the date such change is publicly announced as being effective) and (b) the interest rate per annum equal to the sum of (i) the CDOR Rate on such day (or, if such rate is not so reported on the Reuters Screen CDOR Page, the average of the rate quotes for bankers’ acceptances denominated in Canadian Dollars with a one month term received by the Administrative Agent, acting through its Toronto branch, at approximately 10:00 a.m., Toronto time, on such day (or, if such day is not a Business Day, on the next preceding Business Day) from the Schedule I Reference Lenders) and (ii) 0.50% per annum.
“Canadian Subsidiary” means any Subsidiary that is incorporated or otherwise organized under the laws of Canada or any political subdivision thereof.
“Capital Lease Obligations” of any Person means the obligations of such Person to pay rent or other amounts under any lease of (or other arrangement conveying the right to use) real or personal property, or a combination thereof, which obligations are required to be classified and accounted for as capital leases on a balance sheet of such Person under GAAP, and the amount of such obligations shall be the capitalized amount thereof determined in accordance with GAAP.
“CDOR Rate” means, on any date, an interest rate per annum equal to the stated average discount rate applicable to bankers’ acceptances denominated in Canadian Dollars with a term of one month (for purposes of the definition of “Canadian Prime Rate”) or with a term equal to the Contract Period of the relevant B/As (for purposes of the definition of “Discount Rate”) appearing on the Reuters Screen CDOR Page (or on any successor or substitute page of such Screen, or any successor to or substitute for such Screen, providing rate quotations comparable to those currently provided on such page of such Screen, as determined by the Administrative Agent, acting through its Toronto branch, from time to time) at approximately 10:00 a.m., Toronto time, on such date (or, if such date is not a Business Day, on the next preceding Business Day).
“Change in Control” means (a) the acquisition of ownership, directly or indirectly, beneficially or of record, by any Person or group (within the meaning of the Securities Exchange Act of 1934 and the rules of the Securities and Exchange Commission thereunder as in effect on the date hereof), of Equity Interests representing more than 30% of either the aggregate ordinary voting power or the aggregate equity value represented by the issued and outstanding Equity Interests of the Company; (b) occupation of a majority of the seats (other than vacant seats) on the board of directors of the Company by Persons who were not (i) directors of the Company on the date of this Agreement, (ii) nominated by the board of directors of the Company or (iii) appointed by directors referred to in the preceding clauses (i) and (ii); or (c) the occurrence of a “Change of Control” (or other similar event or condition however denominated) under any Material Indebtedness.

“Change in Law” means (a) the adoption of any law, rule or regulation after the Closing Date, (b) any change in any law, rule or regulation or in the interpretation or application thereof by any Governmental Authority after the Closing Date or (c) compliance by any Lender or Issuing Bank (or, for purposes of Section 2.15(b), by any lending office of such Lender or Issuing Bank or by such Lender’s or Issuing Bank’s holding company, if any) with any request, guideline or directive (whether or not having the force of law) of any Governmental Authority made or issued after the Closing Date; provided however, that for purposes of this Agreement, the Dodd-Frank Wall Street Reform and Consumer Protection Act, all requests, rules, guidelines or directives in connection therewith and all requests, rules, guidelines or directives concerning capital adequacy promulgated by the Bank for International Settlements, the Basel Committee on Banking Regulations and Supervisory Practices (or any successor or similar authority) or the United States financial regulatory authorities, shall be deemed to have been adopted and become effective after the Closing Date.
“Claims” has the meaning set forth in Section 2.18(c).
“Class”, when used in reference to (a) any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, are Tranche One Revolving Loans, Tranche Two Revolving Loans, Tranche One Swingline Loans or Tranche Two Swingline Loans, and (b) any Commitment, refers to whether such Commitment is a Tranche One Commitment or a Tranche Two Commitment.
“Closing Date” means the date of this Agreement.
“Code” means the Internal Revenue Code of 1986, as amended from time to time.
“Commitments” means the Tranche One Commitments and the Tranche Two Commitments, as the case may be. The aggregate amount of the Commitments as of the Closing Date is US$700,000,000.
“Commitment Increase” has the meaning set forth in Section 2.09(e).
“Consolidated EBITDA” means, for any period, Consolidated Net Income for such period plus (a) without duplication and to the extent deducted in determining such Consolidated Net Income, the sum, without duplication, of (i) consolidated interest expense for such period, (ii) consolidated income tax expense for such period, (iii) all amounts attributable to depreciation and amortization for such period, (iv) any special one-time or extraordinary charges or extraordinary losses for such period, in each case to the extent not involving cash payments by the Company or any Subsidiary in such period or any future period, and (v) any LIFO adjustment (if negative) or charge for such period and minus (b) without duplication and to the extent included in determining such Consolidated Net Income, any special one-time or extraordinary non-cash gains for such period and any LIFO adjustment (if positive) or credit, all determined on a consolidated basis in accordance with GAAP. In the event that the Company or any Subsidiary shall have completed an acquisition or disposition of any material Person, division or business unit since the beginning of the relevant period, Consolidated EBITDA shall be determined for such period on a pro forma basis as if such acquisition or disposition, and any related incurrence or repayment of Indebtedness, had occurred at the beginning of such period.
“Consolidated Net Income” means, for any period, the net income or loss of the Company and the Subsidiaries for such period determined on a consolidated basis in accordance with GAAP; provided that there shall be excluded (a) the income or loss of any Person (other than the Company) that is not a Subsidiary, except to the extent of the amount of dividends or other distributions actually paid to the Company or any of the Subsidiaries during such period, and (b) the income or loss of any Person accrued prior to the date it becomes a Subsidiary or is merged into, amalgamated with or consolidated with the Company or any Subsidiary or the date that such Person’s assets are acquired by the Company or any Subsidiary.

“Consolidated Tangible Assets” means the book value of the total consolidated assets of the Company and the Subsidiaries less the book value of all intangible assets, including goodwill, trademarks, non-compete agreements, customer relationships, patents, unamortized deferred financing fees, and other rights or nonphysical resources that are presumed to represent an advantage to the Company in the marketplace, in each case determined on a consolidated basis in accordance with GAAP.
“Contract Period” means, with respect to any B/A, the period commencing on the date such B/A is issued, accepted and purchased and ending on the date that is seven or 14 days or one, two, three and six months thereafter, as the applicable Canadian Borrowing Subsidiary may elect or, to the extent agreed to by each Tranche One Lender, such other number of days (not in excess of 180) as shall be requested by the applicable Canadian Borrowing Subsidiary; provided that if such Contract Period would end on a day other than a Business Day, such Contract Period shall be extended to the next succeeding Business Day.
“Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise. “Controlling” and “Controlled” have meanings correlative thereto.
“Credit Party” means the Administrative Agent, an Issuing Bank, a Swingline Lender or any other Lender.
“Default” means any event or condition which constitutes an Event of Default or which upon notice, lapse of time or both would, unless cured or waived, become an Event of Default.
“Defaulting Lender” means any Lender that (a) has failed, within two Business Days of the date required to be funded, purchased or paid, to (i) fund any portion of its Loans, (ii) fund any portion of its participations in Letters of Credit or Swingline Loans, (iii) accept and purchase any B/A or (iv) pay over to any Credit Party any other amount required to be paid by it hereunder, unless, in the case of clause (i) above, such Lender notifies the Administrative Agent in writing that such failure is the result of such Lender’s good faith determination that a condition precedent to funding (specifically identified and including the particular default, if any) has not been satisfied, (b) has notified the Company or any Credit Party in writing, or has made a public statement to the effect, that it does not intend or expect to comply with any of its funding obligations under this Agreement (unless such writing or public statement indicates that such position is based on such Lender’s good faith determination that a condition precedent (specifically identified and including the particular default, if any) to funding a loan under this Agreement cannot be satisfied), (c) has failed, within three Business Days after request by a Credit Party, acting in good faith, to provide a certification in writing from an authorized officer of such Lender that it will comply with its obligations (and is financially able to meet such obligations) to fund prospective Loans and participations in then outstanding Letters of Credit and Swingline Loans under this Agreement; provided that such Lender shall cease to be a Defaulting Lender pursuant to this clause (c) upon such Credit Party’s receipt of such certification in form and substance satisfactory to it and the Administrative Agent or (d) has become the subject of a Bankruptcy Event.

“Designated Currency” means, in relation to any Tranche, any currency (a) that is freely transferable and convertible into US Dollars in the London market, (b) for which LIBO Rates can be determined by reference to the applicable Reuters screen as provided in the definition of “LIBO Rate” and (c) that has been designated by the Administrative Agent as a Designated Currency under such Tranche at the request of the Company and with the consent of each Lender with a Commitment or a Revolving Credit Exposure under such Tranche. If the applicable Lenders and the Administrative Agent shall so elect, the designation of a currency as a Designated Currency in relation to any Tranche may be limited to one or more of the Borrowers entitled to borrow under such Tranche.
“Designated Obligations” means all obligations of the Borrowers with respect to (a) principal of and interest on the Revolving Loans, (b) participations in Swingline Loans funded (or required to be funded as provided in Article IX) by the Tranche One Lenders or the Tranche Two Lenders, as applicable, (c) amounts payable to the Tranche One Lenders in respect of B/As, (d) unreimbursed LC Disbursements and interest thereon and (e) all facility fees and Letter of Credit participation fees.
"Designated Subsidiary” means each Subsidiary that is not an Excluded Subsidiary.
“Discount Proceeds” means, with respect to any B/A, an amount (rounded upward, if necessary, to the nearest Cdn.$.01) calculated by multiplying (a) the face amount of such B/A by (b) the quotient obtained by dividing (i) one by (ii) the sum of (A) one and (B) the product of (x) the Discount Rate (expressed as a decimal) applicable to such B/A and (y) a fraction of which the numerator is the Contract Period applicable to such B/A and the denominator is 365, with such quotient being rounded upward or downward to the fifth decimal place and .000005 being rounded upward.
“Discount Rate” means, with respect to a B/A being accepted and purchased on any day, (a) for a Lender which is a Schedule I Lender, (i) the CDOR Rate applicable to such B/A or (ii) if the discount rate for a particular Contract Period is not quoted on the Reuters Screen CDOR Page, the arithmetic average (as determined by the Administrative Agent, acting through its Toronto branch) of the percentage discount rates (expressed as a decimal and rounded upward, if necessary, to the nearest 1/100 of 1%) quoted to the Administrative Agent, acting through its Toronto branch, by the Schedule I Reference Lenders as the percentage discount rate at which each such bank would, in accordance with its normal practices, at approximately 10:00 a.m., Toronto time, on such day, be prepared to purchase bankers’ acceptances accepted by such bank having a face amount and term comparable to the face amount and Contract Period of such B/A and (b) for a lender which is a Non-Schedule I Lender, the lesser of (i) the CDOR Rate applicable to such B/A referred to in clause (a) above as if such Non-Schedule I Lender were a Schedule I Lender plus 0.10% per annum and (ii) the arithmetic average (as determined by the Administrative Agent, acting through its Toronto branch) of the percentage discount rates (expressed as a decimal and rounded upward, if necessary, to the nearest 1/100 of 1%) quoted to the Administrative Agent, acting through its Toronto branch, by the Non-Schedule I Reference Lenders as the percentage discount rate at which each such bank would, in accordance with its normal practices, at approximately 10:00 a.m., Toronto time, on such day, be prepared to purchase bankers’ acceptances accepted by such bank having a face amount and term comparable to the face amount and Contract Period of such B/A.
“Domestic Subsidiary” means any Subsidiary other than a Foreign Subsidiary.

“Effective Date” means the date on which the conditions specified in Section 4.01 are satisfied (or waived in accordance with Section 11.02).
“Environmental Laws” means all laws, rules, regulations, codes, ordinances, orders, decrees, judgments, injunctions, notices or binding agreements issued, promulgated or entered into by any Governmental Authority, relating in any way to the environment, preservation or reclamation of natural resources, the management, release or threatened release of any Hazardous Material or to health and safety matters.
“Environmental Liability” means any liability, contingent or otherwise (including any liability for damages, costs of environmental remediation, fines, penalties or indemnities), of the Company or any Subsidiary directly or indirectly resulting from or based upon (a) violation of any Environmental Law, (b) the generation, use, handling, transportation, storage, treatment or disposal of any Hazardous Materials, (c) exposure to any Hazardous Materials, (d) the release or threatened release of any Hazardous Materials into the environment or (e) any contract, agreement or other consensual arrangement pursuant to which liability is assumed or imposed with respect to any of the foregoing.
“Equity Interests” means shares of capital stock, partnership interests, membership interests in a limited liability company, beneficial interests in a trust or other equity ownership interests in a Person, and any warrants, options or other rights entitling the holder thereof to purchase or acquire any such equity interest.
“ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time.
“ERISA Affiliate” means any trade or business (whether or not incorporated) that, together with the Company, is treated as a single employer under Section 414(b) or (c) of the Code or, solely for purposes of Section 302 of ERISA and Section 412 of the Code, is treated as a single employer under Section 414 of the Code.
“ERISA Event” means (a) any “reportable event”, as defined in Section 4043 of ERISA or the regulations issued thereunder with respect to a Plan (other than an event for which the 30-day notice period is waived); (b) a failure by any Plan to satisfy the minimum funding standards (as defined in Section 412 of the Code or Section 302 of ERISA) applicable to such Plan, in each instance, whether or not waived; (c) the filing pursuant to Section 412(c) of the Code or Section 302(c) of ERISA of an application for a waiver of the minimum funding standard with respect to any Plan; (d) a determination that any Plan is, or is expected to be, in “at-risk” status (as defined in Section 430(i)(4) of the Code or Section 303(i)(4) of ERISA); (e) the incurrence by the Company or any of its ERISA Affiliates of any liability under Title IV of ERISA with respect to the termination of any Plan; (f) the receipt by the Company or any ERISA Affiliate from the PBGC or a plan administrator of any notice relating to an intention to terminate any Plan or Plans or to appoint a trustee to administer any Plan; (g) the incurrence by the Company or any of its ERISA Affiliates of any liability with respect to the withdrawal or partial withdrawal from any Plan or Multiemployer Plan; or (h) the receipt by the Company or any ERISA Affiliate of any notice, or the receipt by any Multiemployer Plan from the Company or any ERISA Affiliate of any notice, concerning the imposition of Withdrawal Liability or a determination that a Multiemployer Plan is, or is expected to be, insolvent or in reorganization, within the meaning of Title IV of ERISA or in “endangered” or “critical” status, within the meaning of Section 432 of the Code or Section 305 of ERISA.

“EURIBO Rate” means, with respect to any EURIBOR Borrowing for any Interest Period, (a) the applicable Screen Rate or (b) if no Screen Rate is available for such Interest Period, the arithmetic mean of the rates quoted by the Reference Banks to leading banks in the Banking Federation of the European Union for the offering of deposits in Euros and for a period comparable to such Interest Period, in each case as of the Specified Time on the Quotation Day.
“EURIBOR”, when used in reference to any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, are bearing interest at a rate determined by reference to the Adjusted EURIBO Rate.
“Euro” or “€” means the single currency of the European Union as constituted by the Treaty on European Union and as referred to in the EMU Legislation.
“Euro Overnight Rate” means, on any day, the rate per annum determined by the London office of the Administrative Agent for overnight deposits in Euro at approximately 11:00 a.m., London time, on such day by reference to the Reuters “EONIA” screen displaying European Central Bank rates; provided, however, that if the applicable screen shall no longer exist, “Euro Overnight Rate” shall mean an interest rate per annum (rounded upwards, if necessary, to the next 1/16 of 1%) equal to the rate at which overnight deposits in Euro approximately equal in principal amount to such Borrowing are offered to the principal London office of the Administrative Agent in immediately available funds in the Euro interbank market at approximately 11:00 a.m., London time, on such day.
“Event of Default” has the meaning assigned to such term in Article VII.
“Exchange Rate” means on any day, for purposes of determining the US Dollar Equivalent of any other currency, the rate at which such other currency may be exchanged into US Dollars at the time of determination on such day as set forth on the Reuters WRLD Page for such currency. In the event that such rate does not appear on any Reuters WRLD Page, the Exchange Rate shall be determined by reference to such other publicly available service for displaying exchange rates as may be agreed upon by the Administrative Agent and the Company or, in the absence of such an agreement, such Exchange Rate shall instead be the arithmetic average of the spot rates of exchange of the Administrative Agent in the market where its foreign currency exchange operations in respect of such currency are then being conducted, at or about such time as the Administrative Agent shall elect after determining that such rates shall be the basis for determining the Exchange Rate, on such date for the purchase of US Dollars for delivery two Business Days later; provided that if at the time of any such determination, for any reason, no such spot rate is being quoted, the Administrative Agent may use any reasonable method it deems appropriate to determine such rate, and such determination shall be conclusive absent manifest error.
“Excluded Subsidiary” means (a) Foreign Subsidiaries, (b) Securitization Entities, (c) Subsidiaries that are less than 100% owned by the Company to the extent such Subsidiaries are prohibited by shareholders agreements, joint venture agreements or other similar organizational documents from guaranteeing the Obligations, (d) Subsidiaries that have assets (including Equity Interests in other Subsidiaries) of less than $10,000,000 for any such Subsidiary (provided that all such Subsidiaries’ assets shall not be in excess of $100,000,000 in the aggregate) and (e) J.M. Blanco, Inc.

“Excluded Taxes” means, with respect to any Lender, (a) income or franchise Taxes imposed on (or measured by) its net income by the United States of America or by the jurisdiction under the laws of which such Lender is organized, in which its principal office is located or in which its applicable Lending Office is located, (b) any branch profits Taxes imposed by the United States of America or any similar Taxes imposed by any other jurisdiction described in clause (a)(i) above, (c) any withholding Taxes that are attributable to the failure of such Lender to comply with Section 2.17(f) and (d) (other than a Lender that becomes a Lender through an assignment under Section 2.19(b) or by operation of the CAM) any withholding Taxes that are imposed on amounts payable by a Borrower organized in the United States of America, the United Kingdom or Canada by any taxation authority of such Borrower’s jurisdiction of organization (including country) on amounts payable from locations within such jurisdiction to such Lender’s applicable Lending Office designated for Borrowers organized in such jurisdiction, to the extent such Taxes are in effect and applicable (including FATCA) (assuming the taking by such Borrower and such Lender of all actions required in order for available exemptions from such Taxes to be effective) at the time such Lender becomes a party to this Agreement (or designates a new Lending Office for Borrowers organized in such jurisdiction), except to the extent that such Lender (or its assignor, if any) was entitled, at the time of designation of a new Lending Office (or assignment), to receive additional amounts with respect to such withholding Taxes pursuant to Section 2.17.
“Existing Credit Agreement” means the Credit Agreement dated as of November 14, 2006, as amended, among the Company, the borrowing subsidiaries party thereto, the lenders party thereto and JPMCB, as administrative agent.
“Existing Letters of Credit” means each letter of credit previously issued for the account of the Company pursuant to the Existing Credit Agreement that is (a) outstanding on the Effective Date and (b) listed on Schedule 2.05.
“Existing Securitization” means the Securitization provided for in the Amended and Restated Receivables Purchase Agreement dated as of April 29, 2010, among Amerisource Receivables Financial Corporation, as seller, AmerisourceBergen Drug Corporation, as initial servicer, various purchaser groups from time to time party thereto and Bank of America, National Association, as administrator.
“FATCA” means Sections 1471 through 1474 of the Code, as of the date of this Agreement and any regulations or official interpretations thereof.
“Federal Funds Effective Rate” means, for any day, the weighted average (rounded upwards, if necessary, to the next 1/100 of 1%) of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers, as published on the next succeeding Business Day by the Federal Reserve Bank of New York or, if such rate is not so published for any day that is a Business Day, the average (rounded upwards, if necessary, to the next 1/100 of 1%) of the quotations for such day for such transactions received by the Administrative Agent from three Federal funds brokers of recognized standing selected by it.
“Financial Officer” means (a) with respect to the Company, the chief financial officer, principal accounting officer, treasurer, controller, assistant treasurer or director of treasury of the Company and (b) with respect to any Borrowing Subsidiary, the chief financial officer, principal accounting officer, treasurer, controller, assistant treasurer or director of treasury of the Company or such Borrowing Subsidiary.
“Fitch” means Fitch, Inc.

“Foreign Subsidiary” means any Subsidiary that is organized under the laws of a jurisdiction other than the United States of America, any State thereof or the District of Columbia.
“GAAP” means generally accepted accounting principles in the United States of America.
“Governmental Authority” means the government of the United States of America, any other nation or any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government.
“Guarantee” of or by any Person (the “guarantor”) means any obligation, contingent or otherwise, of the guarantor guaranteeing or having the economic effect of guaranteeing any Indebtedness of any other Person (the “primary obligor”) in any manner, whether directly or indirectly, and including any obligation of the guarantor, direct or indirect, (a) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or to purchase (or to advance or supply funds for the purchase of) any security for the payment thereof, (b) to purchase or lease property, securities or services for the purpose of assuring the owner of such Indebtedness of the payment thereof, (c) to maintain working capital, equity capital or any other financial statement condition or liquidity of the primary obligor so as to enable the primary obligor to pay such Indebtedness or (d) as an account party in respect of any letter of credit or letter of guaranty issued to support such Indebtedness; provided that the term “Guarantee” shall not include endorsements for collection or deposit in the ordinary course of business.
“Guarantee Agreement” means the Guarantee Agreement among the Designated Subsidiaries and the Administrative Agent, substantially in the form of Exhibit D.
“Guarantee Requirement” means, at any time, the requirement that the Administrative Agent shall have received from each Designated Subsidiary either (i) a counterpart of the Guarantee Agreement, duly executed and delivered on behalf of such Designated Subsidiary or (ii) in the case of any Person that becomes a Designated Subsidiary after the Effective Date, a supplement to the Guarantee Agreement in a form reasonably acceptable to the Company and the Administrative Agent, duly executed and delivered on behalf of such Designated Subsidiary; provided that a Designated Subsidiary shall not be required to become a Guarantor under the Guarantee Agreement if the Company shall have advised the Administrative Agent that it would be a violation of applicable law for such Designated Subsidiary to take such action or if, in the judgment of the Administrative Agent, in consultation with the Company, the expense, tax or regulatory consequences or difficulty of taking such action would not, in light of the benefits to accrue to the Lenders, justify taking such action.
“Guarantor” means each Subsidiary required to enter into the Guarantee Agreement as a guarantor.
“Hazardous Materials” means all explosive or radioactive substances or wastes and all hazardous or toxic substances, wastes or other pollutants, including petroleum or petroleum distillates, asbestos or asbestos containing materials, polychlorinated biphenyls, radon gas, infectious or medical wastes and all other substances or wastes of any nature regulated pursuant to any Environmental Law.

“Hedging Agreement” means any interest rate protection agreement, foreign currency exchange agreement, commodity price protection agreement or other interest or currency exchange rate or commodity price hedging arrangement or any credit default swap agreement.
“Increase Effective Date” has the meaning set forth in Section 2.09(e).
“Increasing Lender” has the meaning set forth in Section 2.09(d).
“Indebtedness” of any Person means, without duplication, (a) all obligations of such Person for borrowed money or with respect to deposits (other than customer deposits in respect of accounts receivable maintained in the ordinary course of business consistent with past practices) or advances of any kind, (b) all obligations of such Person evidenced by Senior Notes, debentures, notes or similar instruments, (c) all obligations of such Person upon which interest charges are customarily paid (excluding trade accounts payable and obligations to pay salary or benefits under deferred compensation, executive compensation or other benefit programs), (d) all obligations of such Person under conditional sale or other title retention agreements relating to property acquired by such Person, (e) all obligations of such Person in respect of the deferred purchase price of property or services (excluding current accounts payable incurred in the ordinary course of business), (f) all Indebtedness of others secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any Lien on property owned or acquired by such Person, whether or not the Indebtedness secured thereby has been assumed, (g) all Guarantees by such Person of Indebtedness of others, (h) all Capital Lease Obligations and Synthetic Lease Obligations of such Person, (i) all obligations, contingent or otherwise, of such Person as an account party in respect of letters of credit and letters of guaranty, (j) all obligations, contingent or otherwise, of such Person in respect of bankers’ acceptances and (k) all obligations of such Person incurred under or in connection with a Securitization. The Indebtedness of any Person shall include the Indebtedness of any other entity (including any partnership in which such Person is a general partner) to the extent such Person is liable therefor as a result of such Person’s ownership interest in or other relationship with such entity, except to the extent the terms of such Indebtedness provide that such Person is not liable therefor.
“Indemnified Taxes” means Taxes other than Excluded Taxes.
“Indemnitee” has the meaning set forth in Section 11.03(b).
“Index Debt” means the Company’s senior, unsecured, non-credit-enhanced long-term Indebtedness for borrowed money.
“Information Memorandum” means the Confidential Information Memorandum dated February 2011 relating to the Company and the Transactions.
“Initial Borrowings” has the meaning set forth in Section 2.09(e).
“Interest Election Request” means a request by a Borrower to convert or continue a Revolving Borrowing or B/A Drawing in accordance with Section 2.08.
“Interest Payment Date” means (a) with respect to any ABR Loan or Canadian Prime Rate Loan (other than a Swingline Loan), the first day of each January, April, July and October, (b) with respect to any LIBOR Loan or EURIBOR Loan, the last day of the Interest Period applicable to the Borrowing of which such Loan is a part and, in the case of a LIBOR Borrowing or a EURIBOR Borrowing with an Interest Period of more than three months’ duration, each day prior to the last day of such Interest Period that occurs at intervals of three months’ duration after the first day of such Interest Period, (c) with respect to any Swingline Loan, the day that such Loan is required to be repaid and (d) with respect to any Swingline Loan denominated in Sterling or Euro, the first Business Day of each calendar month.

“Interest Period” means, with respect to any LIBOR Borrowing or EURIBOR Borrowing, the period commencing on the date of such Borrowing and ending on the numerically corresponding day in the calendar month that is one, two, three or six months (or, with consent of each Lender under the applicable Tranche, nine or 12 months) thereafter, as the applicable Borrower may elect; provided that (a) if any Interest Period would end on a day other than a Business Day, such Interest Period shall be extended to the next succeeding Business Day unless such next succeeding Business Day would fall in the next calendar month, in which case such Interest Period shall end on the next preceding Business Day and (b) any Interest Period that commences on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the last calendar month of such Interest Period) shall end on the last Business Day of the last calendar month of such Interest Period. For purposes hereof, the date of a Borrowing initially shall be the date on which such Borrowing is made and thereafter shall be the effective date of the most recent conversion or continuation of such Borrowing.
“Issuing Bank” means (a) JPMCB, (b) Wells Fargo Bank N.A. and (c) each other Lender that shall have become an Issuing Bank hereunder as provided in Section 2.05(j) (other than any Person that shall have ceased to be an Issuing Bank as provided in Section 2.05(k)), each in its capacity as an issuer of Letters of Credit hereunder. Each Issuing Bank may, in its discretion, arrange for one or more Letters of Credit to be issued by Affiliates of such Issuing Bank, in which case the term “Issuing Bank” shall include any such Affiliate with respect to Letters of Credit issued by such Affiliate.
“Issuing Bank Agreement” shall have the meaning assigned to such term in Section 2.05(j).
“JPMCB” means JPMorgan Chase Bank, N.A.
“LC Commitment” shall mean, as to each Issuing Bank, the commitment of such Issuing Bank to issue Letters of Credit pursuant to Section 2.05. The initial amount of each Issuing Bank’s LC Commitment is set forth on Schedule 2.05 or in such Issuing Bank’s Issuing Bank Agreement.
“LC Disbursement” means a Tranche One LC Disbursement or a Tranche Two LC Disbursement.
“LC Exposure” means, at any time, the sum of the Tranche One LC Exposure and the Tranche Two LC Exposure at such time.
“Lenders” means the Persons listed on Schedule 2.01 and any other Person that shall have become a Lender pursuant to an Assignment and Assumption or Section 2.09(d), other than any such Person that ceases to be a party hereto pursuant to an Assignment and Assumption. Unless the context otherwise requires, the term “Lenders” includes each Swingline Lender.
“Lending Office” means a Tranche One Lending Office or a Tranche Two Lending Office.

“Letter of Credit” means any Tranche One Letter of Credit or Tranche Two Letter of Credit. For the avoidance of doubt, nothing herein shall prohibit any Lender from issuing letters of credit for the account of the Company and the Subsidiaries in addition to those issued under this Agreement.
“Leverage Ratio” means, on any date, the ratio of (a) Total Indebtedness as of such date to (b) Consolidated EBITDA for the period of four consecutive fiscal quarters of the Company ended on such date (or, if such date is not the last day of a fiscal quarter, ended on the last day of the fiscal quarter of the Company most recently ended prior to such date); provided that for purposes of determining the Leverage Ratio at any time, the outstanding amount of the Revolving Loans and B/As and all other revolving Indebtedness, and the amounts of all Securitizations, included in Total Indebtedness shall be deemed to equal the average of (i) the outstanding amounts of the Revolving Loans and B/As and other revolving Indebtedness and (ii) the amounts of all Securitizations, in each case on the last day of each of the four most recently ended fiscal quarters, net of Permitted Investments not to exceed $100,000,000 on the last day of each such quarter.
“LIBO Rate” means, with respect to any LIBOR Borrowing denominated in any currency for any Interest Period, (a) the applicable Screen Rate or (b) if no Screen Rate is available for such currency or for such Interest Period, the arithmetic mean of the rates quoted by the Reference Banks to leading banks in the London interbank market for the offering of deposits in such currency and for a period comparable to such Interest Period, in each case as of the Specified Time on the Quotation Day.
“LIBOR”, when used in reference to any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, are bearing interest at a rate determined by reference to the Adjusted LIBO Rate.
“Lien” means, with respect to any asset, (a) any mortgage, deed of trust, lien, pledge, hypothecation, encumbrance, charge or security interest in, on or of such asset, (b) the interest of a vendor or a lessor under any conditional sale agreement, capital lease or title retention agreement (or any financing lease having substantially the same economic effect as any of the foregoing) relating to such asset and (c) in the case of securities, any purchase option, call or similar right of a third party with respect to such securities.
“Loan Documents” means this Agreement, each promissory note issued hereunder, the Guarantee Agreement and any other guarantee agreement entered into pursuant to Section 6.01(a).
“Loan Parties” means, at any time, the Company, each other Borrower and each Subsidiary that at such time is, or is required to be, a party to the Guarantee Agreement or any other guarantee agreement entered into pursuant to Section 6.01(a).
“Loans” means the loans made by the Lenders to the Borrowers pursuant to this Agreement.
“Local Time” means (a) with respect to a Loan or Borrowing denominated in US Dollars or any Letter of Credit, New York City time, (b) with respect to a Loan or Borrowing denominated in Sterling, Euros or an Alternative Currency, London time and (c) with respect to a Canadian Prime Rate Loan or other Loan or Borrowing denominated in Canadian Dollars or any B/A, Toronto time.

“Mandatory Costs Rate” has the meaning set forth in Exhibit E.
“Material Adverse Effect” means a material adverse effect on (a) the business, results of operations or financial condition of the Company and the Subsidiaries taken as a whole, (b) the ability of the Loan Parties, taken as a whole, to perform any of their obligations under any Loan Document or (c) the rights of or benefits available to the Lenders under any Loan Document.
“Material Indebtedness” means Indebtedness (other than the Loans, B/As and Letters of Credit), or obligations in respect of one or more Hedging Agreements, of any one or more of the Company and the Subsidiaries in an aggregate principal amount exceeding US$50,000,000. For purposes of determining Material Indebtedness, the “principal amount” of the obligations of the Company or any Subsidiary in respect of any Hedging Agreement at any time shall be the maximum aggregate amount (giving effect to any netting agreements) that the Company or such Subsidiary would be required to pay if such Hedging Agreement were terminated at such time.
“Maturity Date” means March 18, 2015.
“Moody’s” means Moody’s Investors Service, Inc.
“Multiemployer Plan” means a multiemployer plan as defined in Section 4001(a)(3) of ERISA.
“Non-Schedule I Lender” means any Lender not named on Schedule I to the Bank Act (Canada).
“Non-Schedule I Reference Lender” means JPMCB, acting through its Toronto branch.
“Obligations” means (a) the principal of and premium, if any, and interest (including interest accruing during the pendency of any bankruptcy, insolvency, receivership or other similar proceeding, regardless of whether allowed or allowable in such proceeding) on the Loans, (b) all reimbursement obligations of any Borrower in respect of B/As accepted hereunder, when and as due, whether at maturity, by acceleration, upon one or more dates set for prepayment or otherwise, (c) each payment required to be made by any Borrower under this Agreement in respect of any Letter of Credit, when and as due, including payments in respect of reimbursement of LC Disbursements, interest thereon and obligations to provide cash collateral, (d) all other monetary obligations, including fees, costs, expenses and indemnities, whether primary, secondary, direct, contingent, fixed or otherwise (including monetary obligations incurred during the pendency of any bankruptcy, insolvency, receivership or other similar proceeding, regardless of whether allowed or allowable in such proceeding), of the Loan Parties under this Agreement and the other Loan Documents and (e) the due and punctual payment and performance of all obligations of the Company and the Subsidiaries under all Hedging Agreements and cash management arrangements or agreements (i) existing on the date hereof with a Person that is a Lender on the date hereof (or an Affiliate of such a Lender) or (ii) with a Person that shall have been a Lender at the time the applicable Hedging Agreement or cash management arrangement or agreement was entered into (or an Affiliate of such a Lender).
“Other Connection Taxes” means, with respect to any Credit Party, Taxes imposed as a result of a present or former connection between such Credit Party and the jurisdiction imposing such Taxes (other than a connection arising from such Credit Party having executed, delivered, enforced, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, or engaged in any other transaction pursuant to, or enforced, any Loan Document, or sold or assigned an interest in any Loan Document).

“Other Taxes” means any and all present or future stamp or documentary Taxes or any other excise or property Taxes, charges or similar levies arising from any payment made under any Loan Document or from the execution, delivery or enforcement of, or otherwise with respect to, any Loan Document.
“Participant” has the meaning set forth in Section 11.04.
“Participant Register” has the meaning set forth in Section 11.04.
“PBGC” means the Pension Benefit Guaranty Corporation referred to and defined in ERISA and any successor entity performing similar functions.
“Permitted Encumbrances” means:
(a) Liens imposed by law for Taxes that are not yet due or are being contested in compliance with Section 5.04;
(b) carriers’, warehousemen’s, mechanics’, materialmen’s, repairmen’s and other like Liens imposed by law, arising in the ordinary course of business and securing obligations that are not overdue by more than 60 days or are being contested in compliance with Section 5.04;
(c) pledges and deposits made in the ordinary course of business in compliance with workers’ compensation, unemployment insurance and other social security laws or regulations;
(d) deposits to secure the performance of bids, trade contracts, leases, statutory obligations, surety and appeal bonds, performance bonds and other obligations of a like nature, in each case in the ordinary course of business;
(e) judgment liens in respect of judgments that do not constitute an Event of Default under clause (k) of Article VII; and
(f) easements, zoning restrictions, rights-of-way and similar encumbrances on real property imposed by law or arising in the ordinary course of business that do not secure any monetary obligations and do not materially detract from the value of the affected property or interfere with the ordinary conduct of business of the Company or any Subsidiary;
provided that the term “Permitted Encumbrances” shall not include any Lien securing Indebtedness.
“Permitted Investments” means:
(a) direct obligations of, or obligations the principal of and interest on which are unconditionally guaranteed by, the United States of America (or by any agency thereof to the extent such obligations are backed by the full faith and credit of the United States of America), in each case maturing within 24 months from the date of acquisition thereof;

(b) Indebtedness maturing within 24 months issued by and constituting direct obligations of any of the following agencies or any other like governmental or government-sponsored agency, as follows: Federal Farm Credit Bank; Federal Intermediate Credit Bank; Federal Financings Bank; Federal Home Loan Bank System; Federal Home Loan Mortgage Corporation; Federal National Mortgage Association; Tennessee Valley Authority; Student Loan Marketing Association; Export-Import Bank of the United States; Farmers Home Administration; Small Business Administration; Inter-American Development Bank; International Bank for Reconstruction and Development; Federal Land Banks; and Government National Mortgage Association;
(c) direct and general obligations of any state of the United States of America or any municipality or political subdivision of such state, including auction rate securities (“Auctions”), variable demand notes (“VRDNs”) and non rated pre-funded debt, or obligations of any corporation, maturing (or, in the case of Auctions and VRDNs, having their next reset date) within 24 months if such obligations, except pre-refunded debt, are rated at least (i) in the case of Auctions or VRDNs, A2 by Moody’s or A by S&P or (ii) in all other cases, VMIG-1 by Moody’s or A by S&P;
(d) obligations (including asset-backed obligations) maturing within 24 months of any corporation, partnership, trust or other entity which are rated at least P1 by Moody’s or A1 by S&P (short-term rating) or A2 by Moody’s or A by S&P (long-term rating);
(e) investments in commercial paper maturing within 270 days from the date of acquisition thereof and rated, at such date of acquisition, at least P1 by Moody’s or A1 by S&P, and investments in master notes that are rated (or that have been issued by an issuer that is rated with respect to a class of short-term debt obligations, or any security within that class, that is comparable in priority and security with said master note) at least P1 by Moody’s or A1 by S&P;
(f) investments in certificates of deposit, banker’s acceptances and time deposits maturing within 180 days from the date of acquisition thereof issued or guaranteed by or placed with, and money market deposit accounts issued or offered by, any domestic office of any commercial bank organized under the laws of the United States of America or any State thereof which has a combined capital and surplus and undivided profits of not less than $500,000,000;
(g) fully collateralized repurchase agreements with a term of not more than 30 days for securities described in clause (a) above and entered into with a financial institution satisfying the criteria described in clause (c) above (or subsidiaries or Affiliates of such financial institutions); and
(h) money market funds.
“Person” means any natural person, corporation, limited liability company, trust, joint venture, association, company, partnership, Governmental Authority or other entity.
“Plan” means any employee pension benefit plan (other than a Multiemployer Plan) subject to the provisions of Title IV of ERISA or Section 412 of the Code or Section 302 of ERISA, and in respect of which the Company or any ERISA Affiliate is (or, if such plan were terminated, would under Section 4069 of ERISA be deemed to be) an “employer” as defined in Section 3(5) of ERISA.
“Prime Rate” means in the case of a Borrowing in US Dollars by the Company, a US Borrowing Subsidiary or a Canadian Borrowing Subsidiary, the rate of interest per annum publicly announced from time to time by JPMCB as its prime rate in effect at its principal office in New York City. Each change in the Prime Rate shall be effective from and including the date such change is publicly announced as being effective.

“Proceeds” has the meaning specified in Section 9-102 of the Uniform Commercial Code of the State of New York.
“Quotation Day” means (a) with respect to any currency (other than Sterling) for any Interest Period, the day two Business Days prior to the first day of such Interest Period and (b) with respect to Sterling for any Interest Period, the first day of such Interest Period, in each case unless market practice differs in the Relevant Interbank Market for any currency, in which case the Quotation Day for such currency shall be determined by the Administrative Agent in accordance with market practice in the Relevant Interbank Market (and if quotations would normally be given by leading banks in the Relevant Interbank Market on more than one day, the Quotation Day shall be the last of those days).
“Reference Banks” means with respect to the LIBO Rate or the EURIBO Rate, the principal London offices of J.P. Morgan Chase Bank, N.A., Bank of America, N.A. and Wells Fargo Bank N.A., or such other banks as may be appointed by the Administrative Agent in consultation with the Company.
“Register” has the meaning set forth in Section 11.04.
“Regulation U” means Regulation U of the Board as from time to time in effect and all official rulings and interpretations thereunder or thereof.
“Regulation X” means Regulation X of the Board as from time to time in effect and all official rulings and interpretations thereunder or thereof.
“Related Fund” means, with respect to any Lender that is a fund or trust that makes, buys or invests in commercial loans, any other fund or trust that makes, buys or invests in commercial loans and is managed by the same investment advisor as such Lender.
“Related Parties” means, with respect to any specified Person, such Person’s Affiliates and the respective directors, officers, employees, agents and advisors of such Person and such Person’s Affiliates.
“Relevant Interbank Market” means (a) with respect to any currency (other than Euros), the London interbank market and (b) with respect to Euros, the European interbank market.
“Required Lenders” means, at any time, Lenders having Revolving Credit Exposures and unused Commitments representing more than 50% of the sum of the total Revolving Credit Exposures and unused Commitments at such time.
“Restricted Payment” means any dividend or other distribution (whether in cash, securities or other property) with respect to any Equity Interests in the Company or any Subsidiary, or any payment (whether in cash, securities or other property), including any sinking fund or similar deposit, on account of the purchase, redemption, retirement, acquisition, cancellation or termination of any Equity Interests in the Company or any Subsidiary or any option, warrant or other right to acquire any such Equity Interests in the Company or any Subsidiary; provided that no such dividend, distribution or payment shall constitute a “Restricted Payment” to the extent made solely with common stock of the Company.

“Revolving Credit Exposure” means a Tranche One Revolving Credit Exposure or a Tranche Two Revolving Credit Exposure.
“Revolving Loan” means any Tranche One Revolving Loan or Tranche Two Revolving Loan, as applicable.
“S&P” means Standard & Poor’s Ratings Services, a division of The McGraw-Hill Companies, Inc., and its successors.
“Schedule I Lender” means any Lender named on Schedule I to the Bank Act (Canada).
“Schedule I Reference Lenders” means any Schedule I Lender agreed upon by the Company and the Administrative Agent, acting through its Toronto branch, from time to time.
“Screen Rate” means (a) in respect of the LIBO Rate for any currency for any Interest Period, the British Bankers Association Interest Settlement Rate for such currency and such Interest Period as set forth on the applicable Reuters screen (and if such screen is replaced or such service ceases to be available, another screen or service displaying the appropriate rate designated by the Administrative Agent) and (b) in respect of the EURIBO Rate for any Interest Period, the percentage per annum determined by the Banking Federation of the European Union for such Interest Period as set forth on the applicable screen of the Reuters Service (and if such screen is replaced or such service ceases to be available, another screen or service displaying the appropriate rate designated by the Administrative Agent).
“Securitization” means any transfer by the Company or any Subsidiary of accounts receivable and Proceeds thereof or interests therein (a) to a trust, partnership, corporation, limited liability company or other entity, which transfer is funded in whole or in part, directly or indirectly, by the incurrence or issuance by the transferee or successor transferee of Indebtedness or other securities that are to receive payments from, or that represent interests in, the cash flow derived from such accounts receivable or interests therein, or (b) directly to one or more investors or other purchasers. The “amount” or “principal amount” of any Securitization shall be deemed at any time to be the aggregate principal or stated amount of the Indebtedness or other securities referred to in the first sentence of this definition or, if there shall be no such principal or stated amount, the uncollected amount of the accounts receivable or interests therein transferred pursuant to such Securitization, net of any such accounts receivables or interests therein that have been written off as uncollectible.
“Securitization Entity” means AmeriSource Receivables Financial Corporation, a Delaware corporation, and any other wholly owned limited purpose Subsidiary that purchases accounts receivable of the Company or any Subsidiary pursuant to a Securitization.
“Senior Notes” means the Company’s (a) 5⅝% Senior Notes due 2012 in an original aggregate principal amount of $400,000,000, (b) 5⅞% Senior Notes due 2015 in an original aggregate principal amount of $500,000,000 and (c) 4⅞% Senior Notes due 2019 in an original aggregate principal amount of $400,000,000.
“Significant Subsidiary” means each Subsidiary other than any Subsidiary or Subsidiaries that individually or in the aggregate did not account for more than 1% of the assets or revenues of the Company and the Subsidiaries on a consolidated basis at the end of or for the most recent four fiscal quarter period for which financial statements have been delivered under Section 5.01(a) or (b).

“Specified Time” means (a) with respect to the LIBO Rate, 11:00 a.m., London time and (b) with respect to the EURIBO Rate, 11:00 a.m., Frankfurt time.
“Statutory Reserve Rate” means a fraction (expressed as a decimal), the numerator of which is the number one and the denominator of which is the number one minus the aggregate of the maximum reserve percentages (including any marginal, special, emergency or supplemental reserves) expressed as a decimal established by the Board to which the Administrative Agent is subject for eurocurrency funding (currently referred to as “Eurocurrency Liabilities” in Regulation D of the Board). Such reserve percentages shall include those imposed pursuant to such Regulation D. LIBOR Loans shall be deemed to constitute eurocurrency funding and to be subject to such reserve requirements without benefit of or credit for proration, exemptions or offsets that may be available from time to time to any Lender under such Regulation D or any comparable regulation. The Statutory Reserve Rate shall be adjusted automatically on and as of the effective date of any change in any reserve percentage.
“Sterling” or “£” means the lawful currency of the United Kingdom.
“Sterling Overnight Rate” means, on any day, the rate per annum determined by the London office of the Administrative Agent for overnight deposits in Sterling at approximately 11:00 a.m., London time, on such day by reference to the Reuters “LIBOR01” screen displaying British Bankers’ Assoc. Interest Settlement Rates; provided, however, that if the applicable screen shall no longer exist, “Sterling Overnight Rate” shall mean an interest rate per annum (rounded upwards, if necessary, to the next 1/16 of 1%) equal to the rate at which overnight deposits in Sterling approximately equal in principal amount to such Borrowing are offered to the principal London office of the Administrative Agent in immediately available funds in the London interbank market at approximately 11:00 a.m., London time, on such day.
“Subsequent Borrowings” has the meaning set forth in Section 2.09(e).
“subsidiary” means, with respect to any Person (the “parent”) at any date, any corporation, limited liability company, partnership, association or other entity the accounts of which would be consolidated with those of the parent in the parent’s consolidated financial statements if such financial statements were prepared in accordance with GAAP as of such date, as well as any other corporation, limited liability company, partnership, association or other entity (a) of which securities or other ownership interests representing more than 50% of the equity or more than 50% of the ordinary voting power or, in the case of a partnership, more than 50% of the general partnership interests are, as of such date, owned, controlled or held, or (b) that is, as of such date, otherwise Controlled by the parent or one or more subsidiaries of the parent or by the parent and one or more subsidiaries of the parent.
“Subsidiary” means any subsidiary of the Company.
“Swingline Exposure” means, at any time, the sum of the Tranche One Swingline Exposure and the Tranche Two Swingline Exposure at such time.
“Swingline Lender” means JPMCB, or an affiliate thereof, in its capacity as a lender of Swingline Loans pursuant to Section 2.04.

“Swingline Loan” means a Tranche One Swingline Loan or a Tranche Two Swingline Loan.
“Synthetic Lease” means a lease of property or assets designed to permit the lessees (i) to claim depreciation on such property or assets under US tax law and (ii) to treat such lease as an operating lease or not to reflect the leased property or assets on the lessee’s balance sheet under GAAP.
“Synthetic Lease Obligations” shall mean, with respect to any Synthetic Lease, at any time, an amount equal to the higher of (x) the aggregate termination value or purchase price or similar payments in the nature of principal payable thereunder and (y) the then aggregate outstanding principal amount of the notes or other instruments issued by, and the amount of the equity investment, if any, in the lessor under such Synthetic Lease.
“Taxes” means any and all present or future taxes, levies, imposts, duties, deductions, withholdings, assessments, fees or other charges imposed by any Governmental Authority, including interest, additions to tax or penalties applicable thereto.
“Total Indebtedness” means, as of any date, the sum, without duplication of (a) the aggregate principal amount of Indebtedness of the Company and the Subsidiaries outstanding as of such date, in the amount that would be reflected on a balance sheet prepared as of such date on a consolidated basis in accordance with GAAP, (b) the aggregate of the amounts of all Securitizations of the Company and the Subsidiaries and (c) the aggregate principal amount of Indebtedness of the Company and the Subsidiaries outstanding as of such date that is not required to be reflected on a balance sheet in accordance with GAAP, determined on a consolidated basis.
“Tranche” means a category of Commitments and extensions of credit thereunder. For purposes hereof, each of the following shall comprise a separate Tranche: (a) the Tranche One Commitments, the Tranche One Revolving Loans, the B/As, the Tranche One Letters of Credit and the Tranche One Swingline Loans (“Tranche One”) and (b) the Tranche Two Commitments, the Tranche Two Revolving Loans, the Tranche Two Letters of Credit and the Tranche Two Swingline Loans (“Tranche Two”).
“Tranche One” has the meaning set forth in the definition of “Tranche”.
“Tranche One Commitment” means, with respect to each Tranche One Lender, the commitment of such Tranche One Lender to make Tranche One Revolving Loans pursuant to Section 2.01(a), to accept and purchase B/As pursuant to Section 2.06 and to acquire participations in Tranche One Swingline Loans and Tranche One Letters of Credit hereunder, expressed as an amount representing the maximum aggregate amount of such Tranche One Lender’s Tranche One Revolving Credit Exposure hereunder, as such commitment may be reduced or increased from time to time pursuant to Section 2.09 or assignments by or to such Tranche One Lender pursuant to Section 11.04. The initial amount of each Tranche One Lender’s Tranche One Commitment is set forth on Schedule 2.01, or in the Assignment and Assumption pursuant to which such Tranche One Lender shall have assumed its Tranche One Commitment, as the case may be. The aggregate amount of the Tranche One Commitments on the Closing Date is US$505,000,000.
“Tranche One LC Disbursement” means a payment made by an Issuing Bank pursuant to a Tranche One Letter of Credit.

“Tranche One LC Exposure” means, at any time, (a) the sum of the US Dollar Equivalents of the undrawn amounts of all outstanding Tranche One Letter of Credits at such time plus (b) the sum of the US Dollar Equivalents of the amounts of all Tranche One LC Disbursements that have not yet been reimbursed by or on behalf of the applicable Borrowers at such time. The Tranche One LC Exposure of any Tranche One Lender at any time shall be its Tranche One Percentage of the total Tranche One LC Exposure at such time.
“Tranche One Lender” means a Lender with a Tranche One Commitment or a Tranche One Revolving Credit Exposure.
“Tranche One Lending Office” means, with respect to any Tranche One Lender, the office(s) of such Lender (or any Affiliate of such Lender) specified as its “Tranche One Lending Office(s)” on Schedule 2.02 or, as to any Person that becomes a Tranche One Lender after the Closing Date, in the Assignment and Assumption executed by such Person, or such other office(s) of such Lender (or an Affiliate of such Lender) as such Lender may hereafter designate from time to time as its “Tranche One Lending Office(s)” by notice to the Company and the Administrative Agent. A Tranche One Lender may designate different Tranche One Lending Offices for Loans to Borrowers in different jurisdictions.
“Tranche One Letter of Credit” means a Letter of Credit issued under Section 2.05 and designated as a Tranche One Letter of Credit in the request therefor submitted by the applicable Borrower.
“Tranche One Percentage” means, with respect to any Tranche One Lender at any time, the percentage of the aggregate Tranche One Commitments represented by such Tranche One Lender’s Tranche One Commitment at such time; provided that if the Tranche One Commitments have expired or been terminated, the Tranche One Percentages shall be determined on the basis of the Tranche One Commitments most recently in effect, giving effect to any assignments.
“Tranche One Revolving Credit Exposure” means, with respect to any Tranche One Lender at any time, the aggregate amount of (a) the sum of the US Dollar Equivalents of such Tranche One Lender’s outstanding Tranche One Revolving Loans, (b) the sum of the US Dollar Equivalents at such time of the face amounts of the B/As accepted by such Tranche One Lender and outstanding at such time, (c) such Tranche One Lender’s Tranche One LC Exposure and (d) such Tranche One Lender’s Tranche One Swingline Exposure.
“Tranche One Revolving Loans” means Loans made by the Tranche One Lenders pursuant to Section 2.01(a). Each Tranche One Revolving Loan denominated in US Dollars shall be a LIBOR Loan or, solely in the case of a Tranche One Revolving Loan denominated in US Dollars and made to the Company, a US Borrowing Subsidiary or a Canadian Borrowing Subsidiary, an ABR Loan. Each Tranche One Revolving Loan denominated in Canadian Dollars shall either be a LIBOR Loan or a Canadian Prime Rate Loan. Each Tranche One Revolving Loan denominated in Sterling or an Alternative Currency shall be a LIBOR Loan. Each Tranche One Revolving Loan denominated in Euros shall be a EURIBOR Loan.
“Tranche One Swingline Exposure” means, at any time, the sum of the US Dollar Equivalents of the outstanding Tranche One Swingline Loans at such time. The Tranche One Swingline Exposure of any Tranche One Lender at any time shall be its Tranche One Percentage of the total Tranche One Swingline Exposure at such time.

“Tranche One Swingline Loan” means a Loan made pursuant to Section 2.04 and designated in the notice delivered by the applicable Borrower pursuant to paragraph (b) of such Section as a Tranche One Swingline Loan.
“Tranche Percentage” means a Tranche One Percentage or a Tranche Two Percentage, as the case may be.
“Tranche Two” has the meaning set forth in the definition of “Tranche”.
“Tranche Two Commitment” means, with respect to each Tranche Two Lender, the commitment of such Tranche Two Lender to make Tranche Two Revolving Loans pursuant to Section 2.01(b) and to acquire participations in Tranche Two Swingline Loans and Tranche Two Letters of Credit hereunder, expressed as an amount representing the maximum aggregate amount of such Tranche Two Lender’s Tranche Two Revolving Credit Exposure hereunder, as such commitment may be reduced or increased from time to time pursuant to Section 2.09 or assignments by or to such Tranche Two Lender pursuant to Section 11.04. The initial amount of each Tranche Two Lender’s Tranche Two Commitment is set forth on Schedule 2.01 or in the Assignment and Assumption pursuant to which such Tranche Two Lender shall have assumed its Tranche Two Commitment, as the case may be. The aggregate amount of the Tranche Two Commitments on the Closing Date is US$195,000,000.
“Tranche Two LC Disbursement” means a payment made by an Issuing Bank pursuant to a Tranche Two Letter of Credit.
“Tranche Two LC Exposure” means, at any time, (a) the sum of the US Dollar Equivalents of the undrawn amounts of all outstanding Tranche Two Letter of Credits at such time plus (b) the sum of the US Dollar Equivalents of the amounts of all Tranche Two LC Disbursements that have not yet been reimbursed by or on behalf of the applicable Borrowers at such time. The Tranche Two LC Exposure of any Tranche Two Lender at any time shall be its Tranche Two Percentage of the total Tranche Two LC Exposure at such time.
“Tranche Two Lender” means a Lender with a Tranche Two Commitment or a Tranche Two Revolving Credit Exposure.
“Tranche Two Lending Office” means, with respect to any Tranche Two Lender, the office(s) of such Lender (or any Affiliate of such Lender) specified as its “Tranche Two Lending Office(s)” on Schedule 2.02 or, as to any Person that becomes a Tranche Two Lender after the Closing Date, in the Assignment and Assumption executed by such Person, or such other office(s) of such Lender (or an Affiliate of such Lender) as such Lender may hereafter designate from time to time as its “Tranche Two Lending Office(s)” by notice to the Company and the Administrative Agent. A Tranche Two Lender may designate different Tranche Two Lending Offices for Loans to Borrowers in different jurisdictions.
“Tranche Two Letter of Credit” means a Letter of Credit issued under Section 2.05 and designated as a Tranche Two Letter of Credit in the request therefor submitted by the applicable Borrower.
“Tranche Two Percentage” means, with respect to any Tranche Two Lender at any time, the percentage of the aggregate Tranche Two Commitments represented by such Tranche Two Lender’s Tranche Two Commitment at such time; provided that if the Tranche Two Commitments have expired or been terminated, the Tranche Two Percentages shall be determined on the basis of the Tranche Two Commitments most recently in effect, giving effect to any assignments.

“Tranche Two Revolving Credit Exposure” means, with respect to any Tranche Two Lender at any time, the aggregate amount of (a) the sum of the US Dollar Equivalents of such Tranche Two Lender’s outstanding Tranche Two Revolving Loans, (b) such Tranche Two Lender’s Tranche Two LC Exposure and (c) such Tranche Two Lender’s Tranche Two Swingline Exposure.
“Tranche Two Revolving Loans” means Loans made by the Tranche Two Lenders pursuant to Section 2.01(b). Each Tranche Two Revolving Loan denominated in US Dollars shall be a LIBOR Loan or, solely in the case of a Tranche Two Revolving Loan denominated in US Dollars and made to the Company, a US Borrowing Subsidiary or a Canadian Borrowing Subsidiary, an ABR Loan. Each Tranche Two Revolving Loan denominated in Canadian Dollars, Sterling or an Alternative Currency shall be a LIBOR Loan. Each Tranche Two Revolving Loan denominated in Euros shall be a EURIBOR Loan.
“Tranche Two Swingline Exposure” means, at any time, the sum of the US Dollar Equivalents of the outstanding Tranche Two Swingline Loans at such time. The Tranche Two Swingline Exposure of any Tranche Two Lender at any time shall be its Tranche Two Percentage of the total Tranche Two Swingline Exposure at such time.
“Tranche Two Swingline Loan” means a Loan made pursuant to Section 2.04 and designated in the notice delivered by the applicable Borrower pursuant to paragraph (b) of such Section as a Tranche Two Swingline Loan.
“Transactions” means the execution, delivery and performance by each Loan Party of the Loan Documents to which it is to be a party, the making of Loans, the acceptance and purchase of B/As, the use of the proceeds thereof, the issuance of the Letters of Credit, the creation of the Guarantees provided for herein and in the other Loan Documents and the other transactions contemplated hereby.
“Type”, when used in reference to any Loan or Borrowing, refers to whether the rate of interest on such Loan, or on the Loans comprising such Borrowing, is determined by reference to the Adjusted LIBO Rate, the Adjusted EURIBO Rate, the Alternate Base Rate or the Canadian Prime Rate.
“UK Borrowing Subsidiary” means any Borrowing Subsidiary that is a UK Subsidiary.
“UK Subsidiary” means any Subsidiary that is incorporated or otherwise organized under the laws of the United Kingdom or any political subdivision thereof.
“US Borrowing Subsidiary” means any Borrowing Subsidiary that is a US Subsidiary.
“US Dollar Equivalent” means, on any date of determination, (a) with respect to any amount in US Dollars, such amount and (b) with respect to any amount in any currency other than US Dollars, the equivalent in US Dollars of such amount, determined by the Administrative Agent pursuant to Section 1.05 using the Exchange Rate with respect to such currency at the time in effect for such amount under the provisions of such Section.

“US Dollars” or “US$” means the lawful currency of the United States of America.
“US Subsidiary” means any Subsidiary that is organized under the laws of the United States of America, any State thereof or the District of Columbia.
“wholly owned” means, as to any Subsidiary, that all the Equity Interests in such Subsidiary (other than directors’ qualifying shares) are owned, directly or indirectly, by the Company.
“Withdrawal Liability” means liability to a Multiemployer Plan as a result of a complete or partial withdrawal from such Multiemployer Plan, as such terms are defined in Part I of Subtitle E of Title IV of ERISA.
SECTION 1.02. Classification of Loans and Borrowings. For purposes of this Agreement, Loans may be classified and referred to by Class (e.g., a “Tranche One Revolving Loan”) or by Type (e.g., a “LIBOR Revolving Loan”) or by Class and Type (e.g., a “Tranche One LIBOR Revolving Loan”). Borrowings also may be classified and referred to by Class (e.g., a “Tranche One Revolving Borrowing”) or by Type (e.g., a “LIBOR Revolving Borrowing”) or by Class and Type (e.g., a “Tranche One LIBOR Revolving Borrowing”).
SECTION 1.03. Terms Generally. The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation”. The word “will” shall be construed to have the same meaning and effect as the word “shall”. Unless the context requires otherwise (a) any definition of or reference to any agreement, instrument or other document herein shall be construed as referring to such agreement, instrument or other document as from time to time amended, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein), (b) any definition of or reference to any statute, regulation or other law herein shall be construed (i) as referring to such statute, regulation or other law as from time to time amended, supplemented or otherwise modified (including by succession of comparable successor statutes, regulations or other laws) and (ii) to include all official rulings and interpretations thereunder having the force of law or with which affected Persons customarily comply, (c) any reference herein to any Person shall be construed to include such Person’s successors and assigns, (d) the words “herein”, “hereof” and “hereunder”, and words of similar import, shall be construed to refer to this Agreement in its entirety and not to any particular provision hereof, (e) all references herein to Articles, Sections, Exhibits and Schedules shall be construed to refer to Articles and Sections of, and Exhibits and Schedules to, this Agreement and (f) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights.

SECTION 1.04. Accounting Terms; GAAP; Pro Forma Computations. (a) Except as otherwise expressly provided herein, all terms of an accounting or financial nature shall be construed in accordance with GAAP, as in effect from time to time; provided that, if the Company notifies the Administrative Agent that the Company requests an amendment to any provision hereof to eliminate the effect of any change occurring after the date hereof in GAAP or in the application thereof on the operation of such provision (or if the Administrative Agent notifies the Company that the Required Lenders request an amendment to any provision hereof for such purpose), regardless of whether any such notice is given before or after such change in GAAP or in the application thereof, then such provision shall be interpreted on the basis of GAAP as in effect and applied immediately before such change shall have become effective until such notice shall have been withdrawn or such provision amended in accordance herewith.
(b) All pro forma computations required to be made hereunder giving effect to any acquisition, investment, sale, disposition, merger, amalgamation or similar event shall reflect on a pro forma basis such event as if it occurred on the first day of the relevant period and, to the extent applicable, the historical earnings and cash flows associated with the assets acquired or disposed of for such relevant period and any related incurrence or reduction of Indebtedness for such relevant period, but shall not take into account any projected synergies or similar benefits expected to be realized as a result of such event other than cost savings permitted to be included in reports filed with the Securities and Exchange Commission under Regulation S-X.
SECTION 1.05. Currency Translation. The Administrative Agent shall determine the US Dollar Equivalent of any Borrowing denominated in a currency other than US Dollars, other than a Canadian Prime Rate Borrowing or Swingline Loan denominated in Canadian Dollars or Sterling, as of the date of the commencement of the initial Interest Period therefor and as of the date of the commencement of each subsequent Interest Period therefor, in each case using the Exchange Rate for such currency in relation to US Dollars in effect on the date that is three Business Days prior to the date on which the applicable Interest Period shall commence, and each such amount shall, except as provided in the last two sentences of this Section, be the US Dollar Equivalent of such Borrowing until the next required calculation thereof pursuant to this sentence. The Administrative Agent shall determine the US Dollar Equivalent of any Letter of Credit denominated in a currency other than US Dollars as of the date such Letter of Credit is issued, amended to increase its face amount, extended or renewed and as of the last Business Day of each subsequent calendar quarter, in each case using the Exchange Rate for such currency in relation to US Dollars in effect on the date that is three Business Days prior to the date on which such Letter of Credit is issued, amended to increase its face amount, extended or renewed and as of the last Business Day of such subsequent calendar quarter, as the case may be, and each such amount shall, except as provided in the last two sentences of this Section, be the US Dollar Equivalent of such Letter of Credit until the next required calculation thereof pursuant to this sentence. The Administrative Agent shall determine the US Dollar Equivalent of any Canadian Prime Rate Borrowing, Swingline Loan denominated in Canadian Dollars or Sterling or B/A as of the date on which such Loan is made or such B/A is accepted and purchased and as of the last Business Day of each subsequent calendar quarter, in each case using the Exchange Rate for the applicable currency in relation to US Dollars in effect on the last Business Day of the calendar quarter preceding the date of such Borrowing or acceptance and purchase (or, if such Borrowing or acceptance and purchase occurs on the last Business Day of a calendar quarter, on such Business Day) and as of the last Business Day of such subsequent calendar quarter, as the case may be, and each such amount shall, except as provided in the last two sentences of this Section, be the US Dollar Equivalent of such Canadian Prime Rate Borrowing or B/A until the next required calculation thereof pursuant to this sentence. The Administrative Agent shall notify the Company and the Lenders of each calculation of the US Dollar Equivalent of each Borrowing, B/A or Letter of Credit. Notwithstanding the foregoing, for purposes of any determination of the CAM Percentages, any determination under Article V, Article VI (other than Section 6.11) or Article VII or any determination under any other provision of this Agreement expressly requiring the use of a current exchange rate, all amounts incurred, outstanding or proposed to be incurred or outstanding in currencies other than US Dollars shall be translated into US Dollars at currency exchange rates in effect on the date of such determination. For purposes of Section 6.11, amounts in currencies other than US Dollars shall be translated into US Dollars at the currency exchange rates used in preparing the Company’s annual and quarterly financial statements.

ARTICLE II
The Credits
SECTION 2.01. Commitments. (a) Tranche One Commitments. Subject to the terms and conditions set forth herein, each Tranche One Lender agrees (i) to make Tranche One Revolving Loans denominated in US Dollars, Sterling, Euro or Designated Currencies to the Borrowers, (ii) to make Tranche One Revolving Loans denominated in Canadian Dollars to the Borrowers that are Canadian Subsidiaries and (iii) to accept and purchase drafts drawn by Borrowers that are Canadian Subsidiaries in Canadian Dollars as B/As, in each case from time to time during the Availability Period in an aggregate principal or face amount at any time outstanding that will not result in (A) the aggregate Tranche One Revolving Credit Exposures exceeding the aggregate Tranche One Commitments or (B) the Tranche One Revolving Credit Exposure of any Lender exceeding its Tranche One Commitment. Within the foregoing limits and subject to the terms and conditions set forth herein, the Borrowers may borrow, prepay and reborrow Tranche One Revolving Loans and sell and pay drafts drawn as B/As.
(b) Tranche Two Commitments. Subject to the terms and conditions set forth herein, each Tranche Two Lender agrees (i) to make Tranche Two Revolving Loans denominated in US Dollars, Sterling, Euro or Designated Currencies to the Borrowers and (ii) to make Tranche Two Revolving Loans denominated in Canadian Dollars to the Borrowers that are Canadian Subsidiaries, in each case from time to time during the Availability Period in an aggregate principal amount at any time outstanding that will not result in (A) the aggregate Tranche Two Revolving Credit Exposures exceeding the aggregate Tranche Two Commitments or (B) the Tranche Two Revolving Credit Exposure of any Lender exceeding its Tranche Two Commitment. Within the foregoing limits and subject to the terms and conditions set forth herein, the Borrowers may borrow, prepay and reborrow Tranche Two Revolving Loans.
SECTION 2.02. Loans and Borrowings. (a) Each Tranche One Revolving Loan shall be made as part of a Tranche One Revolving Borrowing consisting of Tranche One Revolving Loans of the same Type and currency made by the Tranche One Lenders ratably in accordance with their respective Tranche One Commitments. Each Tranche Two Revolving Loan shall be made as part of a Tranche Two Revolving Borrowing consisting of Tranche Two Revolving Loans of the same Type and currency made by the Tranche Two Lenders ratably in accordance with their respective Tranche Two Commitments. The failure of any Lender to make any Loan required to be made by it shall not relieve any other Lender of its obligations hereunder; provided that the Commitments of the Lenders are several and no Lender shall be responsible for any other Lender’s failure to make Loans as required.
(b) Subject to Section 2.14, (i) each Revolving Borrowing denominated in US Dollars shall be comprised entirely of (A) LIBOR Loans or (B) solely in the case of any such Borrowing by the Company, a US Borrowing Subsidiary or a Canadian Borrowing Subsidiary, ABR Loans, (ii) each Tranche One Revolving Borrowing denominated in Canadian Dollars shall be comprised entirely of either LIBOR Loans or Canadian Prime Rate Loans, (iii) each Tranche Two Revolving Borrowing denominated in Canadian Dollars shall be comprised entirely of LIBOR Loans, (iv) each Revolving Borrowing denominated in Sterling or any Alternative Currency shall be comprised entirely of LIBOR Loans and (v) each Revolving Borrowing denominated in Euros shall be comprised entirely of EURIBOR Loans. Each Swingline Loan denominated in US Dollars shall be an ABR Loan, each Swingline Loan denominated in Canadian Dollars shall be a Canadian Prime Rate Loan, each Swingline Loan denominated in Sterling shall be a Sterling Overnight Rate Loan and each Swingline Loan denominated in Euro shall be a Euro Overnight Rate Loan. Each Lender at its option may make any Loan, accept and purchase any B/A or issue any Letter of Credit by causing any domestic or foreign branch or Affiliate of such Lender to make such Loan, accept and purchase such B/A or issue such Letter of Credit; provided that any exercise of such option shall not affect the obligation of the applicable Borrower to repay such Loan in accordance with the terms of this Agreement.

(c) At the commencement of each Interest Period for any LIBOR Revolving Borrowing or EURIBOR Revolving Borrowing, such Borrowing shall be in an aggregate amount that is an integral multiple of the Borrowing Multiple and not less than the Borrowing Minimum. At the time that each ABR Revolving Borrowing is made, such Borrowing shall be in an aggregate amount that is an integral multiple of US$100,000 and not less than US$1,000,000; provided that an ABR Revolving Borrowing under any Tranche may be in an aggregate amount that is equal to the entire unused balance of the Commitments under such Tranche or, in the case of a Tranche One Borrowing or Tranche Two Borrowing, that is required to finance the reimbursement of an LC Disbursement as contemplated by Section 2.05(e). Each Swingline Loan denominated in US Dollars shall be in an amount that is an integral multiple of US$100,000 and not less than US$500,000. Each Swingline Loan denominated in Canadian Dollars shall be in an amount that is an integral multiple of Cdn.$100,000 and not less than Cdn.$500,000. Each Swingline Loan denominated in Sterling shall be in an amount that is in an integral multiple of £100,000 and not less that £500,000. Each Swingline Loan denominated in Euro shall be in an amount that is in an integral multiple of €100,000 and not less that €500,000. Borrowings of more than one Type may be outstanding at the same time; provided that there shall not at any time be more than a total of 15 LIBOR Revolving Borrowings and EURIBOR Revolving Borrowings outstanding.
(d) Notwithstanding any other provision of this Agreement, no Borrower shall be entitled to request, or to elect to convert or continue, any Borrowing if the Interest Period requested with respect thereto would end after the Maturity Date.
SECTION 2.03. Requests for Borrowings. To request a Borrowing, the applicable Borrower shall notify the Administrative Agent by telephone confirmed promptly by hand delivery or telecopy to the Administrative Agent of a written Borrowing Request in the form of Exhibit C or any other form approved by the Administrative Agent and signed by a Financial Officer of the Company (a) in the case of a LIBOR Borrowing or a EURIBOR Borrowing, not later than 12:00 noon, Local Time, three Business Days before the date of the proposed Borrowing and (b) in the case of an ABR Borrowing or a Canadian Prime Rate Borrowing (in each case, other than a Swingline Loan), not later than 12:00 noon, Local Time, on the date of the proposed Borrowing. Each such telephonic and written Borrowing Request shall specify the following information in compliance with Section 2.02:
(i) the Borrower requesting such Borrowing;
(ii) the Tranche under which such Borrowing is to be made;
(iii) the currency and the principal amount of such Borrowing;
(iv) the date of such Borrowing, which shall be a Business Day;
(v) the Type of such Borrowing;
(vi) in the case of a LIBOR Borrowing or a EURIBOR Borrowing, the initial Interest Period to be applicable thereto, which shall be a period contemplated by the definition of the term “Interest Period”;

(vii) the Applicable Funding Account; and
(viii) in the case of a Borrowing by a Borrowing Subsidiary that is not a US Borrowing Subsidiary, a UK Borrowing Subsidiary or a Canadian Borrowing Subsidiary, the jurisdiction from which payments of the principal and interest on such Borrowing will be made.
Any Borrowing Request that shall fail to specify any of the information required by the preceding provisions of this paragraph may be rejected by the Administrative Agent if such failure is not corrected promptly after the Administrative Agent shall give written or telephonic notice thereof to the applicable Borrower and, if so rejected, will be of no force or effect. Promptly following receipt of a Borrowing Request in accordance with this Section, the Administrative Agent shall advise each Lender that will make a Loan as part of the requested Borrowing of the details thereof and of the amount of such Lender’s Loan to be made as part of the requested Borrowing.
SECTION 2.04. Swingline Loans. (a) Subject to the terms and conditions set forth herein, the Swingline Lender agrees to make (i) Tranche One Swingline Loans and Tranche Two Swingline Loans (A) to the Company, any US Borrowing Subsidiary or any Canadian Borrowing Subsidiary denominated in US Dollars, (B) to any UK Borrowing Subsidiary denominated in Sterling or (C) to any Borrower that is not a US Borrowing Subsidiary in Euro and (ii) Tranche One Swingline Loans to any Canadian Borrowing Subsidiary denominated in Canadian Dollars, from time to time during the Availability Period, in an aggregate principal amount at any time outstanding that will not result in (i) the aggregate principal amount of the Swingline Loans denominated in US Dollars exceeding US$50,000,000, (ii) the aggregate principal amount of the Swingline Loans denominated in Canadian Dollars exceeding Cdn.$100,000,000, (iii) the aggregate principal amount of the Swingline Loans denominated in Sterling exceeding £10,000,000, (iv) the aggregate principal amount of the Swingline Loans denominated in Euro exceeding €10,000,000, (v) the aggregate Tranche One Revolving Credit Exposures exceeding the aggregate Tranche One Commitments, (vi) the Tranche One Revolving Credit Exposure of any Lender exceeding its Tranche One Commitment, (vii) the aggregate Tranche Two Revolving Credit Exposures exceeding the aggregate Tranche Two Commitments or (viii) the Tranche Two Revolving Credit Exposure of any Lender exceeding its Tranche Two Commitment; provided that the Swingline Lender shall not be required to make a Swingline Loan to refinance an outstanding Swingline Loan. Within the foregoing limits and subject to the terms and conditions set forth herein, the Company and such Borrowing Subsidiaries may borrow, prepay and reborrow Swingline Loans.
(b) To request a Swingline Loan, the applicable Borrower shall notify the Administrative Agent and the Swingline Lender of such request by telephone (confirmed by telecopy signed by a Financial Officer on behalf of the applicable Borrower), not later than 2:00 p.m., Local Time, on the day of such proposed Swingline Loan. Each such notice shall be irrevocable and shall specify the requested date (which shall be a Business Day) and amount of the requested Swingline Loan and whether such Swingline Loan is to be a Tranche One Swingline Loan or a Tranche Two Swingline Loan. The Swingline Lender shall make each Swingline Loan available to the applicable Borrower by means of a credit to the Applicable Funding Account (or, in the case of a Swingline Loan made to finance the reimbursement of an LC Disbursement as provided in Section 2.05(e), by remittance to the Issuing Bank) by 3:00 p.m., Local Time, on the requested date of such Swingline Loan.

(c) The Swingline Lender may, by written notice given to the Administrative Agent not later than 10:00 a.m., New York City time, on any Business Day, require (i) the Tranche One Lenders to acquire participations on such Business Day in all or a portion of the Tranche One Swingline Loans of the Swingline Lender outstanding and (ii) the Tranche Two Lenders to acquire participations on such Business Day in all or a portion of the Tranche Two Swingline Loans of the Swingline Lender outstanding. Such notice shall specify the aggregate amount of Swingline Loans in which the Tranche One Lenders or the Tranche Two Lenders, as applicable, will participate. Promptly upon receipt of such notice, the Administrative Agent will give notice thereof to each Tranche One Lender or Tranche Two Lender, as the case may be, specifying in such notice such Lender’s Tranche One Percentage or Tranche Two Percentage, as applicable, of such Swingline Loan or Loans. Each Tranche One Lender or Tranche Two Lender hereby absolutely and unconditionally agrees, upon receipt of notice as provided above, to pay to the Administrative Agent, for the account of the Swingline Lender, such Lender’s Tranche One Percentage or Tranche Two Percentage, as applicable, of such Swingline Loan or Loans. Each Tranche One Lender and Tranche Two Lender acknowledges and agrees that its obligation to acquire participations in Swingline Loans pursuant to this paragraph is absolute and unconditional and shall not be affected by any circumstance whatsoever, including the occurrence and continuance of a Default or reduction or termination of the Tranche One Commitments or the Tranche Two Commitments and that each such payment shall be made without any offset, abatement, withholding or reduction whatsoever. Each Tranche One Lender and Tranche Two Lender shall comply with its obligations under this paragraph by wire transfer of immediately available funds, in the same manner as provided in Section 2.07 with respect to Loans made by such Lender (and Section 2.07 shall apply, mutatis mutandis, to the payment obligations of the Tranche One Lenders and Tranche Two Lenders), and the Administrative Agent shall promptly pay to the Swingline Lender the amounts so received by it from the Tranche One Lenders or the Tranche Two Lender, as applicable. The Administrative Agent shall notify the Company of any participations in any Swingline Loan acquired pursuant to this paragraph, and thereafter payments in respect of such Swingline Loan shall be made to the Administrative Agent and not to the Swingline Lender. Any amounts received by the Swingline Lender from or on behalf of the applicable Borrower in respect of a Swingline Loan after receipt by such Swingline Lender of the proceeds of a sale of participations therein shall be promptly remitted to the Administrative Agent; any such amounts received by the Administrative Agent shall be promptly remitted by the Administrative Agent to the Tranche One Lenders or the Tranche Two Lenders that shall have made their payments pursuant to this paragraph and to the Swingline Lender, as their interests may appear; provided that any such payment so remitted shall be repaid to the Swingline Lender or to the Administrative Agent, as the case may be, if and to the extent such payment is required to be refunded to a Loan Party for any reason. The purchase of participations in a Swingline Loan pursuant to this paragraph shall not relieve any Borrower of any default in the payment thereof.

SECTION 2.05. Letters of Credit. (a) General. Subject to the terms and conditions set forth herein, any Borrower may request any Issuing Bank to issue (or to amend, renew or extend) (i) Tranche One Letters of Credit denominated in US Dollars, Sterling, Euro, any Alternative Currency available under the Tranche One or, in the case of a Borrower that is a Canadian Subsidiary, Canadian Dollars and (ii) Tranche Two Letters of Credit denominated in US Dollars, Sterling, Euro or any Alternative Currency available under the Tranche Two, in each case for its own account, in a form reasonably acceptable to the Administrative Agent and the applicable Issuing Bank, at any time and from time to time during the Availability Period; provided that any Issuing Bank, other than JPMCB and Wells Fargo Bank N.A., will not be required to issue Letters of Credit denominated in any currency not set forth in such Issuing Bank’s Issuing Bank Agreement. In the event of any inconsistency between the terms and conditions of this Agreement and the terms and conditions of any form of letter of credit application or other agreement submitted by a Borrower to, or entered into by a Borrower with, an Issuing Bank relating to any Letter of Credit, the terms and conditions of this Agreement shall control. From and after the Effective Date, each Existing Letter of Credit shall be deemed to be a Tranche One Letter of Credit or a Tranche Two Letter of Credit (as indicated on Schedule 2.05) for all purposes hereof and shall be deemed to have been issued hereunder on the Effective Date.
(b) Notice of Issuance, Amendment, Renewal, Extension; Certain Conditions. To request the issuance of a Letter of Credit (or the amendment, renewal or extension of an outstanding Letter of Credit), a Borrower shall deliver (or transmit by electronic communication, if arrangements for doing so have been approved by the applicable Issuing Bank) to an Issuing Bank and the Administrative Agent, reasonably in advance of the requested date of issuance, amendment, renewal or extension, a notice requesting the issuance of a Letter of Credit, or identifying the Letter of Credit to be amended, renewed or extended, and specifying the date of issuance, amendment, renewal or extension (which shall be a Business Day), the date on which such Letter of Credit is to expire (which shall comply with paragraph (c) of this Section), the amount and currency of such Letter of Credit, the name and address of the beneficiary thereof, whether such Letter of Credit is to be a Tranche One Letter of Credit or a Tranche Two Letter of Credit and such other information as shall be necessary to enable the applicable Issuing Bank to prepare, amend, renew or extend such Letter of Credit. If requested by the applicable Issuing Bank, the Borrower also shall submit a letter of credit application on such Issuing Bank’s standard form in connection with any request for a Letter of Credit. A Letter of Credit shall be issued, amended, renewed or extended only if (and upon issuance, amendment, renewal or extension of each Letter of Credit the Company shall be deemed to represent and warrant that), after giving effect to such issuance, amendment, renewal or extension (i) the LC Exposure shall not exceed US$150,000,000, (ii) the amount of the LC Exposure attributable to Letters of Credit issued by the applicable Issuing Bank will not exceed the LC Commitment of such Issuing Bank, (iii) the aggregate Tranche One Revolving Credit Exposures shall not exceed the aggregate Tranche One Commitments, (iv) the Tranche One Revolving Credit Exposure of each Lender will not exceed the Tranche One Commitment of such Lender, (v) the aggregate Tranche Two Revolving Credit Exposures shall not exceed the aggregate Tranche Two Commitments and (vi) the Tranche Two Revolving Credit Exposure of each Lender will not exceed the Tranche Two Commitment of such Lender. If the Required Lenders notify the Issuing Banks that a Default exists and instruct the Issuing Banks to suspend the issuance, amendment, renewal or extension of Letters of Credit, no Issuing Bank shall issue, amend, renew or extend any Letter of Credit without the consent of the Required Lenders until such notice is withdrawn by the Required Lenders (and each Lender that shall have delivered such a notice agrees promptly to withdraw it at such time as it determines that no Default exists).
(c) Expiration Date. Each Letter of Credit shall expire at or prior to the close of business on the earlier of (i) the date one year after the date of the issuance of such Letter of Credit (or, in the case of any renewal or extension thereof, one year after such renewal or extension) and (ii) the date that is five Business Days prior to the Maturity Date. A Letter of Credit may provide for automatic renewals for additional periods of up to one year subject to a right on the part of the applicable Issuing Bank to prevent any such renewal from occurring by giving notice to the beneficiary during a specified period in advance of any such renewal, and the failure of such Issuing Bank to give such notice by the end of such period shall for all purposes hereof be deemed an extension of such Letter of Credit; provided that in no event shall any Letter of Credit, as extended from time to time, expire after the date that is five Business Days prior to the Maturity Date.

(d) Participations. By the issuance of a Letter of Credit (or an amendment to a Letter of Credit increasing the amount thereof) and without any further action on the part of the applicable Issuing Bank or the Lenders, the applicable Issuing Bank hereby grants to each Tranche One Lender or Tranche Two Lender, as applicable, and each Tranche One Lender or Tranche Two Lender, as applicable, hereby acquires from such Issuing Bank, a participation in such Letter of Credit equal to such Lender’s Tranche One Percentage or Tranche Two Percentage, as applicable, from time to time of the aggregate amount available to be drawn under such Letter of Credit. In consideration and in furtherance of the foregoing, each Tranche One Lender or Tranche Two Lender, as applicable, hereby absolutely and unconditionally agrees to pay to the Administrative Agent, for the account of such Issuing Bank, in the currency of the applicable Letter of Credit, such Lender’s Tranche One Percentage or Tranche Two Percentage, as applicable, of each LC Disbursement made by such Issuing Bank and not reimbursed by the applicable Borrower on the date due as provided in paragraph (e) of this Section, or of any reimbursement payment required to be refunded to the applicable Borrower for any reason. Each Lender acknowledges and agrees that its obligation to acquire participations pursuant to this paragraph in respect of Letters of Credit is absolute and unconditional and shall not be affected by any circumstance whatsoever, including any amendment, renewal or extension of any Letter of Credit or the occurrence and continuance of a Default or reduction or termination of the Tranche One Commitments or Tranche Two Commitments, and that each such payment shall be made without any offset, abatement, withholding or reduction whatsoever.
(e) Reimbursement. If an Issuing Bank shall make any LC Disbursement in respect of a Letter of Credit, the applicable Borrower shall reimburse such LC Disbursement by paying to the Administrative Agent an amount equal to such LC Disbursement, in the currency of such LC Disbursement, not later than 2:00 p.m., New York City time, on the Business Day immediately following the day that the Borrower receives notice of such LC Disbursement; provided that, in the case of an LC Disbursement in US Dollars or Canadian Dollars, the Borrower may, subject to the conditions to borrowing set forth herein, request in accordance with Section 2.03 that such payment be financed with an ABR Borrowing or a Canadian Prime Rate Borrowing under Section 2.01 or 2.04, as applicable, in an equivalent amount and, to the extent so financed, the Borrower’s obligation to make such payment shall be discharged and replaced by the resulting ABR Borrowing or Canadian Prime Rate Borrowing. If such Borrower fails to make such payment when due, the Administrative Agent shall notify each Tranche One Lender or Tranche Two Lender, as applicable, of the applicable LC Disbursement, the amount and currency of the payment then due from such Borrower in respect thereof and such Lender’s Tranche One Percentage or Tranche Two Percentage thereof. Promptly following receipt of such notice, each applicable Lender shall pay to the Administrative Agent its Tranche One Percentage or Tranche Two Percentage, as applicable, of the payment then due from the Borrower, in the same manner as provided in Section 2.07 with respect to Loans made by such Tranche One Lender or Tranche Two Lender, as applicable, (and Section 2.07 shall apply, mutatis mutandis, to the payment obligations of the applicable Lenders), and the Administrative Agent shall promptly pay to such Issuing Bank the amounts so received by it from the Tranche One Lenders or Tranche Two Lenders, as applicable. Promptly following receipt by the Administrative Agent of any payment from the Borrower pursuant to this paragraph, the Administrative Agent shall distribute such payment to such Issuing Bank or, to the extent that Tranche One Lenders or Tranche Two Lenders have made payments pursuant to this paragraph to reimburse such Issuing Bank, then to such Tranche One Lenders or Tranche Two Lenders and such Issuing Bank, as their interests may appear. Any payment made by a Lender pursuant to this paragraph to reimburse such Issuing Bank for any LC Disbursement (other than the funding of ABR Loans or Canadian Prime Rate Loans as contemplated above) shall not constitute a Loan and shall not relieve the applicable Borrower of its obligation to reimburse such LC Disbursement.

(f) Obligations Absolute. Each Borrower’s obligation to reimburse LC Disbursements as provided in paragraph (e) of this Section shall be absolute, unconditional and irrevocable, and shall be performed strictly in accordance with the terms of this Agreement under any and all circumstances whatsoever and irrespective of (i) any lack of validity or enforceability of any Letter of Credit or this Agreement or any term or provision therein, (ii) any draft or other document presented under a Letter of Credit proving to be forged, fraudulent or invalid in any respect or any statement therein being untrue or inaccurate in any respect, (iii) payment by the applicable Issuing Bank under a Letter of Credit against presentation of a draft or other document that does not strictly comply with the terms of such Letter of Credit or (iv) any other event or circumstance whatsoever, whether or not similar to any of the foregoing, that might, but for the provisions of this Section, constitute a legal or equitable discharge of, or provide a right of setoff against, the applicable Borrower’s obligations hereunder. None of the Administrative Agent, the Lenders, any Issuing Bank or any of their Related Parties shall have any liability or responsibility by reason of or in connection with the issuance or transfer of any Letter of Credit or any payment or failure to make any payment thereunder (irrespective of any of the circumstances referred to in the preceding sentence), or any error, omission, interruption, loss or delay in transmission or delivery of any draft, notice or other communication under or relating to any Letter of Credit (including any document required to make a drawing thereunder), any error in interpretation of technical terms or any consequence arising from causes beyond the control of such Issuing Bank; provided that nothing in this Section shall be construed to excuse an Issuing Bank from liability to the applicable Borrower to the extent of any direct damages (as opposed to consequential damages, claims in respect of which are hereby waived by each Borrower to the extent permitted by applicable law) suffered by such Borrower that are caused by such Issuing Bank’s failure to exercise care when determining whether drafts and other documents presented under a Letter of Credit comply with the terms thereof. The parties hereto expressly agree that, in the absence of gross negligence or willful misconduct on the part of an Issuing Bank (as finally determined by a non-appealable judgment of a court of competent jurisdiction), such Issuing Bank shall be deemed to have exercised care in each such determination. In furtherance of the foregoing and without limiting the generality thereof, the parties agree that, with respect to documents presented which appear on their face to be in substantial compliance with the terms of a Letter of Credit, an Issuing Bank may, in its sole discretion, either accept and make payment upon such documents without responsibility for further investigation, regardless of any notice or information to the contrary, or refuse to accept and make payment upon such documents if such documents are not in strict compliance with the terms of such Letter of Credit.
(g) Disbursement Procedures. The applicable Issuing Bank shall, promptly following its receipt thereof, examine all documents purporting to represent a demand for payment under a Letter of Credit. Such Issuing Bank shall promptly notify the Administrative Agent and the applicable Borrower by telephone (confirmed by telecopy) of such demand for payment and whether such Issuing Bank has made or will make an LC Disbursement thereunder; provided that any failure to give or delay in giving such notice shall not relieve the applicable Borrower of its obligation to reimburse such Issuing Bank and the Lenders with respect to any such LC Disbursement.
(h) Interim Interest. If an Issuing Bank shall make any LC Disbursement, then, unless the applicable Borrower shall reimburse such LC Disbursement in full on the date such LC Disbursement is made, the unpaid amount thereof shall bear interest, for each day from and including the date such LC Disbursement is made to but excluding the date that such Borrower reimburses such LC Disbursement at (i) in the case of any LC Disbursement denominated in US Dollars, the rate per annum then applicable to ABR Revolving Loans denominated in US Dollars and made to the Company, (ii) in the case of any LC Disbursement denominated in Canadian Dollars, the Canadian Prime Rate and (iii) in the case of an LC Disbursement denominated in any other currency, a rate per annum determined by the applicable Issuing Bank (which determination will be conclusive absent manifest error) to represent its cost of funds plus the Applicable Rate used to determine interest applicable to LIBOR or EURIBOR Revolving Loans; provided that, if such Borrower fails to reimburse such LC Disbursement when due pursuant to paragraph (e) of this Section, then Section 2.13(f) shall apply. Interest accrued pursuant to this paragraph shall be for the account of the applicable Issuing Bank, except that interest accrued on and after the date of payment by any Lender pursuant to paragraph (e) of this Section to reimburse such Issuing Bank shall be for the account of such Lender to the extent of such payment.

(i) Cash Collateralization. If any Event of Default shall occur and be continuing, on the Business Day that the Company receives notice from the Administrative Agent or the Required Lenders (or, if the maturity of the Loans has been accelerated, Lenders with LC Exposures representing more than 50% of the aggregate amount of the LC Exposures) demanding the deposit of cash collateral pursuant to this paragraph, each applicable Borrower shall deposit (“Cash Collateralize”) in respect of each outstanding Letter of Credit issued for such Borrower’s account, in an account with the Administrative Agent, in the name of the Administrative Agent and for the benefit of the Lenders, as applicable, and the applicable Issuing Bank, an amount in cash and in the currency of such Letter of Credit equal to the portion of the LC Exposure attributable to such Letter of Credit as of such date plus any accrued and unpaid interest thereon; provided that the obligation to Cash Collateralize shall become effective immediately, and such deposit shall become immediately due and payable, without demand or other notice of any kind, upon the occurrence of any Event of Default with respect to the Company or any Borrower described in clause (h) or (i) of Article VII. Each such deposit shall be held by the Administrative Agent as collateral for the payment and performance of the obligations of the Borrowers under this Agreement. The Administrative Agent shall have exclusive dominion and control, including the exclusive right of withdrawal, over such account. Other than any interest earned on the investment of such deposits, which investments shall be made at the option and sole discretion of the Administrative Agent (which will use reasonable efforts to obtain a return at market rates on any such investments) and at the Borrowers’ risk and expense, such deposits shall not bear interest. Interest or profits, if any, on such investments shall accumulate in such account. Monies in such account shall be applied by the Administrative Agent to reimburse the applicable Issuing Banks for LC Disbursements for which they have not been reimbursed and, to the extent not so applied, shall be held for the satisfaction of the reimbursement obligations of the Borrowers for the LC Exposure at such time or, if the maturity of the Loans has been accelerated (but subject to the consent of Lenders with LC Exposures representing more than 50% of the aggregate LC Exposures), be applied to satisfy other obligations of the Borrowers under the Loan Documents. If the Borrowers are required to provide cash collateral hereunder as a result of the occurrence of an Event of Default, such cash collateral (to the extent not applied as aforesaid) shall be returned to the Borrowers within three Business Days after all Events of Default have been cured or waived.
(j) Designation of Additional Issuing Banks. From time to time, the Company may by notice to the Administrative Agent and the Lenders designate as additional Issuing Banks one or more Lenders that agree to serve in such capacity as provided below. The acceptance by a Lender of any appointment as an Issuing Bank hereunder shall be evidenced by an agreement (an “Issuing Bank Agreement”), which shall be in a form satisfactory to the Company and the Administrative Agent, shall set forth the Letter of Credit Commitment of such Lender and shall be executed by such Lender, the Company and the Administrative Agent and, from and after the effective date of such agreement, (i) such Lender shall have all the rights and obligations of an Issuing Bank under this Agreement and the other Loan Documents and (ii) references herein and in the other Loan Documents to the term “Issuing Bank” shall be deemed to include such Lender in its capacity as an Issuing Bank. The Issuing Bank Agreement of any Issuing Bank may limit the currencies in which and the Borrowers for the accounts of which such Issuing Bank will issue Letters of Credit, and any such limitations will, as to such Issuing Bank, be deemed to be incorporated in this Agreement.

(k) Replacement of an Issuing Bank. An Issuing Bank may be replaced at any time by written agreement among the Company, the Administrative Agent, the replaced Issuing Bank and the successor Issuing Bank. The Administrative Agent shall notify the Lenders of any such replacement of an Issuing Bank. At the time any such replacement shall become effective, the Company shall pay all unpaid fees accrued for the account of the replaced Issuing Bank pursuant to Section 2.12(b). From and after the effective date of any such replacement, the successor Issuing Bank shall have all the rights and obligations of an Issuing Bank under this Agreement with respect to Letters of Credit to be issued thereafter and references herein to the term “Issuing Bank” shall be deemed to refer to such successor or to any previous Issuing Bank, as the context shall require. After the replacement of an Issuing Bank hereunder, the replaced Issuing Bank shall remain a party hereto and shall continue to have all the rights and obligations of an Issuing Bank under this Agreement with respect to Letters of Credit issued by it prior to such replacement, but shall not be required to issue additional Letters of Credit.
(l) Issuing Bank Reports. Unless otherwise agreed by the Administrative Agent, each Issuing Bank shall report in writing to the Administrative Agent (i) on or prior to each Business Day on which such Issuing Bank issues, amends, renews or extends any Letter of Credit, the date of such issuance, amendment, renewal or extension, and the currencies and face amounts of the Letters of Credit issued, amended, renewed or extended by it and outstanding after giving effect to such issuance, amendment, renewal or extension (and whether the amounts thereof shall have changed), it being understood that such Issuing Bank shall not effect any issuance, renewal, extension or amendment resulting in an increase in the aggregate amount of the Letters of Credit issued by it without first obtaining written confirmation from the Administrative Agent that such increase is then permitted under this Agreement, (ii) on each Business Day on which such Issuing Bank makes any LC Disbursement, the date, currency and amount of such LC Disbursement, (iii) on any Business Day on which the applicable Borrower fails to reimburse an LC Disbursement required to be reimbursed to such Issuing Bank on such day, the date of such failure and the currency and amount of such LC Disbursement and (iv) on any other Business Day, such other information as the Administrative Agent shall reasonably request as to the Letters of Credit issued by such Issuing Bank.
SECTION 2.06. Canadian Bankers’ Acceptances. (a) Each acceptance and purchase of B/As of a single Contract Period pursuant to Section 2.01(a) and this Section shall be made ratably by the Tranche One Lenders in accordance with the amounts of their Tranche One Commitments. The failure of any Lender to accept any B/A required to be accepted by it shall not relieve any other Lender of its obligations hereunder; provided that the Commitments are several and no Lender shall be responsible for any other Lender’s failure to accept B/As as required. Each Lender at its option may accept and purchase any B/A by causing any Canadian lending office or Affiliate of such Lender to accept and purchase such B/A.
(b) The B/As of a single Contract Period accepted and purchased on any date shall be in an aggregate amount that is an integral multiple of Cdn.$1,000,000 and not less than Cdn.$5,000,000. If any Lender’s ratable share of the B/As of any Contract Period to be accepted on any date would not be an integral multiple of Cdn.$100,000, the face amount of the B/As accepted by such Lender may be increased or reduced to the nearest integral multiple of Cdn.$100,000 by the Administrative Agent, acting through its Toronto branch, in its sole discretion. B/As of more than one Contract Period may be outstanding at the same time; provided that there shall not at any time be more than a total of ten B/A Drawings outstanding at any time.

(c) To request an acceptance and purchase of B/As, a Canadian Borrowing Subsidiary shall notify the Administrative Agent of such request by telephone or by telecopy not later than 12:00 noon, Local Time, two Business Days before the date of such acceptance and purchase. Each such request shall be irrevocable and, if telephonic, shall be confirmed promptly by hand delivery or telecopy to the Administrative Agent, acting through its Toronto branch, of a written request in a form approved by the Administrative Agent and signed by such Canadian Borrowing Subsidiary. Each such telephonic and written request shall specify the following information:
(i) the aggregate face amount of the B/As to be accepted and purchased;
(ii) the date of such acceptance and purchase, which shall be a Business Day;
(iii) the Contract Period to be applicable thereto, which shall be a period contemplated by the definition of the term “Contract Period” (and which shall in no event end after the Maturity Date); and
(iv) the location and number of the Canadian Borrowing Subsidiary’s account to which the proceeds of such B/As are to be disbursed.
Any request for an acceptance and purchase of B/As that shall fail to specify any of the information required by the preceding provisions of this paragraph may be rejected by the Administrative Agent if such failure is not corrected promptly after the Administrative Agent shall give written or telephonic notice thereof to the applicable Borrower and, if so rejected, will be of no force or effect. Promptly following receipt of a request in accordance with this paragraph, the Administrative Agent shall advise each Tranche One Lender of the details thereof and of the amount of B/As to be accepted and purchased by such Lender.
(d) Each Canadian Borrowing Subsidiary hereby appoints each Tranche One Lender as its attorney to sign and endorse on its behalf, manually or by facsimile or mechanical signature, as and when deemed necessary by such Lender, blank forms of B/As, each Tranche One Lender hereby agreeing that it will not sign or endorse B/As in excess of those required in connection with B/A Drawings that have been requested by the Canadian Borrowing Subsidiaries hereunder. It shall be the responsibility of each Tranche One Lender to maintain an adequate supply of blank forms of B/As for acceptance under this Agreement. Each Canadian Borrowing Subsidiary recognizes and agrees that all B/As signed and/or endorsed on its behalf by any Tranche One Lender in accordance with such Canadian Borrowing Subsidiary’s written request shall bind such Canadian Borrowing Subsidiary as fully and effectually as if manually signed and duly issued by authorized officers of such Canadian Borrowing Subsidiary. Each Tranche One Lender is hereby authorized to issue such B/As endorsed in blank in such face amounts as may be determined by such Lender; provided that the aggregate face amount thereof is equal to the aggregate face amount of B/As required to be accepted by such Lender in accordance with such Canadian Borrowing Subsidiary’s written request. No Tranche One Lender shall be liable for any damage, loss or claim arising by reason of any loss or improper use of any such instrument unless such loss or improper use results from the bad faith, gross negligence or willful misconduct of such Lender. Each Tranche One Lender shall maintain a record with respect to B/As (i) received by it from the Administrative Agent in blank hereunder, (ii) voided by it for any reason, (iii) accepted and purchased by it hereunder and (iv) canceled at their respective maturities. Each Tranche One Lender further agrees to retain such records in the manner and for the periods provided in applicable provincial or federal statutes and regulations of Canada and to provide such records to each Canadian Borrowing Subsidiary upon its request and at its expense. Upon request by any Canadian Borrowing Subsidiary, a Lender shall cancel all forms of B/A that have been pre-signed or pre-endorsed on behalf of such Canadian Borrowing Subsidiary and that are held by such Lender and are not required to be issued pursuant to this Agreement.

(e) Drafts of each Canadian Borrowing Subsidiary to be accepted as B/As hereunder shall be signed as set forth in paragraph (d) above. Notwithstanding that any Person whose signature appears on any B/A may no longer be an authorized signatory for any of the Lenders or such Canadian Borrowing Subsidiary at the date of issuance of such B/A, such signature shall nevertheless be valid and sufficient for all purposes as if such authority had remained in force at the time of such issuance and any such B/A so signed and properly completed shall be binding on such Canadian Borrowing Subsidiary.
(f) Upon acceptance of a B/A by a Tranche One Lender, such Lender shall purchase such B/A from the applicable Canadian Borrowing Subsidiary at the Discount Rate for such Lender applicable to such B/A accepted by it and provide to the Administrative Agent the Discount Proceeds for the account of such Canadian Borrowing Subsidiary as provided in Section 2.07. The acceptance fee payable by the applicable Canadian Borrowing Subsidiary to a Lender under Section 2.12 in respect of each B/A accepted by such Lender shall be set off against the Discount Proceeds payable by such Lender under this paragraph. Notwithstanding the foregoing, in the case of any B/A Drawing resulting from the conversion or continuation of a B/A Drawing or Revolving Borrowing pursuant to Section 2.08, the net amount that would otherwise be payable to such Borrower by each Lender pursuant to this paragraph will be applied as provided in Section 2.08(f).
(g) Each Tranche One Lender may at any time and from time to time hold, sell, rediscount or otherwise dispose of any or all B/As accepted and purchased by it (it being understood that no such sale, rediscount or disposition shall constitute an assignment or participation of any Commitment hereunder).
(h) Each B/A accepted and purchased hereunder shall mature at the end of the Contract Period applicable thereto.
(i) Subject to applicable law, each Canadian Borrowing Subsidiary waives presentment for payment and any other defense to payment of any amounts due to a Tranche One Lender in respect of a B/A accepted and purchased by it pursuant to this Agreement that might exist solely by reason of such B/A being held, at the maturity thereof, by such Lender in its own right, and each Canadian Borrowing Subsidiary agrees not to claim any days of grace if such Lender as holder sues such Canadian Borrowing Subsidiary on the B/A for payment of the amounts payable by such Canadian Borrowing Subsidiary thereunder. On the last day of the Contract Period of a B/A, or such earlier date as may be required pursuant to the provisions of this Agreement, the applicable Canadian Borrowing Subsidiary shall pay the Lender that has accepted and purchased such B/A the full face amount of such B/A, and after such payment such Canadian Borrowing Subsidiary shall have no further liability in respect of such B/A and such Lender shall be entitled to all benefits of, and be responsible for all payments due to third parties under, such B/A.
(j) At the option of each Canadian Borrowing Subsidiary and any Lender, B/As under this Agreement to be accepted by that Lender may be issued in the form of depository bills for deposit with The Canadian Depository for Securities Limited pursuant to the Depository Bills and Notes Act (Canada). All depository bills so issued shall be governed by the provisions of this Section.

(k) If a Tranche One Lender is not a chartered bank under the Bank Act (Canada) or if a Tranche One Lender notifies the Administrative Agent in writing that it is otherwise unable to accept B/As, such Lender will, instead of accepting and purchasing any B/As, make a Loan (a “B/A Equivalent Loan”) to the applicable Canadian Borrowing Subsidiary in the amount and for the same term as each draft which such Lender would otherwise have been required to accept and purchase hereunder. Each such Lender will provide to the Administrative Agent the Discount Proceeds of such B/A Equivalent Loan for the account of the applicable Canadian Borrowing Subsidiary in the same manner as such Lender would have provided the Discount Proceeds in respect of the draft which such Lender would otherwise have been required to accept and purchase hereunder. Each such B/A Equivalent Loan will bear interest at the same rate that would result if such Lender had accepted (and been paid an acceptance fee) and purchased (on a discounted basis) a B/A for the relevant Contract Period (it being the intention of the parties that each such B/A Equivalent Loan shall have the same economic consequences for the Lenders and the applicable Canadian Borrowing Subsidiary as the B/A that such B/A Equivalent Loan replaces). All such interest shall be paid in advance on the date such B/A Equivalent Loan is made, and will be deducted from the principal amount of such B/A Equivalent Loan in the same manner in which the Discount Proceeds of a B/A would be deducted from the face amount of the B/A. Subject to the repayment requirements of this Agreement, on the last day of the relevant Contract Period for such B/A Equivalent Loan, the applicable Canadian Borrowing Subsidiary shall be entitled to convert each such B/A Equivalent Loan into another type of Loan, or to roll over each such B/A Equivalent Loan into another B/A Equivalent Loan, all in accordance with the applicable provisions of this Agreement.
(l) Notwithstanding any provision hereof but subject to Section 2.11(b), the Borrowers may not prepay any B/A Drawing other than on the last day of its Contract Period.
(m) For greater certainty, all provisions of this Agreement that are applicable to B/As shall also be applicable, mutatis mutandis, to B/A Equivalent Loans.
SECTION 2.07. Funding of Borrowings and B/A Drawings. (a) Each Lender shall make each Loan to be made by it hereunder and disburse the Discount Proceeds (net of applicable acceptance fees) of each B/A to be accepted and purchased by it hereunder on the proposed date thereof by wire transfer of immediately available funds in the applicable currency by 2:00 p.m., Local Time, to the account of the Administrative Agent most recently designated by the Administrative Agent for such purpose by notice to the Lenders; provided that Swingline Loans shall be made as provided in Section 2.04. The Administrative Agent will make such Loan proceeds or Discount Proceeds available to the applicable Borrower by promptly crediting the amounts so received, in like funds, to the Applicable Funding Account of such Borrower; provided that ABR Revolving Loans or Swingline Loans made to finance the reimbursement of an LC Disbursement as provided in Section 2.05(e) shall be remitted by the Administrative Agent to the applicable Issuing Bank.
(b) Unless the Administrative Agent shall have received notice from a Lender prior to the proposed date of any Borrowing or acceptance and purchase of B/As that such Lender will not make available to the Administrative Agent such Lender’s share of such Borrowing or the applicable Discount Proceeds (net of applicable acceptance fees), the Administrative Agent may assume that such Lender has made such share available on such date in accordance with paragraph (a) of this Section and may, in reliance upon such assumption, make available to the applicable Borrower a corresponding amount. In such event, if a Lender has not in fact made its share of the applicable Borrowing or the applicable Discount Proceeds (net of applicable acceptance fees) available to the Administrative Agent, then the applicable Lender and such Borrower severally agree to pay to the Administrative Agent forthwith on demand such corresponding amount with interest thereon, for each day from and including the date such amount is made available to such Borrower to but excluding the date of payment to the Administrative Agent, at (i) in the case of such Lender, the rate reasonably determined by the Administrative Agent to be the cost to it of funding such amount or (ii) in the case of such Borrower, the interest rate applicable to the subject Loan or the applicable Discount Rate and pro-rated acceptance fee, as the case may be.

SECTION 2.08. Interest Elections. (a) Each Revolving Borrowing initially shall be of the permitted Type specified in the applicable Borrowing Request and, in the case of a LIBOR Borrowing or a EURIBOR Borrowing, shall have an initial Interest Period as specified in such Borrowing Request. Each B/A Drawing shall have a Contract Period as specified in the applicable request therefor. Thereafter, the applicable Borrower may elect to convert such Borrowing or B/A Drawing to a Borrowing of a different Type or, in the case of a Borrowing in Canadian Dollars, a B/A Drawing, or to continue such Borrowing or B/A Drawing and, in the case of a LIBOR Borrowing or a EURIBOR Borrowing, may elect Interest Periods therefor, all as provided in this Section and on terms consistent with the other provisions of this Agreement, it being understood that no B/A Drawing may be converted or continued other than at the end of the Contract Period applicable thereto. A Borrower may elect different options with respect to different portions of an affected Borrowing or B/A Drawing, in which case each such portion shall be allocated ratably among the Lenders holding the Loans comprising such Borrowing or accepting the B/As comprising such B/A Drawing, as the case may be, and the Loans or B/As resulting from an election made with respect to any such portion shall be considered a separate Borrowing or B/A Drawing. This Section shall not apply to Swingline Borrowings, which may not be converted or continued.
(b) To make an election pursuant to this Section, a Borrower shall notify the Administrative Agent of such election by telephone (i) in the case of an election that would result in a Borrowing, by the time and date that a Borrowing Request would be required under Section 2.03 if such Borrower were requesting a Revolving Borrowing of the Type resulting from such election to be made on the effective date of such election and (ii) in the case of an election that would result in a B/A Drawing or the continuation of a B/A Drawing, by the time and date that a request would be required under Section 2.06 if such Borrower were requesting an acceptance and purchase of B/As to be made on the effective date of such election (each such notice being called an “Interest Election Request”). Each such Interest Election Request shall be irrevocable and shall be confirmed promptly by delivery to the Administrative Agent of a written Interest Election Request in a form approved by the Administrative Agent and signed by a Financial Officer on behalf of the applicable Borrower. Notwithstanding any other provision of this Section, a Borrower shall not be permitted to (i) change the currency of any Borrowing or B/A Drawing, (ii) elect an Interest Period for LIBOR Loans or EURIBOR Loans that does not comply with Section 2.02(d) or any Contract Period for a B/A Drawing that does not comply with Section 2.06 or (iii) convert any Borrowing or B/A Drawing to a Borrowing or B/A Drawing not available to such Borrower under the Class of Commitments pursuant to which such Borrowing or B/A Drawing was made.
(c) Each telephonic and written Interest Election Request shall specify the following information in compliance with Section 2.02:
(i) the Borrowing or B/A Drawing to which such Interest Election Request applies and, if different options are being elected with respect to different portions thereof, the portions thereof to be allocated to each resulting Borrowing or B/A Drawing (in which case the information to be specified pursuant to clauses (iii) and (iv) below shall be specified for each resulting Borrowing or B/A Drawing);

(ii) the effective date of the election made pursuant to such Interest Election Request, which shall be a Business Day;
(iii) in the case of an election resulting in a Borrowing, the Currency and Type of the resulting Borrowing; and
(iv) in the case of an election resulting in a Borrowing, if the resulting Borrowing is to be a LIBOR Borrowing or a EURIBOR Borrowing, the Interest Period to be applicable thereto after giving effect to such election, which shall be a period contemplated by the definition of the term “Interest Period”, and in the case of an election resulting in a B/A Drawing, the Contract Period to be applicable thereto, which shall be a period contemplated by the definition of the term “Contract Period”.
If any such Interest Election Request requests a LIBOR or EURIBOR Borrowing or a B/A Drawing but does not specify an Interest Period or Contract Period, then the Borrower shall be deemed to have selected an Interest Period of one month’s duration or a Contract Period of 30 days’ duration.
(d) Promptly following receipt of an Interest Election Request, the Administrative Agent shall advise each affected Lender of the details thereof and of such Lender’s portion of each resulting Borrowing or B/A Drawing.
(e) If the applicable Borrower fails to deliver a timely Interest Election Request with respect to a LIBOR Borrowing, EURIBOR Borrowing or B/A Drawing prior to the end of the Interest Period or Contract Period applicable thereto, then, unless such Borrowing or B/A Drawing is repaid as provided herein, at the end of such Interest Period or Contract Period, (i) in the case of a LIBOR Borrowing made to the Company, a US Borrowing Subsidiary or a Canadian Borrowing Subsidiary and denominated in US Dollars, such Borrowing shall be converted to an ABR Borrowing, (ii) in the case of a Borrowing or B/A Drawing denominated in Canadian Dollars, such Borrowing or B/A Drawing shall be converted to a Canadian Prime Rate Borrowing and (iii) in the case of any other LIBOR Borrowing or a EURIBOR Borrowing, such Borrowing shall become due and payable on the last day of such Interest Period.
(f) Upon the conversion of any Borrowing (or portion thereof), or the continuation of any B/A Drawing (or portion thereof), to or as a B/A Drawing, the net amount that would otherwise be payable to a Borrower by each Lender pursuant to Section 2.06(f) in respect of such new B/A Drawing shall be applied against the principal of such Borrowing (in the case of a conversion) or the reimbursement obligation owed to such Lender under Section 2.06(i) in respect of the B/As accepted by such Lender as part of such maturing B/A Drawing (in the case of a continuation), and such Borrower shall pay to such Lender an amount equal to the difference between the principal amount of such Loan or the aggregate face amount of such maturing B/As, as the case may be, and such net amount.
(g) Notwithstanding any contrary provision hereof, if an Event of Default has occurred and is continuing and the Administrative Agent, at the request of the Required Lenders, so notifies the Borrower, then, so long as an Event of Default is continuing (i) no outstanding Borrowing denominated in US Dollars to the Company, a US Subsidiary or a Canadian Subsidiary may be converted to or continued as a LIBOR Borrowing and (ii) unless repaid, each LIBOR Borrowing denominated in US Dollars to the Company, a US Subsidiary or a Canadian Subsidiary shall be converted to an ABR Borrowing at the end of the Interest Period applicable thereto.

SECTION 2.09. Termination, Reduction, Increase and Redesignation of Commitments. (a) Unless previously terminated, the Commitments shall terminate on the Maturity Date.
(b) The Company may at any time terminate, or from time to time reduce, the Commitments (ratably as between the Tranches); provided that (i) each reduction of the Commitments shall be in an amount that is an integral multiple of the Borrowing Multiple and not less than the Borrowing Minimum, in each case for Borrowings denominated in US Dollars and (ii) the Company shall not terminate or reduce the Commitments if, after giving effect to such termination or reduction and to any concurrent payment or prepayment of Loans, B/As or LC Disbursements, the aggregate amount of Revolving Credit Exposures under either Tranche would exceed the aggregate amount of Commitments of such Tranche.
(c) The Company shall notify the Administrative Agent of any election to terminate or reduce the Commitments of any Tranche under paragraph (b) of this Section at least two Business Days prior to the effective date of such termination or reduction, specifying such election and the effective date thereof. Promptly following receipt of any such notice, the Administrative Agent shall advise the applicable Lenders of the contents thereof. Each notice delivered by the Company pursuant to this Section shall be irrevocable; provided that a notice of termination of the Commitments of any Tranche may state that such notice is conditioned upon the effectiveness of other credit facilities, in which case such notice may be revoked or extended by the Company (by notice to the Administrative Agent on or prior to the specified effective date) if such condition is not satisfied or the effectiveness of such other credit facilities is delayed. Any termination or reduction of the Commitments of any Tranche shall be permanent. Each reduction of the Commitments of any Tranche shall be made ratably among the applicable Lenders in accordance with their Commitments of such Tranche.
(d) The Company may at any time and from time to time, by written notice to the Administrative Agent (which shall promptly deliver a copy to the applicable Lenders) executed by the Company and one or more financial institutions (any such financial institution referred to in this Section being called an “Increasing Lender”), which may include any Lender, cause new Tranche One Commitments or Tranche Two Commitments to be extended by the Increasing Lenders (or cause the existing Tranche One Commitments or Tranche Two Commitments of the Increasing Lenders to be increased, as the case may be) in an amount for each Increasing Lender (which shall not be less than $5,000,000) set forth in such notice; provided that (i) the new Commitments and increases in existing Commitments pursuant to this paragraph shall not be greater than US$250,000,000 in the aggregate during the term of this Agreement and shall not be less than US$25,000,000 (or any portion of such US$250,000,000 aggregate amount remaining unused) for any such increase, (ii) each Increasing Lender, if not already a Lender hereunder, shall be subject to the approval of the Administrative Agent (which approval shall not be unreasonably withheld) and (iii) each Increasing Lender, if not already a Lender hereunder, shall become a party to this Agreement by completing and delivering to the Administrative Agent a duly executed accession agreement in a form satisfactory to the Administrative Agent and the Company (an “Accession Agreement”). New Commitments and increases in Commitments shall become effective on the date specified in the applicable notices delivered pursuant to this paragraph. Upon the effectiveness of any Accession Agreement to which any Increasing Lender is a party, (i) such Increasing Lender shall thereafter be deemed to be a party to this Agreement and shall be entitled to all rights, benefits and privileges accorded a Lender hereunder and subject to all obligations of a Lender hereunder and (ii) Schedule 2.01 shall be deemed to have been amended to reflect the Commitment or Commitments of such Increasing Lender as provided in such Accession Agreement. Notwithstanding the foregoing, no increase in the Commitments (or in the Commitment of any Lender) pursuant to this paragraph shall become effective unless (i) the Administrative Agent shall have received documents consistent with those delivered under Section 4.01(b) and (c), giving effect to such increase and (ii) on the effective date of such increase, the conditions set forth in Sections 4.02(a) and (b) shall be satisfied (with all references in such paragraphs to a Borrowing being deemed to be references to such increase) and the Administrative Agent shall have received a certificate to that effect dated such date and executed by a Financial Officer of the Company.

(e) On the effective date (the “Increase Effective Date”) of any increase in the Commitments of any Tranche pursuant to paragraph (d) above (a “Commitment Increase”), (i) the aggregate principal amount of the Revolving Borrowings of such Tranche outstanding (the "Initial Borrowings”) immediately prior to the Commitment Increase on the Increase Effective Date shall be deemed to be paid, (ii) each Increasing Lender that shall have had a Commitment under such Tranche prior to the Commitment Increase shall pay to the Administrative Agent in same day funds (in the applicable currencies), an amount equal to the difference between (A) the product of (1) such Lender’s applicable Tranche Percentage (calculated after giving effect to the Commitment Increase) multiplied by (2) the amount of each Subsequent Borrowing (as hereinafter defined) and (B) the product of (1) such Lender’s applicable Tranche Percentage (calculated without giving effect to the Commitment Increase) multiplied by (2) the amount of each Initial Borrowing, (iii) each Increasing Lender that shall not have had a Commitment under such Tranche prior to the Commitment Increase shall pay to Administrative Agent in same day funds (in the applicable currencies) an amount equal to the product of (1) such Increasing Lender’s applicable Tranche Percentage (calculated after giving effect to the Commitment Increase) multiplied by (2) the amount of each Subsequent Borrowing, (iv) after the Administrative Agent receives the funds specified in clauses (ii) and (iii) above, the Administrative Agent shall pay to each Lender (in the applicable currencies) the portion of such funds that is equal to the difference between (A) the product of (1) such Lender’s applicable Tranche Percentage (calculated without giving effect to the Commitment Increase) multiplied by (2) the amount of each Initial Borrowing and (B) the product of (1) such Lender’s applicable Tranche Percentage (calculated after giving effect to the Commitment Increase) multiplied by (2) the amount of each Subsequent Borrowing, (v) after the effectiveness of the Commitment Increase, the applicable Borrower shall be deemed to have made new Borrowings (the "Subsequent Borrowings”) in amounts (in the currencies of the Initial Borrowings) equal to the amounts of the Initial Borrowings and of the Types and for the Interest Periods specified in a Borrowing Request delivered to the Administrative Agent in accordance with Section 2.03, (vi) each Lender shall be deemed to hold its applicable Tranche Percentage of each Subsequent Borrowing (calculated after giving effect to the Commitment Increase) and (vii) the Borrower shall pay each Lender any and all accrued but unpaid interest on its Loans comprising the Initial Borrowings. The deemed payments made pursuant to clause (i) above shall be subject to compensation by the applicable Borrower pursuant to the provisions of Section 2.16 if the Increase Effective Date occurs other than on the last day of the Interest Period relating thereto. On the Increase Effective Date of any increase in the Tranche One Commitments pursuant to paragraph (d) above, the applicable Borrowers and Lenders shall take such actions (including making and receiving payments), if any, as the Administrative Agent shall specify in order that the extensions of credit represented by any outstanding B/As may be held by the Tranche One Lenders ratably in proportion to their Tranche One Commitments; provided that if the Administrative Agent does not specify any such actions, such outstanding B/As will continue outstanding for the duration of the applicable Contract Periods and the applicable Borrowers’ reimbursement obligations under Section 2.06(i) will continue to be owed to the Lenders that accepted and purchased such B/As.

(f) Any Tranche Two Lender may at any time and from time to time, upon five Business Days’ written notice to the Administrative Agent (which shall promptly deliver a copy to each other Lender) and the Company, and with the consent of the Company, cause the entire amount of such Lender’s Tranche Two Commitment to be redesignated as a Tranche One Commitment; provided that (i) at the time of any such redesignation, to the extent there are any outstanding Loans, the parties hereto shall implement arrangements satisfactory to the Company and the Administrative Agent to ensure that the Lenders of each Tranche will, after giving effect to such redesignation (or by such later time as the Administrative Agent may agree) hold the Loans comprising each Borrowing under such Tranche ratably in accordance with their respective Commitments and (ii) such redesignation will not result in the aggregate Tranche One Revolving Credit Exposures exceeding the aggregate Tranche One Commitments or the aggregate Tranche Two Revolving Credit Exposures exceeding the aggregate Tranche Two Commitments.
SECTION 2.10. Repayment of Loans and B/As; Evidence of Debt. (a) Each Borrower hereby unconditionally promises to pay (i) to the Administrative Agent for the account of each applicable Lender the then unpaid principal amount of each Revolving Loan of such Borrower on the Maturity Date and the face amount of each B/A, if any, accepted by such Lender as provided in Section 2.06 and (ii) to the Swingline Lender the then unpaid principal amount of each Swingline Loan on the earlier of the Maturity Date and the first date after such Swingline Loan is made that is the 15th or last day of a calendar month and is at least three Business Days after such Swingline Loan is made; provided that on each date that a Revolving Borrowing denominated in US Dollars or Canadian Dollars (including any ABR Borrowing), Sterling or Euro is made to a Borrower that shall have borrowed Swingline Loans, such Borrower shall repay all its outstanding Swingline Loans denominated in such currency. Each Borrower will pay the principal amount of each Loan or B/A made to or drawn by such Borrower and the accrued interest on such Loan in the currency of such Loan or B/A.
(b) Each Lender shall maintain in accordance with its usual practice an account or accounts evidencing the Indebtedness of each Borrower to such Lender resulting from each Loan made or B/A accepted and purchased by such Lender, including the amounts of principal and interest payable and paid to such Lender from time to time hereunder.
(c) The Administrative Agent shall maintain accounts in which it shall record (i) the amount of each Loan made and B/A accepted and purchased hereunder, the Class and Type of each such Loan and, in the case of any LIBOR or EURIBOR Loan, the Interest Period applicable thereto, (ii) the amount of any principal or interest due and payable or to become due and payable from each Borrower to each Lender hereunder and (iii) the amount of any sum received by the Administrative Agent hereunder for the account of the Lenders or any of them and each Lender’s share thereof.
(d) The entries made in the accounts maintained pursuant to paragraph (b) or (c) of this Section shall be prima facie evidence of the existence and amounts of the Obligations recorded therein; provided that the failure of any Lender or the Administrative Agent to maintain such accounts or any error therein shall not in any manner affect the obligation of any Borrower to repay the Loans in accordance with the terms of this Agreement.
(e) Any Lender may request that Loans of any Class made by it to any Borrower be evidenced by a promissory note. In such event, the applicable Borrower shall prepare, execute and deliver to such Lender a promissory note payable to such Lender (or, if requested by such Lender, to such Lender and its registered assigns) and in a form reasonably acceptable to the Administrative Agent. Thereafter, the Revolving Loans evidenced by such promissory note and interest thereon shall at all times (including after assignment pursuant to Section 11.04) be represented by one or more promissory notes in such form payable to the payee named therein (or, if such promissory note is a registered note, to such payee and its registered assigns).

SECTION 2.11. Prepayment of Loans. (a) Any Borrower shall have the right at any time and from time to time to prepay any Borrowing of such Borrower, in whole or in part, subject to prior notice in accordance with paragraph (d) of this Section.
(b) If the aggregate Revolving Credit Exposures under any Tranche shall exceed the aggregate Commitments under such Tranche, then (i) on the last day of any Interest Period for any LIBOR Borrowing or EURIBOR Borrowing, and the last day of any Contract Period for any B/A Drawing under such Tranche and (ii) on each other date on which any ABR Revolving Borrowing or Swingline Loan shall be outstanding under such Tranche, the applicable Borrowers shall prepay Loans under such Tranche in an aggregate amount equal to the lesser of (A) the amount necessary to eliminate such excess (after giving effect to any other prepayment of Loans or payment of B/As on such day) and (B) the amount of the applicable Revolving Borrowings, B/A Drawings or Swingline Loans referred to in clause (i) or (ii), as applicable. If the aggregate amount of the Revolving Credit Exposures under any Tranche on the last day of any month (or on any other date specified by Lenders representing more than 50% of the Commitments under such Tranche) shall exceed 105% of the aggregate Commitments under such Tranche, then the applicable Borrowers shall, not later than the next Business Day, prepay one or more Borrowings under such Tranche in an aggregate principal amount sufficient to eliminate such excess.
(c) Prior to any optional or mandatory prepayment of Borrowings hereunder, the applicable Borrower shall select the Borrowing or Borrowings to be prepaid and shall specify such selection in the notice of such prepayment pursuant to paragraph (d) of this Section.
(d) The applicable Borrower shall notify the Administrative Agent (and, in the case of prepayment of a Swingline Loan, the Swingline Lender) by a telecopy notice signed by a Financial Officer on behalf of the applicable Borrower of any prepayment of a Borrowing hereunder (i) in the case of a LIBOR Borrowing denominated in US Dollars, not later than 12:00 noon, Local Time, three Business Days before the date of such prepayment (or, in the case of a prepayment under paragraph (b) above, as soon thereafter as practicable), (ii) in the case of a LIBOR Borrowing denominated in Canadian Dollars, Sterling or an Alternative Currency or a EURIBOR Borrowing, not later than 12:00 noon, Local Time, three Business days before the date of such prepayment (or, in the case of a prepayment under paragraph (b) above, as soon thereafter as practicable), (iii) in the case of an ABR Borrowing, not later than 12:00 noon, Local Time, the date of such prepayment and (d) in the case of a Canadian Prime Rate Borrowing, not later than 12:00 noon, Local Time, the date of such prepayment. Each such notice shall be irrevocable and shall specify the prepayment date and the principal amount of each Borrowing or portion thereof to be prepaid; provided that, if a notice of optional prepayment is given in connection with a conditional notice of termination of the Commitments as contemplated by Section 2.09(c), then such notice of prepayment may be revoked or extended if such notice of termination is revoked or extended in accordance with Section 2.09(c). Promptly following receipt of any such notice, the Administrative Agent shall advise the applicable Lenders of the contents thereof. Each partial prepayment of any Borrowing shall be in an amount that would be permitted in the case of an advance of a Borrowing of the same Type as provided in Section 2.02. Each prepayment of a Borrowing shall be applied ratably to the Loans included in the prepaid Borrowing.

SECTION 2.12. Fees. (a) The Company agrees to pay to the Administrative Agent, in US Dollars, for the account of each Lender, a facility fee, which shall accrue at the Applicable Rate on the daily amount of each Commitment of such Lender, whether used or unused, during the period from and including the Closing Date to but excluding the date on which such Commitment terminates; provided that, if any Lender continues to have any Revolving Credit Exposure under any Tranche after its Commitment of such Tranche terminates, then such facility fee shall continue to accrue on the daily amount of such Lender’s Revolving Credit Exposure under such Tranche from and including the date on which such Commitment terminates to but excluding the date on which such Lender ceases to have any Revolving Credit Exposure under such Tranche. Accrued facility fees shall be payable in arrears on the first day of January, April, July and October of each year, commencing on the first such date to occur after the date hereof and, with respect to the Commitments of any Tranche, on the date on which the Commitments of such Tranche shall terminate; provided that any facility fees accruing on the Revolving Credit Exposure under any Tranche after the date on which the Commitments of such Tranche terminate shall be payable on demand. All facility fees shall be computed on the basis of a year of 360 days and shall be payable for the actual number of days elapsed (including the first day but excluding the last day).
(b) The Company agrees to pay (i) to the Administrative Agent, in US Dollars for the account of each Tranche One Lender or each Tranche Two Lender, as applicable, a participation fee with respect to its participations in Letters of Credit, which shall accrue at the Applicable Rate used to determine the interest rate applicable to LIBOR Revolving Loans, on the daily amount of such Lender’s LC Exposure (excluding any portion thereof attributable to unreimbursed LC Disbursements) during the period from and including the Effective Date to but excluding the later of the date on which such Lender’s Commitment terminates and the date on which such Lender ceases to have any LC Exposure and (ii) to each Issuing Bank a fronting fee, which shall accrue at a rate per annum separately agreed upon between the Company and the applicable Issuing Bank on the portion of the daily amount of the LC Exposure (excluding any portion thereof attributable to unreimbursed LC Disbursements) attributable to Letters of Credit issued by such Issuing Bank during the period from and including the Effective Date to but excluding the later of the date of termination of the Commitments and the date on which there ceases to be any LC Exposure, as well as each Issuing Bank’s standard fees with respect to the issuance, amendment, renewal or extension of any Letter of Credit or processing of drawings thereunder. Participation fees and fronting fees accrued or becoming payable in respect of Letters of Credit through and including the last day of March, June, September and December of each year shall be payable on the third Business Day following such last day, commencing on the first such date to occur after the Effective Date; provided that all such fees shall be payable on the date on which the Commitments terminate and any such fees accruing after the date on which the Commitments terminate shall be payable on demand. Any other fees payable to the Issuing Banks pursuant to this paragraph shall be payable within 10 days after demand. All participation fees and fronting fees shall be computed on the basis of a year of 360 days and shall be payable for the actual number of days elapsed (including the first day but excluding the last day).
(c) Each Canadian Borrowing Subsidiary agrees to pay to the Administrative Agent, for the account of each Tranche One Lender, on each date on which B/As drawn by such Canadian Borrowing Subsidiary are accepted and purchased hereunder, in Canadian Dollars, an acceptance fee computed by multiplying the aggregate face amount of the B/As accepted by such Lender on such date by the product of (i) the Applicable Rate (being the applicable “B/A Stamping Fee” set forth in the definition of such term) on such date and (ii) a fraction, the numerator of which is the number of days in the Contract Period applicable to such B/As and the denominator of which is 365.
(d) The Company agrees to pay to the Administrative Agent, for its own account, fees payable in the amounts and at the times separately agreed upon between the Company and the Administrative Agent.
(e) All fees payable hereunder shall be paid on the dates due, in immediately available funds, to the Administrative Agent or to the Issuing Banks (in the case of fees payable to them) for distribution (i) in the case of facility fees, to the Lenders and (ii) in the case of the participation fees, to the Tranche One Lenders or Tranche Two Lenders, as applicable and (iii) in the case of acceptance fees, to the Tranche One Lenders. Fees paid shall not be refundable under any circumstances.

SECTION 2.13. Interest. (a) The Loans comprising each ABR Borrowing (including each Swingline Loan denominated in US Dollars) shall bear interest at the Alternate Base Rate plus the Applicable Rate.
(b) The Revolving Loans comprising each LIBOR Revolving Borrowing shall bear interest at the Adjusted LIBO Rate for the Interest Period in effect for such Borrowing plus the Applicable Rate.
(c) The Revolving Loans comprising each EURIBOR Revolving Borrowing shall bear interest at the Adjusted EURIBO Rate for the Interest Period in effect for such Borrowing plus the Applicable Rate.
(d) The Loans comprising each Canadian Prime Rate Borrowing (including Swingline Loans denominated in Canadian Dollars) shall bear interest at the Canadian Prime Rate plus the Applicable Rate.
(e) The Swingline Loans denominated in Sterling shall bear interest at the Sterling Overnight Rate.
(f) The Swingline Loans denominated in Euro shall bear interest at the Euro Overnight Rate.
(g) Notwithstanding the foregoing, if any principal of or interest on any Loan, B/A or LC Disbursement, any fee or other amount payable by any Borrower hereunder is not paid when due, whether at stated maturity, upon acceleration or otherwise, such overdue amount shall bear interest, after as well as before judgment, at a rate per annum equal to (i) in the case of overdue principal of any Loan, B/A or LC Disbursement, 2% plus the interest rate or discount rate otherwise applicable to such Loan, B/A or LC Disbursement as provided in the preceding paragraphs of this Section or (ii) in the case of any other amount, 2% plus the rate applicable to ABR Loans made to the Company as provided in paragraph (a) of this Section.
(h) Accrued interest on each Loan under any Tranche shall be payable in arrears on each Interest Payment Date for such Loan and upon the termination of the Commitments of such Tranche; provided that (i) interest accrued pursuant to paragraph (e) of this Section shall be payable on demand, (ii) in the event of any repayment or prepayment of any Loan (other than a prepayment of an ABR Revolving Loan, a Canadian Prime Rate Revolving Loan or a Swingline Loan denominated in Sterling or Euro prior to the end of the Availability Period), accrued interest on the principal amount repaid or prepaid shall be payable on the date of such repayment or prepayment and (iii) in the event of any conversion of any LIBOR Revolving Loan or EURIBOR Revolving Loan prior to the end of the current Interest Period therefor, accrued interest on such Loan shall be payable on the effective date of such conversion. All interest shall be payable in the currency in which the applicable Loan is denominated.
(i) All interest hereunder shall be computed on the basis of a year of 360 days, except that (i) interest on Borrowings denominated in Sterling, (ii) interest computed by reference to the Alternate Base Rate at times when the Alternate Base Rate is based on the Prime Rate and (iii) interest on Canadian Prime Rate Borrowings and acceptance fees shall each be computed on the basis of a year of 365 days (or, in the case of ABR Borrowings, 366 days in a leap year), and in each case shall be payable for the actual number of days elapsed (including the first day but excluding the last day). The applicable Adjusted LIBO Rate, Adjusted EURIBO Rate, Alternate Base Rate or Canadian Prime Rate shall be determined by the Administrative Agent, and such determination shall be conclusive absent manifest error.

SECTION 2.14. Alternate Rate of Interest. If prior to the commencement of any Interest Period for a LIBOR Borrowing or a EURIBOR Borrowing:
(a) the Administrative Agent determines (which determination shall be conclusive absent manifest error) that adequate and reasonable means do not exist for ascertaining the Adjusted LIBO Rate or the Adjusted EURIBO Rate, as the case may be, for such Interest Period; or
(b) the Administrative Agent is advised by a majority in interest of the Lenders that would make Loans as part of such Borrowing that the Adjusted LIBO Rate or Adjusted EURIBO Rate, as the case may be, for such Interest Period will not adequately and fairly reflect the cost to such Lenders of making or maintaining the Loans included in such Borrowing for such Interest Period;
then the Administrative Agent shall give notice thereof to the applicable Borrower and the applicable Lenders by telephone or telecopy as promptly as practicable thereafter and, until the Administrative Agent notifies the applicable Borrower and the applicable Lenders that the circumstances giving rise to such notice no longer exist, (i) any Interest Election Request that requests the conversion of any Revolving Borrowing to, or continuation of any Revolving Borrowing as, an affected LIBOR Borrowing or a EURIBOR Borrowing, as the case may be, shall be ineffective, (ii) any affected LIBOR Borrowing or EURIBOR Borrowing that is requested to be continued shall (A) if denominated in US Dollars, be continued as an ABR Borrowing, or (B) otherwise, be repaid on the last day of the then current Interest Period applicable thereto and (iii) any Borrowing Request for an affected LIBOR Borrowing or a EURIBOR Borrowing shall (A) if denominated in US Dollars, be deemed a request for an ABR Borrowing, or (B) otherwise, be ineffective.
SECTION 2.15. Increased Costs. (a) If any Change in Law shall:
(i) impose, modify or deem applicable any reserve, special deposit or similar requirement (including any compulsory loan requirement or insurance charge) against assets of, deposits with or for the account of or credit extended by, any Lender (except any such reserve requirement reflected in the Adjusted LIBO Rate or the Adjusted EURIBO Rate) or any Issuing Bank; or
(ii) impose on any Lender, any Issuing Bank or the London, European or Canadian interbank market any other condition affecting this Agreement or LIBOR Loans or EURIBOR Loans made by or any acceptance and purchase of B/As by such Lender or the funding of such Loans or any Letter of Credit or participations therein; or;
(iii) subject any Credit Party to any Taxes on its loans, loan principal, letters of credit, commitments or other obligations, or its deposits, reserves, other liabilities or capital attributable thereto (other than Other Connection Taxes on gross or net income, profits or revenue (including value-added or similar Taxes));

and the result of any of the foregoing shall be to increase the cost to such Lender or such other Credit Party of making or maintaining any LIBOR Loan or EURIBOR Loan or accepting and purchasing any B/As (or of maintaining its obligation to make any such Loan or to accept and purchase any such B/As) or to increase the cost to such Lender, Issuing Bank or such other Credit Party of participating in, issuing or maintaining any Letter of Credit or to reduce the amount of any sum received or receivable by such Lender, Issuing Bank or such other Credit Party hereunder (whether of principal, interest or otherwise), then the applicable Borrower will pay to such Lender, Issuing Bank or such other Credit Party, as the case may be, such additional amount or amounts as will compensate such Lender, Issuing Bank or such other Credit Party, as the case may be, for such additional costs incurred or reduction suffered.
(b) If any Lender or Issuing Bank determines in good faith that any Change in Law regarding capital requirements has or would have the effect of reducing the rate of return on such Lender’s or Issuing Bank’s capital or on the capital of such Lender’s or Issuing Bank’s holding company, if any, as a consequence of this Agreement or the Loans made or B/As accepted and purchased by, or participations in Letters of Credit held by, such Lender, or the Letters of Credit issued by such Issuing Bank, to a level below that which such Lender or Issuing Bank or such Lender’s or Issuing Bank’s holding company could have achieved but for such Change in Law (taking into consideration such Lender’s or Issuing Bank’s policies and the policies of such Lender’s or Issuing Bank’s holding company with respect to capital adequacy), then from time to time the applicable Borrower will pay to such Lender or Issuing Bank, as the case may be, such additional amount or amounts as will compensate such Lender or Issuing Bank or such Lender’s or Issuing Bank’s holding company for any such reduction suffered.
(c) A certificate of a Lender or Issuing Bank setting forth the amount or amounts necessary to compensate such Lender or Issuing Bank or its holding company, as the case may be, and the manner in which such amount or amounts have been calculated, as specified in paragraph (a) or (b) of this Section, shall be delivered to the Company and shall be conclusive and binding upon all parties hereto absent manifest error. The Company shall pay or cause the applicable Borrower to pay such Lender or Issuing Bank, as the case may be, the amount shown as due on any such certificate within 10 days after receipt thereof.
(d) Failure or delay on the part of any Lender or Issuing Bank to demand compensation pursuant to this Section shall not constitute a waiver of such Lender’s or Issuing Bank’s right to demand such compensation; provided that the applicable Borrower shall not be required to compensate a Lender or Issuing Bank pursuant to this Section for any increased costs or reductions incurred more than 180 days prior to the date that such Lender or Issuing Bank, as the case may be, notifies the Company of the Change in Law giving rise to such increased costs or reductions and of such Lender’s or Issuing Bank’s intention to claim compensation therefor; provided further that, if the Change in Law giving rise to such increased costs or reductions is retroactive, then the 180-day period referred to above shall be extended to include the period of retroactive effect thereof.
(e) The foregoing provisions of this Section shall not apply to Taxes applicable to payments made by the Borrowers hereunder or Other Taxes, which shall be governed solely by Section 2.17.

SECTION 2.16. Break Funding Payments. In the event of (a) the payment of any principal of any LIBOR Loan or any EURIBOR Loan other than on the last day of an Interest Period applicable thereto (including as a result of an Event of Default), (b) the conversion of any LIBOR Loan or any EURIBOR Loan other than on the last day of the Interest Period applicable thereto, (c) the failure to borrow, convert, continue or prepay any LIBOR Loan or any EURIBOR Loan or to make any B/A Drawing on the date specified in any notice delivered pursuant hereto (regardless of whether any such notice may be revoked or extended under Section 2.11(d) and is revoked or extended in accordance therewith) or (d) the assignment of any LIBOR Loan or any EURIBOR Loan or the right to receive payment in respect of a B/A other than on the last day of the Interest Period or Contract Period applicable thereto as a result of a request by the applicable Borrower pursuant to Section 2.19 or the CAM Exchange, then, in any such event, the applicable Borrower shall compensate each Lender for the loss, cost and expense (but not for any lost profit) attributable to such event. Such loss, cost or expense to any Lender shall be deemed to include an amount determined by such Lender to be the excess, if any, of (i) (A) with respect to a LIBOR Loan or EURIBOR Loan, the amount of interest which would have accrued on the principal amount of such Loan had such event not occurred, at the Adjusted LIBO Rate or the Adjusted EURIBO Rate, as the case may be, that would have been applicable to such Loan, for the period from the date of such event to the last day of the then current Interest Period therefor (or, in the case of a failure to borrow, convert or continue, for the period that would have been the Interest Period for such Loan) or (B) with respect to a B/A, (x) in the case of an event described in clause (c) above, the face amount of such B/A minus the Discount Proceeds of such B/A and (y) in the case of an event described in clause (d) above, the face amount of such B/A minus amounts received as a result of such assignment over (ii) the amount of interest that would accrue on such principal amount or the Discount Proceeds applicable to such B/A for such period at the interest rate which such Lender would bid were it to bid, at the commencement of such period, for deposits in the applicable currency of a comparable amount and period from other banks in the London, European or Canadian interbank market. A certificate of any Lender setting forth in reasonable detail any amount or amounts that such Lender is entitled to receive pursuant to this Section shall be delivered to the Company and shall be conclusive absent manifest error. The applicable Borrower shall pay such Lender the amount shown as due on any such certificate within 10 days after receipt thereof. Any payments by the applicable Borrowers in respect of B/As under this section shall be made without duplication of any payment made by any Canadian Borrowing Subsidiary under Section 2.06(i).
SECTION 2.17. Taxes. (a) Any and all payments by or on account of any obligation of a Loan Party hereunder or under any other Loan Document shall be made free and clear of and without deduction for any Indemnified Taxes or Other Taxes; provided that if any Loan Party shall be required to deduct any Indemnified Taxes or Other Taxes from such payments, then (i) the sum payable shall be increased as necessary so that after making all required deductions (including deductions applicable to additional sums payable under this Section) the Administrative Agent, each Lender and each Issuing Bank (as the case may be) receives an amount equal to the sum it would have received had no such deductions been made, (ii) such Loan Party shall make such deductions and (iii) such Loan Party shall pay the full amount deducted to the relevant Governmental Authority in accordance with applicable law.
(b) In addition, the Loan Parties shall pay any Other Taxes to the relevant Governmental Authority in accordance with applicable law.
(c) As soon as practicable after any payment of Indemnified Taxes or Other Taxes by a Loan Party to a Governmental Authority, such Loan Party shall deliver to the Administrative Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Administrative Agent.
(d) Each Loan Party shall jointly and severally indemnify the Administrative Agent, each Lender and each Issuing Bank, within 10 days after written demand therefor, for the full amount of any Indemnified Taxes or Other Taxes paid by the Administrative Agent, such Lender or Issuing Bank, as the case may be, on or with respect to any payment by or on account of any obligation of such Loan Party hereunder or under any other Loan Document (including Indemnified Taxes or Other Taxes imposed or asserted on or attributable to amounts payable under this Section) and any penalties, interest and reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes or Other Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate setting forth the amount of such payment or liability delivered to the Company by the Administrative Agent (for its own account, or on behalf of a Lender or Issuing Bank), a Lender or an Issuing Bank, shall be conclusive absent manifest error. A copy of such certificate shall also be delivered to the Administrative Agent.

(e) Each Lender shall severally indemnify the Administrative Agent for any Taxes (but, in the case of any Indemnified Taxes or Other Taxes, only to the extent that any Loan Party has not already indemnified the Administrative Agent for such Indemnified Taxes or Other Taxes and without limiting the obligation of the Loan Parties to do so) attributable to such Lender that are paid or payable by the Administrative Agent in connection with any Loan Document and any reasonable expenses arising therefrom or with respect thereto, whether or not such Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. The indemnity under this Section 2.17(e) shall be paid within 10 days after the Administrative Agent delivers to the applicable Lender a certificate stating the amount of Taxes so paid or payable by the Administrative Agent. Such certificate shall be conclusive of the amount so paid or payable absent manifest error.
(f) Any Lender that is entitled to an exemption from or reduction of withholding Tax under the law of the jurisdiction in which a Borrower to which such Lender may be required to make Loans hereunder is resident or located, or any treaty to which such jurisdiction is a party, with respect to payments under this Agreement shall deliver to the Company (with a copy to the Administrative Agent), at the time or times prescribed by applicable law, such properly completed and executed documentation prescribed by applicable law or reasonably requested by the Company as will permit such payments to be made without withholding or at a reduced rate; provided that such Lender has received written notice from the Company advising it of the availability of such exemption or reduction and containing all applicable documentation. In addition, any Lender, if requested by the Company or the Administrative Agent, shall deliver such other documentation prescribed by law or reasonably requested by the Company or the Administrative Agent as will enable the Company or the Administrative Agent to determine whether or not such Lender is subject to any withholding (including backup withholding) or information reporting requirements. Notwithstanding anything to the contrary in this Section 2.17(f), the completion, execution and submission of such documentation shall not be required if in the Lender’s judgment such completion, execution or submission would subject such Lender to any material unreimbursed cost or expense or would materially prejudice the legal or commercial position of such Lender. Upon the reasonable request of the Company or the Administrative Agent, any Lender shall update any form or certification previously delivered pursuant to this Section 2.17(f). Any Lender shall promptly notify the Company at any time it determines that it is no longer in a position to provide any such previously delivered documentation to the Company. If any form or certification previously delivered pursuant to this Section 2.17(f) expires or becomes obsolete or inaccurate in any respect with respect to a Lender, such Lender shall promptly (and in any event within 10 days after such expiration, obsolescence or inaccuracy) notify the Company and the Administrative Agent in writing of such expiration, obsolescence or inaccuracy and update the form or certification if it is legally eligible to do so.
(g) If a payment made to any Lender under any Loan Document would be subject to U.S. Federal withholding Tax imposed by FATCA if such Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Lender shall deliver to the Company or the Administrative Agent, at the time or times prescribed by law and at such time or times reasonably requested by the Company or the Administrative Agent, such documentation prescribed by applicable law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by the Company or the Administrative Agent as may be necessary for the Company or the Administrative Agent to comply with its obligations under FATCA, to determine that such Lender has or has not complied with such Lender’s obligations under FATCA and, as necessary, to determine the amount to deduct and withhold from such payment. Solely for purposes of this Section 2.17(g), “FATCA” shall include any amendments made to FATCA after the date of this Agreement.

(h) If the Administrative Agent or a Lender determines, in its sole discretion, that it has received a refund of any Indemnified Taxes or Other Taxes as to which it has been indemnified by a Borrower or with respect to which a Borrower has paid additional amounts pursuant to this Section, it shall pay over such refund to such Borrower (but only to the extent of indemnity payments made, or additional amounts paid, by such Borrower under this Section with respect to the Indemnified Taxes or Other Taxes giving rise to such refund), net of all out-of-pocket expenses of the Administrative Agent or such Lender and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund); provided that such Borrower, upon the request of the Administrative Agent or such Lender, agrees to repay the amount paid over to such Borrower (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) to the Administrative Agent or such Lender in the event the Administrative Agent or such Lender is required to repay such refund to such Governmental Authority. Notwithstanding anything to the contrary in this Section 2.17(h), in no event will the Administrative Agent or any Lender be required to pay any amount to any Borrower pursuant to this Section 2.17(h) to the extent such payment would place the Administrative Agent or such Lender in a less favorable position (on a net after-Tax basis) than the Administrative Agent or such Lender would have been in if the indemnification payments or additional amounts giving rise to such refund had never been paid. This Section shall not be construed to require the Administrative Agent or any Lender to make available its tax returns (or any other information relating to its taxes which it deems confidential) to any Borrower or other Person.
(i) For purposes of Sections 2.17(e) and (f), the term “Lender” includes any Issuing Bank.
(j) If any Governmental Authority shall determine that the Administrative Agent did not properly withhold Taxes from amounts paid to or for the account of any Lender or Issuing Bank (whether because such recipient failed to deliver or to complete properly any form or to notify the Administrative Agent of a change in circumstances that affected its exemption from withholding or for any other reason), such Lender or Issuing Bank shall indemnify the Administrative Agent for all amounts paid, directly or indirectly, by the Administrative Agent as a result of such determination, including any penalties or interest assessed by such Governmental Authority, and including Taxes imposed on amounts payable to the Administrative Agent under this subsection, together with all reasonable costs and expenses related thereto.

SECTION 2.18. Payments Generally; Pro Rata Treatment; Sharing of Set-offs. (a) Each Borrower shall make each payment required to be made by it hereunder or under any other Loan Document (whether of principal, interest, fees or reimbursement of LC Disbursements or otherwise) prior to the time expressly required hereunder or under such other Loan Document for such payment or, if no such time is expressly required, prior to 1:00 p.m., Local Time, on the date when due, in immediately available funds, without set-off or counterclaim. Any amounts received after such time on any date may, in the discretion of the Administrative Agent, be deemed to have been received on the next succeeding Business Day for purposes of calculating interest thereon. All such payments shall be made to the Administrative Agent for the account of the applicable Lenders to such account as the Administrative Agent shall from time to time specify in one or more notices delivered to the Company, except that payments to be made directly to an Issuing Bank or Swingline Lender as expressly provided herein shall be made directly to such parties and payments pursuant to Sections 2.15, 2.16, 2.17, 2.20 and 11.03 shall be made directly to the Persons entitled thereto. The Administrative Agent shall distribute any such payments received by it for the account of any other Person to the appropriate recipient promptly following receipt thereof. If any payment under any Loan Document shall be due on a day that is not a Business Day, the date for payment shall be extended to the next succeeding Business Day and, in the case of any payment accruing interest, interest thereon shall be payable for the period of such extension. All payments hereunder of principal or interest in respect of any Loan, B/A or LC Disbursement shall, except as otherwise expressly provided herein, be made in the currency of such Loan, B/A or LC Disbursement; all other payments hereunder and under each other Loan Document shall be made in US Dollars. Any payment required to be made by the Administrative Agent hereunder shall be deemed to have been made by the time required if the Administrative Agent shall, at or before such time, have taken the necessary steps to make such payment in accordance with the regulations or operating procedures of the clearing or settlement system used by the Administrative Agent to make such payment.
(b) If at any time insufficient funds are received by the Administrative Agent from any Borrower (or from the Company as guarantor of the Obligations of such Borrower pursuant to Article X) and available to pay fully all amounts of principal, unreimbursed LC Disbursements, interest and fees then due from such Borrower hereunder, such funds shall be applied (i) first, towards payment of interest and fees then due from such Borrower hereunder, ratably among the parties entitled thereto in accordance with the amounts of interest and fees then due to such parties and (ii) second, towards payment of principal of the Loans and B/As and unreimbursed LC Disbursements then due from such Borrower hereunder, ratably among the parties entitled thereto in accordance with the amounts of such principal then due to such parties.
(c) If any Lender shall, by exercising any right of set-off or counterclaim or otherwise, obtain payment in respect of its Loans, B/As, participations in LC Disbursements or Swingline Loans or accrued interest on any of the foregoing (collectively “Claims”) resulting in such Lender receiving payment of a greater proportion of the aggregate amount of its Claims than the proportion received by any other Lender, then the Lender receiving such greater proportion shall purchase (for cash at face value) participations in the Claims of the other Lenders to the extent necessary so that the benefit of all such payments shall be shared by the Lenders ratably in accordance with the aggregate amounts of their respective Claims under such Tranche; provided that (i) if any such participations are purchased and all or any portion of the payment giving rise thereto is recovered, such participations shall be rescinded and the purchase price restored to the extent of such recovery, without interest, and (ii) the provisions of this paragraph shall not be construed to apply to any payment made by any Borrower pursuant to and in accordance with the express terms of this Agreement or any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Claims to any assignee or participant, other than to the Company or any Subsidiary or Affiliate thereof (as to which the provisions of this paragraph shall apply). Each Borrower consents to the foregoing and agrees, to the extent it may effectively do so under applicable law, that any Lender acquiring a participation pursuant to the foregoing arrangements may exercise against the Company and each Borrower rights of set-off and counterclaim with respect to such participation as fully as if such Lender were a direct creditor of the Company or such Borrower in the amount of such participation.

(d) Unless the Administrative Agent shall have received notice from a Borrower prior to the date on which any payment is due to the Administrative Agent for the account of any Lenders or Issuing Bank hereunder that such Borrower will not make such payment, the Administrative Agent may assume that such Borrower has made such payment on such date in accordance herewith and may, in reliance upon such assumption, distribute to the applicable Lenders or Issuing Bank, as the case may be, the amount due. In such event, if such Borrower has not in fact made such payment, then each applicable Lender or Issuing Bank, as the case may be, severally agrees to repay to the Administrative Agent forthwith on demand the amount so distributed to such Lender or Issuing Bank with interest thereon, for each day from and including the date such amount is distributed to it to but excluding the date of payment to the Administrative Agent, at a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation.
(e) If any Lender shall fail to make any payment required to be made by it pursuant to Section 2.04(c), 2.05(d) or (e), 2.07(b), 2.18(d) or 11.03(c) then the Administrative Agent may, in its discretion (notwithstanding any contrary provision hereof), apply any amounts thereafter received by it for the account of such Lender to satisfy such Lender’s obligations under such Sections until all such unsatisfied obligations are fully paid.
SECTION 2.19. Mitigation Obligations; Replacement of Lenders. (a) If any Lender requests compensation under Section 2.15 or 2.20, or if any Borrower is required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 2.17, then such Lender shall use reasonable efforts to designate a different lending office for funding or booking its affected Loans or other extensions of credit hereunder or to assign its affected rights and obligations hereunder to another of its offices, branches or affiliates, if, in the judgment of such Lender, such designation or assignment (i) would eliminate or reduce amounts payable pursuant to Section 2.15, 2.17 or 2.20, as the case may be, in the future and (ii) would not subject such Lender to any unreimbursed cost or expense and would not otherwise be disadvantageous to such Lender. The Borrowers hereby agree to pay all reasonable costs and expenses incurred by any Lender in connection with any such designation or assignment.
(b) If (i) any Lender requests compensation under Section 2.15 or 2.20, (ii) any Loan Party is required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 2.17 or (iii) any Lender is a Defaulting Lender, then the Company may, at its sole expense and effort, upon notice to such Lender and the Administrative Agent, require such Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in Section 11.04), all its interests, rights and obligations under the Loan Documents to an assignee that shall assume such obligations (which assignee may be another Lender, if a Lender accepts such assignment); provided that (x) such Borrower shall have received the prior written consent of the Administrative Agent (and, if a Commitment is being assigned, each Issuing Bank), which consent, in each case, shall not unreasonably be withheld, (y) such Lender shall have received payment of an amount equal to the outstanding principal of its Loans and B/As and funded participations in LC Disbursements and Swingline Loans, accrued interest thereon, accrued fees and all other amounts payable to it hereunder, from the assignee (to the extent of such outstanding principal, funded participations and accrued interest and fees) or such Borrower (in the case of all other amounts) and (z) in the case of any such assignment resulting from a claim for compensation under Section 2.15 or 2.20 or payments required to be made pursuant to Section 2.17, such assignment will result in a material reduction in such compensation or payments. A Lender shall not be required to make any such assignment and delegation if, prior thereto, as a result of a waiver by such Lender or otherwise, the circumstances entitling the Company to require such assignment and delegation cease to apply.

SECTION 2.20. Foreign Subsidiary Costs. (a) If the cost to any Lender of making or maintaining any Loan to, or accepting and purchasing any B/A of, or participating in any Letter of Credit or Swingline Loan issued for the account of or made to, any Borrower is increased (or the amount of any sum received or receivable by any Lender (or its applicable lending office) is reduced) by an amount deemed in good faith by such Lender to be material, by reason of the fact that such Borrower is incorporated in, or conducts business in, a jurisdiction outside the United States of America, the United Kingdom or Canada, such Borrower shall indemnify such Lender for such increased cost or reduction within 15 days after demand by such Lender (with a copy to the Administrative Agent). A certificate of such Lender claiming compensation under this paragraph and setting forth the additional amount or amounts to be paid to it hereunder (and the basis for the calculation of such amount or amounts) shall be conclusive in the absence of manifest error.
(b) Each Lender will promptly notify the Company and the Administrative Agent of any event of which it has knowledge that will entitle such Lender to additional interest or payments pursuant to paragraph (a) above, but in any event within 45 days after such Lender obtains actual knowledge thereof; provided that (i) if any Lender fails to give such notice within 45 days after it obtains actual knowledge of such an event, such Lender shall, with respect to compensation payable pursuant to this Section in respect of any costs resulting from such event, only be entitled to payment under this Section for costs incurred from and after the date 45 days prior to the date that such Lender does give such notice and (ii) each Lender will designate a different applicable lending office, if, in the judgment of such Lender, such designation will avoid the need for, or reduce the amount of, such compensation and will not be otherwise disadvantageous to such Lender.
(c) Notwithstanding the foregoing, no Lender shall be entitled to compensation under this Section to the extent the applicable Borrower is a Borrower, and the increased costs for which such Lender is claiming compensation have been or are being incurred at the time such Lender becomes a party to this Agreement, except to the extent that such Lender’s assignor was entitled immediately prior to the assignment to such Lender to receive compensation with respect to such increased costs pursuant to this Section.
(d) The foregoing provisions of this Section shall not apply to Taxes applicable to payments made by the Borrowers hereunder or Other Taxes, which shall be governed solely by Section 2.17.
SECTION 2.21. Designation of Borrowing Subsidiaries. The Company may at any time and from time to time designate any US Subsidiary, UK Subsidiary or Canadian Subsidiary or, with the prior written consent of each Lender, any other Subsidiary, as a Borrower, in each case by delivery to the Administrative Agent of a Borrower Joinder Agreement executed by such Subsidiary and by the Company, and upon such delivery such Subsidiary shall for all purposes of this Agreement be a Borrower and a party to this Agreement. Any Borrowing Subsidiary shall continue to be a Borrowing Subsidiary until the Company shall have executed and delivered to the Administrative Agent a Borrower Termination Agreement with respect to such Subsidiary, whereupon such Subsidiary shall cease to be a Borrowing Subsidiary hereunder. Notwithstanding the preceding sentence, (a) no Borrower Joinder Agreement shall become effective as to any Subsidiary if it shall be unlawful for such Subsidiary to become a Borrower hereunder or for any Lender participating in a Tranche under which such Subsidiary may borrow to make Loans or otherwise extend credit to such Subsidiary as provided herein and (b) no Borrower Termination Agreement will become effective as to any Borrowing Subsidiary until all Loans made to and B/As drawn by such Borrowing Subsidiary shall have been repaid, all Letters of Credit issued for the account of such Borrowing Subsidiary have been drawn in full or have expired and all amounts payable by such Borrowing Subsidiary in respect of LC Disbursements, interest and/or fees (and, to the extent notified by the Administrative Agent or any Lender, any other amounts payable hereunder by such Borrowing Subsidiary) shall have been paid in full; provided that such Borrower Termination Agreement shall be effective to terminate the right of such Borrowing Subsidiary to request or receive further extensions of credit under this Agreement. As soon as practicable upon receipt of a Borrower Joinder Agreement, the Administrative Agent shall send a copy thereof to each Lender.

SECTION 2.22. Defaulting Lenders. Notwithstanding any provision of this Agreement to the contrary, if any Lender becomes a Defaulting Lender, then the following provisions shall apply for so long as such Lender is a Defaulting Lender:
(a) fees shall cease to accrue on the unused portion of the Commitment of such Defaulting Lender pursuant to Section 2.12(a);
(b) the Commitments and Revolving Credit Exposures of such Defaulting Lender shall not be included in determining whether the Required Lenders have taken or may take any action hereunder (including any consent to any amendment, waiver or other modification pursuant to Section 11.02); provided, that this clause (b) shall not apply in the case of an amendment, waiver or other modification requiring the consent of each Lender or each Lender affected thereby;
(c) if any Swingline Exposure or LC Exposure exists at the time such Lender becomes a Defaulting Lender then:
(i) all or any part of the Swingline Exposures and LC Exposures of such Defaulting Lender shall be reallocated among the non-Defaulting Tranche One Lenders or non-Defaulting Tranche Two Lenders, as applicable, in proportion to their respective Tranche One Percentages or Tranche Two Percentages, as applicable, but only to the extent (A) the sum of all non-Defaulting Tranche One Lenders’ Tranche One Revolving Credit Exposures plus such Defaulting Lender’s Tranche One Swingline Exposure and Tranche Two LC Exposure does not exceed the total of all non-Defaulting Tranche One Lenders’ Tranche One Commitments and (B) the sum of all non-Defaulting Tranche Two Lenders’ Tranche Two Revolving Credit Exposures plus such Defaulting Lender’s Tranche Two Swingline Exposure and Tranche Two LC Exposure does not exceed the total of all non-Defaulting Tranche Two Lenders’ Tranche Two Commitments; provided that this clause (c)(i) shall not apply if, at the time the reallocation provided for herein would otherwise have been made, an Event of Default has occurred and is continuing;
(ii) if the reallocations described in clause (i) above cannot, or can only partially, be effected, the Borrowers shall within one Business Day following notice by the Administrative Agent (after giving effect to any partial reallocation pursuant to clause (i) above) (x) prepay such Swingline Exposure and/or (y) cash collateralize for the benefit of the Issuing Banks the Borrowers’ obligations corresponding to such Defaulting Lender’s LC Exposure in accordance with the procedures set forth in Section 2.05(j) for so long as such LC Exposure is outstanding;
(iii) if the Borrowers cash collateralize any portion of such Defaulting Lender’s LC Exposure pursuant to clause (ii) above, the Borrowers shall not be required to pay any fees to such Defaulting Lender pursuant to Section 2.12(b) with respect to such Defaulting Lender’s LC Exposure during the period such Defaulting Lender’s LC Exposure is cash collateralized;

(iv) if the LC Exposure of such Defaulting Lender is reallocated pursuant to clause (i) above, then the fees payable to the Lenders pursuant to Section 2.12(b) shall be adjusted in accordance with the amounts of such LC Exposure allocated to the non-Defaulting Lenders;
(v) if all or any portion of such Defaulting Lender’s LC Exposure is neither reallocated nor cash collateralized pursuant to clause (i) or (ii) above, then, without prejudice to any rights or remedies of the Issuing Banks or any other Lender hereunder, all letter of credit fees payable under Section 2.12(b) with respect to such Defaulting Lender’s LC Exposure shall be payable to the Issuing Banks until and to the extent that such LC Exposure is reallocated and/or cash collateralized; and
(d) so long as such Lender is a Defaulting Lender, no Swingline Lender shall be required to fund any Swingline Loan, and no Issuing Bank shall be required to issue, amend or increase any Letter of Credit, unless it is satisfied that the Defaulting Lender’s Swingline Exposure and LC Exposure will be 100% reallocated to the non-Defaulting Lenders and/or cash collateralized as provided above, and participating interests in any newly made Swingline Loan or any newly issued or increased Letter of Credit shall be allocated among non-Defaulting Lenders of the applicable Tranche in a manner consistent with Section 2.22(c)(i) (and such Defaulting Lender shall not participate therein).
If (i) a Bankruptcy Event with respect to a parent entity of any Lender shall occur following the date hereof and for so long as such event shall continue or (ii) a Swingline Lender or an Issuing Bank has a good faith belief that any Lender has defaulted in fulfilling its obligations under one or more other agreements in which such Lender commits to extend credit, such Swingline Lender shall not be required to fund any Swingline Loan and such Issuing Bank shall not be required to issue, amend or increase any Letter of Credit, unless such Swingline Lender or such Issuing Bank, as the case may be, shall have entered into arrangements with the Borrowers or such Lender, reasonably satisfactory to the Swingline Lender or such Issuing Bank, as the case may be, to eliminate any risk to it in respect of such Lender hereunder.
In the event that the Administrative Agent, the Borrower, each Swingline Lender and each Issuing Bank shall agree that a Defaulting Lender has adequately remedied all matters that caused such Lender to be a Defaulting Lender, then the Swingline Exposures and LC Exposures of the Lenders shall be readjusted to reflect the inclusion of such Lender’s Commitments and on such date such Lender shall purchase at par such of the Tranche One Loans and/or Tranche Two Loans of the other Lenders, and such funded participations in Swingline Loans and LC Disbursements, as the Administrative Agent shall determine to be necessary in order for the Lenders to hold such Loans and funded participations in accordance with their applicable Tranche Percentages.
ARTICLE III
Representations and Warranties
The Company represents and warrants, and each Borrower represents and warrants as to itself and its subsidiaries, to the Lenders that:
SECTION 3.01. Organization; Powers. Each Loan Party is duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization, has all requisite power and authority to carry on its business as now conducted and, except where the failure to do so, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect, is qualified to do business and is in good standing, in every jurisdiction where such qualification is required.

SECTION 3.02. Authorization; Enforceability. The Transactions to be entered into by each Loan Party are within such Loan Party’s corporate, partnership or other applicable powers and have been duly authorized by all necessary corporate, partnership and, if required, stockholder or other equityholder action. This Agreement has been duly executed and delivered by each Borrower and constitutes, and each other Loan Document to which any Loan Party is to be a party, when executed and delivered by such Loan Party, will constitute, a legal, valid and binding obligation of such Borrower or Loan Party (as the case may be), enforceable in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium or other laws affecting creditors’ rights generally and subject to general principles of equity, regardless of whether considered in a proceeding in equity or at law.
SECTION 3.03. Governmental Approvals; No Conflicts. (a) The Transactions (i) do not require any consent or approval of, registration or filing with, or any other action by, any Governmental Authority, (ii) will not violate any applicable law or regulation or the charter, by-laws or other organizational documents of any Loan Party or any order of any Governmental Authority, (iii) will not violate or result in a default under any indenture, material agreement or other material instrument binding upon any Loan Party or its assets, or give rise to a right thereunder to require any payment to be made by any Loan Party and (iv) will not result in the creation or imposition of any Lien on any asset of any Loan Party (other than Liens created hereunder).
(b) Neither the Company nor any of the Subsidiaries is engaged principally, or as one of its important activities, in the business of extending credit for the purpose of purchasing or carrying margin stock (as defined in Regulation U of the Board). No part of the proceeds of any Loan will be used, whether directly or indirectly, for any purpose that would entail a violation of such Regulation U. Following the application of the proceeds of each Borrowing, not more than 25% of the value of the assets (either of the Company only or of the Company and its Subsidiaries on a consolidated basis) will be margin stock (within the meaning of Regulation U).
SECTION 3.04. Financial Condition; No Material Adverse Change. (a) The Company has heretofore furnished to the Lenders its consolidated balance sheet and statements of income, stockholders’ equity and cash flows (i) as of and for the fiscal year ended September 30, 2010, audited and reported on by Ernst & Young LLP, independent public accountants and (ii) as of and for the fiscal quarter ended December 31, 2010, certified by its chief financial officer. Such financial statements present fairly, in all material respects, the financial position and results of operations and cash flows of the Company and its consolidated subsidiaries as of such dates and for such periods in accordance with GAAP, subject to year-end audit adjustments and the absence of footnotes in the case of the statements referred to in clause (ii) above.
(b) Since September 30, 2010, there has been no material adverse change in the business, assets, operations, prospects or condition (financial or otherwise) of the Company and the Subsidiaries, taken as a whole.

SECTION 3.05. Properties. (a) The Company and each of the Subsidiaries has good title to, or valid leasehold interests in, all its real and personal property material to its business, except for minor defects in title that do not interfere with its ability to conduct its business as currently conducted or to utilize such properties for their intended purposes.
(b) Each of the Company and the Subsidiaries owns, or is licensed to use, all trademarks, tradenames, copyrights, patents and other intellectual property material to its business, and the use thereof by the Company and the Subsidiaries does not infringe upon the rights of any other Person, except for any such infringements that, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect.
SECTION 3.06. Litigation and Environmental Matters. (a) There are no actions, suits or proceedings by or before any arbitrator or Governmental Authority (including the United States Food and Drug Administration and the corresponding Governmental Authorities in Canada and the United Kingdom) pending against or, to the knowledge of the Company, threatened against or affecting the Company or any of the Subsidiaries (i) as to which there is a reasonable likelihood of an adverse determination and that, if adversely determined, could reasonably be expected, individually or in the aggregate, to result in a Material Adverse Effect or (ii) that involve any of the Loan Documents or the Transactions.
(b) Except with respect to any matters that, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect, neither the Company nor any of the Subsidiaries (i) has failed to comply with any Environmental Law or to obtain, maintain or comply with any permit, license or other approval required under any Environmental Law, (ii) has become subject to any Environmental Liability, (iii) has received notice of any claim with respect to any Environmental Liability or (iv) knows of any basis for any Environmental Liability.
SECTION 3.07. Compliance with Laws and Agreements. Each of the Company and the Subsidiaries is in compliance with all laws, regulations and orders of any Governmental Authority applicable to it or its property and all indentures, agreements and other instruments binding upon it or its property, except where the failure to comply, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect. No Default has occurred and is continuing.
SECTION 3.08. Investment Company Status. Neither the Company nor any of the Subsidiaries is an “investment company” as defined in, or subject to regulation under, the Investment Company Act of 1940.
SECTION 3.09. Taxes. Each of the Company and the Subsidiaries has timely filed or caused to be filed all Tax returns and reports required to have been filed and has paid or caused to be paid all Taxes required to have been paid by it, except (a) any Taxes that are being contested in good faith by appropriate proceedings and for which the Company or such Subsidiary, as applicable, has set aside on its books adequate reserves or (b) to the extent that the failure to do so could not reasonably be expected to result in a Material Adverse Effect.
SECTION 3.10. ERISA. No ERISA Event has occurred or is reasonably expected to occur that, when taken together with all other such ERISA Events for which liability is reasonably expected to occur, could reasonably be expected to result in a Material Adverse Effect. Any excess of the accumulated benefits under one or more Plans (based on the assumptions used for purposes of Accounting Standards Codification Topic 715) over the fair market value of the assets of such Plan or Plans is in an amount that could not reasonably be expected, individually or in the aggregate, to result in a Material Adverse Effect.

SECTION 3.11. Disclosure. The Company has disclosed to the Lenders all agreements, instruments and corporate or other restrictions to which the Company or any of the Subsidiaries is subject, and all other matters known to any of them, that, individually or in the aggregate, could reasonably be expected to result in a Material Adverse Effect. Neither the Information Memorandum nor any of the other reports, financial statements, certificates or other information furnished by or on behalf of any Loan Party to the Administrative Agent or any Lender in connection with the negotiation of this Agreement or any other Loan Document or delivered hereunder or thereunder (as modified or supplemented by other information so furnished), taken as a whole, contains any material misstatement of fact or omits to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading; provided that, with respect to projected financial information, the Company represents only that such information was prepared in good faith based upon assumptions believed to be reasonable at the time.
SECTION 3.12. Subsidiaries. Schedule 3.12 sets forth the name of, and the ownership interest of the Company in, each Subsidiary and identifies each Subsidiary that is a Designated Subsidiary, in each case as of the Effective Date.
SECTION 3.13. Insurance. Schedule 3.13 sets forth a description of all insurance maintained by or on behalf of the Company and the Subsidiaries as of the Effective Date. As of the Effective Date, all premiums in respect of such insurance have been paid to the extent due. The Company believes that the insurance maintained by or on behalf of the Company and the Subsidiaries is adequate.
SECTION 3.14. Labor Matters. As of the Effective Date, there are no strikes, lockouts or slowdowns against the Company or any Subsidiary pending or, to the knowledge of the Company, threatened. The hours worked by and payments made to employees of the Company and the Subsidiaries have not been in violation in any material respect of the Fair Labor Standards Act or any other applicable Federal, state, local or foreign law dealing with such matters. All payments due from the Company or any Subsidiary, or for which any claim may be made against the Company or any Subsidiary, on account of wages and employee health and welfare insurance and other benefits, have been paid or accrued as a liability on the books of the Company or such Subsidiary. The consummation of the Transactions will not give rise to any right of termination or right of renegotiation on the part of any union under any collective bargaining agreement to which the Company or any Subsidiary is bound.
ARTICLE IV
Conditions
SECTION 4.01. Effective Date. The obligations of the Lenders to make Loans and accept and purchase B/As and of the Issuing Banks to issue Letters of Credit hereunder shall not become effective until the date on which each of the following conditions is satisfied (or waived in accordance with Section 11.02):
(a) The Administrative Agent (or its counsel) shall have received from each party hereto either (i) a counterpart of this Agreement signed on behalf of such party or (ii) written evidence reasonably satisfactory to the Administrative Agent (which may include telecopy transmission of a signed signature page of this Agreement) that such party has signed a counterpart of this Agreement.
(b) The Administrative Agent shall have received a favorable written opinion (addressed to the Administrative Agent and the Lenders and dated the Effective Date) of (i) Morgan, Lewis & Bockius LLP, counsel for the Borrowers, substantially in the form of Exhibit F-1, (ii) John G. Chou, General Counsel of the Company, substantially in the form of Exhibit F-2, (iii) McCarthy Tétrault, counsel for the Canadian Borrowing Subsidiaries on the date hereof, substantially in the form of Exhibit F-3, and (iv) Morgan, Lewis & Bockius LLP, counsel for the UK Borrowing Subsidiaries on the date hereof, substantially in the form of Exhibit F-4 and, in each case, covering such other matters relating to the Loan Parties, the Loan Documents or the Transactions as the Administrative Agent or the Required Lenders shall reasonably request. The Company hereby requests such counsel to deliver such opinions.

(c) The Administrative Agent shall have received such documents and certificates as the Administrative Agent or its counsel may reasonably request relating to the organization, existence and good standing of each Loan Party, the authorization of the Transactions and any other legal matters relating to the Loan Parties, the Loan Documents or the Transactions, all in form and substance satisfactory to the Administrative Agent and its counsel.
(d) The Administrative Agent shall have received a certificate, dated the Effective Date and signed by the Chief Executive Officer, President, a Vice President or a Financial Officer of the Company, confirming compliance with the conditions set forth in paragraphs (a) and (b) of Section 4.02 and in paragraph (f) of this Section.
(e) The Administrative Agent shall have received all fees and other amounts due and payable on or prior to the Effective Date, including, to the extent invoiced, reimbursement or payment of all out-of-pocket expenses (including fees, charges and disbursements of counsel) required to be reimbursed or paid by any Loan Party hereunder or under any other Loan Document.
(f) The Guarantee Requirement shall be satisfied.
(g) The commitments under the Existing Credit Agreement shall have been terminated, the loans and other amounts outstanding or accrued thereunder, whether or not at the time due and payable, shall have been paid in full, all letters of credit outstanding thereunder shall have expired or been terminated or shall be Existing Letters of Credit, and all Liens securing such loans and other amounts shall have been released.
(h) The Agents and Lenders shall have received all documentation and other information requested by them for purposes of ensuring compliance with applicable “know your customer” and anti-money laundering rules and regulations, including the U.S.A. Patriot Act, the Criminal Code (Canada), the Proceeds of Crime (Money Laundering) and Terrorist Financing Act (Canada) and the Anti-terrorism Act (Canada), not fewer than five Business Days prior to the Closing Date.
The Administrative Agent shall notify the Company and the Lenders of the Effective Date, and such notice shall be conclusive and binding. Notwithstanding the foregoing, the obligations of the Lenders to make Loans and accept and purchase B/As and of the Issuing Banks to issue Letters of Credit hereunder shall not become effective unless each of the foregoing conditions is satisfied (or waived pursuant to Section 11.02) at or prior to 5:00 p.m., New York City time, on March 21, 2011 (and, in the event such conditions are not so satisfied or waived, the Commitments shall terminate at such time).

SECTION 4.02. Each Credit Event. The obligation of each Lender to make a Loan on the occasion of any Borrowing or to accept and purchase B/As on the occasion of any B/A Drawing, and of each Issuing Bank to issue, amend, renew or extend any Letter of Credit, is subject to receipt of the request therefor in accordance herewith and to the satisfaction of the following conditions:
(a) With the exception of the representation set forth in Section 3.04(b), which must be true and correct in all material respects on the Closing Date only, the representations and warranties of each Loan Party set forth in the Loan Documents shall be true and correct in all material respects on and as of the date of such Borrowing or B/A Drawing or the date of issuance, amendment, renewal or extension of such Letter of Credit, as applicable.
(b) At the time of and immediately after giving effect to such Borrowing or B/A Drawing or the issuance, amendment, renewal or extension of such Letter of Credit, as applicable, no Default shall have occurred and be continuing.
Each Borrowing or B/A Drawing and each issuance, amendment, renewal or extension of a Letter of Credit shall be deemed to constitute a representation and warranty by the Company on the date thereof as to the matters specified in paragraphs (a) and (b) of this Section.
SECTION 4.03. Initial Credit Event for each Additional Borrowing Subsidiary. The obligations of the Lenders to make Loans to and accept and purchase B/As issued by, and the obligations of the Issuing Banks to issue Letters of Credit for the account of any Borrowing Subsidiary that becomes a Borrowing Subsidiary after the Closing Date in accordance with Section 2.21 are subject to the satisfaction of the following conditions:
(a) The Administrative Agent (or its counsel) shall have received such Borrower’s Borrower Joinder Agreement duly executed by all parties thereto.
(b) The Administrative Agent shall have received such documents (including such legal opinions) as the Administrative Agent or its counsel may reasonably request relating to the formation, existence and good standing of such Borrower, the authorization and legality of the Transactions insofar as they relate to such Borrower and any other legal matters relating to such Borrower, its Borrower Joinder Agreement or such Transactions, all in form and substance reasonably satisfactory to the Administrative Agent and its counsel.
(c) The Administrative Agent and the Lenders shall have received, at least five Business Days prior to the making of such Loans, acceptance and purchase of such B/As or issuance of such Letters of Credit, all documentation and other information relating to such Borrower requested by them for purposes of ensuring compliance with applicable “know your customer” and anti-money laundering rules and regulations, including the U.S.A. Patriot Act.

ARTICLE V
Affirmative Covenants
Until the Commitments have expired or been terminated and the principal of and interest on each Loan and each B/A and all fees payable hereunder have been paid in full and all Letters of Credit have expired or terminated and all LC Disbursements have been reimbursed, the Company covenants and agrees, and each Borrower covenants and agrees, as to itself and its subsidiaries, with the Lenders that:
SECTION 5.01. Financial Statements and Other Information. The Company will furnish to the Administrative Agent, which will make available by means of electronic posting to each Lender:
(a) as soon as available, and in any event within 95 days after the end of each fiscal year of the Company, its audited consolidated balance sheet and related statements of operations, stockholders’ equity and cash flows as of the end of and for such year, in each case setting forth in comparative form the figures for the previous fiscal year, all reported on by independent public accountants of recognized national standing (without a “going concern” or like qualification or exception and without any qualification or exception as to the scope of such audit) to the effect that such consolidated financial statements present fairly in all material respects the financial condition and results of operations of the Company and the consolidated Subsidiaries on a consolidated basis in accordance with GAAP consistently applied;
(b) as soon as available, and in any event within 50 days after the end of each of the first three fiscal quarters of each fiscal year of the Company, its unaudited consolidated balance sheet and related statements of operations, stockholders’ equity and cash flows as of the end of and for such fiscal quarter and the then elapsed portion of the fiscal year, in each case setting forth in comparative form the figures for the corresponding period or periods of (or, in the case of the balance sheet, as of the end of) the previous fiscal year, all certified by a Financial Officer of the Company as presenting fairly in all material respects the financial condition and results of operations of the Company and its consolidated Subsidiaries on a consolidated basis in accordance with GAAP consistently applied, subject to normal year-end audit adjustments and the absence of footnotes;
(c) concurrently with any delivery of financial statements under clause (a) or (b) above, a certificate of a Financial Officer of the Company (i) certifying as to whether a Default has occurred and, if a Default has occurred, specifying the details thereof and any action taken or proposed to be taken with respect thereto, (ii) setting forth reasonably detailed calculations demonstrating compliance with Section 6.11 and (iii) stating whether any change in GAAP or in the application thereof has occurred since the date of the Company’s audited financial statements referred to in Section 3.04 and, if any such change has occurred, specifying the effect of such change on the financial statements accompanying such certificate;
(d) promptly after the same become publicly available, the Company will provide to each Lender copies of all periodic and other reports, proxy statements and other materials filed by the Company or any Subsidiary with the Securities and Exchange Commission, or any Governmental Authority succeeding to any or all of the functions of said Commission, or with any national securities exchange, or distributed by the Company to its shareholders generally, as the case may be;
(e) promptly following a request therefor, any documentation or other information that a Lender reasonably requests in order to comply with its ongoing obligations under applicable “know your customer” and anti-money laundering rules and regulations, including the USA Patriot Act; and
(f) promptly following any request therefor, such other information regarding the operations, business affairs, assets and financial condition of the Company or any Subsidiary, or compliance with the terms of any Loan Document, as the Administrative Agent, or any Lender through the Administrative Agent, may reasonably request, it being understood that the Company may require any Lender receiving such information to confirm in writing its confidentiality obligations under Section 11.12.

Information required to be delivered pursuant to paragraphs (a), (b) and (d) of this Section shall be deemed to have been delivered on the date on which the Company posts such information on the Company’s website on the Internet at http://www.amerisourcebergen.com or at the appropriate Borrower designated website at http://www.sec.gov or http://intralinks.com.
SECTION 5.02. Notices of Material Events. The Company will furnish to the Administrative Agent and each Lender prompt written notice of the following:
(a) the occurrence of any Default;
(b) the filing or commencement of any action, suit or proceeding by or before any arbitrator or Governmental Authority against or affecting the Company or any Affiliate thereof that is reasonably likely to be adversely determined and, if adversely determined, could reasonably be expected to result in a Material Adverse Effect;
(c) the occurrence of any ERISA Event that, alone or together with any other ERISA Events that have occurred, could reasonably be expected to result in liability of the Company and the Subsidiaries in an aggregate amount exceeding $50,000,000;
(d) the amendment, modification or waiver of any provision of any agreement or instrument relating to any Securitization in effect on the date hereof to (i) add any termination event or other similar event, however denominated, or to make any existing such event more onerous to the Company, any Subsidiary or any Securitization Entity, (ii) advance the stated date on which such Securitization terminates, (iii) materially reduce the amount of such Securitization or (iv) materially reduce the advance rate of such Securitization; and
(e) any other development that results in, or could reasonably be expected to result in, a Material Adverse Effect.
Each notice delivered under this Section shall be accompanied by a statement of a Financial Officer or other executive officer of the Company setting forth the details of the event or development requiring such notice and any action taken or proposed to be taken with respect thereto.
SECTION 5.03. Existence; Conduct of Business. The Company will, and will cause each of its Subsidiaries to, do or cause to be done all things necessary to preserve, renew and keep in full force and effect its legal existence and the rights, licenses, permits, privileges, franchises, patents, copyrights, trademarks and trade names material to the conduct of its business; provided that the foregoing shall not prohibit any merger, amalgamation, consolidation, liquidation or dissolution permitted under Section 6.03.
SECTION 5.04. Payment of Obligations. The Company will, and will cause each of the Subsidiaries to, pay its Indebtedness and other obligations, including Tax liabilities, before the same shall become delinquent or in default, except where (a) the validity or amount thereof is being contested in good faith by appropriate proceedings, (b) the Company or the applicable Subsidiary has set aside on its books adequate reserves with respect thereto in accordance with GAAP, (c) such contest effectively suspends collection of the contested obligation and the enforcement of any Lien securing such obligation and (d) the failure to make payment pending such contest could not reasonably be expected to result in a Material Adverse Effect.

SECTION 5.05. Maintenance of Properties; Insurance. The Company will, and will cause each of the Subsidiaries to, (a) keep and maintain all property material to the conduct of its business in good working order and condition, ordinary wear and tear excepted and (b) maintain, with financially sound and reputable insurance companies, insurance in such amounts and against such risks as are customarily maintained by companies engaged in the same or similar businesses operating in the same or similar locations.
SECTION 5.06. Books and Records; Inspection and Audit Rights. The Company will, and will cause each of the Subsidiaries to, keep proper books of record and account in which full, true and correct entries are made of all dealings and transactions in relation to its business and activities. The Company will, and will cause each of the Subsidiaries to, permit any representatives designated by the Administrative Agent or any Lender to visit and inspect its properties, to examine and make extracts from its books and records and to discuss its affairs, finances and condition with its officers and independent accountants, all at such reasonable times and as often as reasonably requested, subject to such reasonable notice requirements and other procedures as shall from time to time be agreed upon by the Company and the Administrative Agent.
SECTION 5.07. Compliance with Laws. The Company will, and will cause each of the Subsidiaries to, comply with all laws, rules, regulations and orders of any Governmental Authority applicable to it or its property, except where the failure to do so, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect.
SECTION 5.08. Use of Proceeds and Letters of Credit. The proceeds of the Loans will be used only for the purposes set forth in the preamble of this Agreement. No part of the proceeds of any Loan will be used, whether directly or indirectly, for any purpose that entails a violation of any of the Regulations of the Board, including Regulations U and X. Letters of Credit will be issued only for general corporate purposes.
SECTION 5.09. Additional Subsidiaries. If any additional Subsidiary is formed or acquired after the Effective Date, the Company will, within 45 days after such Subsidiary is formed or acquired, notify the Administrative Agent and the Lenders thereof and cause the Guarantee Requirement to be satisfied with respect to such Subsidiary (if it is not an Excluded Subsidiary). Subject to Section 11.16, the Company will cause the Guarantee Requirement to remain satisfied at all times.
SECTION 5.10. Senior Debt Status. In the event that the Company or any Designated Subsidiary shall at any time issue or have outstanding any Indebtedness that by its terms is subordinated to any other Indebtedness of the Company or such Subsidiary, the Company shall take or cause such Subsidiary to take all such actions as shall be necessary to cause the Obligations to constitute senior indebtedness (however denominated) in respect of such subordinated Indebtedness and to enable the Lenders to have and exercise any payment blockage or other remedies available or potentially available to holders of senior indebtedness under the terms of such subordinated Indebtedness. Without limiting the foregoing, the Obligations are hereby designated as “senior indebtedness” and, if relevant, as “designated senior indebtedness” in respect of all such subordinated Indebtedness and are further given all such other designations as shall be required under the terms of any such subordinated Indebtedness in order that the Lenders may have and exercise any payment blockage or other remedies available or potentially available to holders of senior indebtedness under the terms of such subordinated indebtedness.

ARTICLE VI
Negative Covenants
Until the Commitments have expired or terminated and the principal of and interest on each Loan and each B/A and all fees payable hereunder have been paid in full and all Letters of Credit have expired or terminated and all LC Disbursements have been reimbursed, the Company covenants and agrees, and each Borrower covenants and agrees, as to itself and its subsidiaries, with the Lenders that:
SECTION 6.01. Indebtedness. (a) The Company will not permit any Subsidiary to be liable for the Senior Notes or any other Material Indebtedness (other than (x) Indebtedness referred to in clauses (i) and (ii) of paragraph (b) below, (y) Guarantees by Foreign Subsidiaries of Material Indebtedness of other Foreign Subsidiaries and (z) Material Indebtedness of Foreign Subsidiaries that is not Guaranteed by any Domestic Subsidiary), whether as a primary obligor or under any Guarantee, unless such Subsidiary (i) shall be a party to and a Guarantor under the Guarantee Agreement or (ii) if the Guarantee Agreement shall have been terminated as provided in Section 11.16, shall have executed and delivered a Guarantee of the Obligations satisfactory in form and substance to the Administrative Agent. The Company will not permit any such Material Indebtedness to contain any provision requiring, contingently or otherwise, that any Subsidiary guarantee any obligations thereunder (other than any provision requiring Guarantees by Foreign Subsidiaries of Material Indebtedness of other Foreign Subsidiaries) unless this Agreement shall have been amended to incorporate such provision, mutatis mutandis, into the appropriate Article herein.
(b) The Company will not, and will not permit any Subsidiary to, enter into any inventory securitization transaction, or create, incur, assume or permit to exist any Indebtedness of an Excluded Subsidiary other than:
(i) Indebtedness under the Existing Securitization or any other Securitization;
(ii) Indebtedness of Excluded Subsidiaries under this Agreement; and
(iii) Indebtedness of Excluded Subsidiaries (other than any Securitization Entity) in an aggregate principal amount not exceeding $500,000,000 at any time outstanding.
SECTION 6.02. Liens. The Company will not, and will not permit any Subsidiary to, create, incur, assume or permit to exist any Lien on any property or asset now owned or hereafter acquired by it, or assign or sell any income or revenues (including accounts receivable) or rights in respect of any thereof, except:
(a) Permitted Encumbrances;
(b) any Lien on any property or asset of the Company or any Subsidiary existing on the date hereof and set forth in Schedule 6.02; provided that (i) such Lien shall not apply to any other property or asset of the Company or any Subsidiary and (ii) such Lien shall secure only those obligations which it secures on the date hereof and extensions, renewals and replacements thereof that do not increase the outstanding principal amount thereof;

(c) any Lien existing on any property or asset prior to the acquisition thereof by the Company or any Subsidiary or existing on any property or asset of any Person that becomes a Subsidiary after the date hereof prior to the time such Person becomes a Subsidiary; provided that (i) such Lien is not created in contemplation of or in connection with such acquisition or such Person becoming a Subsidiary, as the case may be, (ii) such Lien shall not apply to any other property or assets of the Company or any Subsidiary and (iii) such Lien shall secure only those obligations which it secures on the date of such acquisition or the date such Person becomes a Subsidiary, as the case may be, and extensions, renewals and replacements thereof that do not increase the outstanding principal amount thereof;
(d) Liens on fixed or capital assets acquired, constructed or improved by the Company or any Subsidiary; provided that (i) such Liens secure only Indebtedness incurred to finance the acquisition, construction or improvement of such fixed or capital assets, including any Capital Lease Obligations or other Indebtedness assumed in connection with the acquisition of any such assets or secured by a Lien on any such assets prior to the acquisition thereof, and extensions, renewals and replacements of any such Indebtedness that do not increase the outstanding principal amount thereof or result in an earlier maturity date or decreased weighted average life thereof, (ii) such security interests and the Indebtedness secured thereby are incurred prior to or within 90 days after such acquisition or the completion of such construction or improvement, (iii) the Indebtedness secured thereby does not exceed 100% of the cost of acquiring, constructing or improving such fixed or capital assets and (iv) such security interests shall not apply to any other property or assets of the Company or any Subsidiary;
(e) Liens on accounts receivable and the Proceeds thereof existing or deemed to exist in connection with any Securitization permitted pursuant to Section 6.01; and
(f) other Liens securing obligations not greater than US$100,000,000 in the aggregate.
SECTION 6.03. Fundamental Changes. (a) The Company will not, and will not permit any Subsidiary to, merge into, amalgamate with or consolidate with any other Person, or permit any other Person to merge into, amalgamate with or consolidate with it, or liquidate or dissolve, except that if at the time thereof and immediately after giving effect thereto no Default shall have occurred and be continuing, (i) any Subsidiary may merge into the Company in a transaction in which the Company is the surviving corporation, (ii) any Subsidiary may merge into any Subsidiary in a transaction in which the surviving entity is a Subsidiary (and (A) if any party to such merger is a Designated Subsidiary, the surviving entity is a Designated Subsidiary and (B) if any party to such merger is a Borrower, the surviving entity is a Borrower), (iii) any acquisition permitted under Section 6.04 may be accomplished by a merger of one or more Subsidiaries in a transaction in which the surviving entity is a Subsidiary (and (A) if any party to such merger is a Designated Subsidiary, the surviving entity is a Designated Subsidiary and (B) if any party to such merger is a Borrower, the surviving entity is a Borrower) and (iv) any Subsidiary (other than a Designated Subsidiary or a Borrower) may liquidate or dissolve if the Company determines in good faith that such liquidation or dissolution is in the best interests of the Company and is not materially disadvantageous to the Lenders; provided that any such merger or amalgamation involving a Person that is not a wholly owned Subsidiary immediately prior to such merger or amalgamation shall not be permitted unless also permitted by Section 6.04.
(b) The Company will not, and will not permit any of the Subsidiaries to, engage to any material extent in any business other than businesses of the type conducted by the Company and the Subsidiaries on the Closing Date and businesses reasonably related thereto or to the healthcare industry or such other business as shall have been approved by the Required Lenders.

SECTION 6.04. Investments, Loans, Advances, Guarantees and Acquisitions. The Company will not, and will not permit any of the Subsidiaries to, purchase or acquire (including pursuant to any merger or amalgamation with any Person that was not a wholly owned Subsidiary prior to such merger or amalgamation) any Equity Interests in or evidences of indebtedness or other securities (including any option, warrant or other right to acquire any of the foregoing) of, make any loans or advances to, Guarantee any obligations of, or make any investment or acquire any other interest in, any other Person, or purchase or otherwise acquire (in one transaction or a series of transactions) any assets of any other Person constituting a business unit, if (a) a Default shall have occurred and be continuing or would occur as a result of any such transaction and any related incurrence of Indebtedness or (b) the Company shall not be in compliance with Section 6.11 (determined on a pro forma basis as if such transaction and any related incurrence of Indebtedness had occurred on the first day of the most recent period of four fiscal quarters for which financial statements shall have been delivered pursuant to Section 5.01(a) or (b)). The foregoing provisions of this Section shall not prohibit (a) investments, loans, advances, guarantees or acquisitions made pursuant to or in connection with the Existing Securitization or any other Securitization or (b) Permitted Investments.
SECTION 6.05. Asset Sales. The Company will not, and will not permit any of the Subsidiaries to, sell, transfer, lease or otherwise dispose of any asset, including any Equity Interest owned by it, nor will the Company permit any of the Subsidiaries to issue any additional Equity Interest in such Subsidiary, except:
(a) sales of inventory, obsolete or surplus equipment and Permitted Investments in the ordinary course of business;
(b) sales, transfers and dispositions to the Company or a Subsidiary; provided that any such sales, transfers or dispositions involving a Subsidiary that is not a Designated Subsidiary shall be made in compliance with Section 6.08;
(c) sales of accounts receivable and the Proceeds thereof under any Securitization; and
(d) sales, transfers and other dispositions of assets that are not permitted by any other clause of this Section (including pursuant to sale and leaseback transactions); provided that the aggregate fair market value of all assets sold, transferred or otherwise disposed of in reliance upon this clause (d) shall not exceed, at any time, 20% of the Consolidated Tangible Assets of the Company and the Subsidiaries, as reflected on a consolidated balance sheet of the Company as of the last day of the most recent fiscal quarter for which financial statements shall have been delivered pursuant to Section 5.01(a) and (b), most recently prior to such sale or disposition.
SECTION 6.06. Hedging Agreements. The Company will not, and will not permit any of the Subsidiaries to, enter into any Hedging Agreement, other than Hedging Agreements entered into in the ordinary course of business to hedge or mitigate risks to which the Company or any Subsidiary is exposed in the conduct of its business or the management of its liabilities and not for any speculative purpose.

SECTION 6.07. Restricted Payments; Certain Payments of Indebtedness. (a) The Company will not, and will not permit any of the Subsidiaries to, declare or make, or agree to pay or make, directly or indirectly, any Restricted Payment if a Default shall have occurred and be continuing or would occur as a result of making such Restricted Payment and any related incurrence of Indebtedness; provided that (i) Subsidiaries may declare and pay dividends ratably with respect to their Equity Interests and (ii) the Company may pay any cash dividend declared by it not more than 60 days prior to such payment if the payment of such dividend on the date on which it was declared would have been permitted under this paragraph.
(b) The Company will not, and will not permit any of the Subsidiaries to, make or agree to pay or make, directly or indirectly, any payment or other distribution (whether in cash, securities or other property) of or in respect of principal of or interest on any Indebtedness, or any payment or other distribution (whether in cash, securities or other property), including any sinking fund or similar deposit, on account of the purchase, redemption, retirement, acquisition, cancellation or termination of any Indebtedness, if a Default shall have occurred and be continuing or would occur as a result of making such payment and any related incurrence of Indebtedness; provided that the Company or any Subsidiary may pay Indebtedness created under the Loan Documents and make regularly scheduled interest payments and scheduled or mandatory principal payments as and when due in respect of any Indebtedness.
SECTION 6.08. Transactions with Affiliates. The Company will not, and will not permit any of the Subsidiaries to, sell, lease or otherwise transfer any material amount of property or assets to, or purchase, lease or otherwise acquire any material amount of property or assets from, or otherwise engage in any other material transactions with, any Affiliate of the Company or such Subsidiary, except (a) transactions that are at prices and on terms and conditions not less favorable to the Company or such Subsidiary than could be obtained on an arm’s-length basis from unrelated third parties, (b) transactions between or among the Company and the Designated Subsidiaries not involving any other Affiliate, (c) transactions between the Company or any Subsidiary and any Securitization Entity pursuant to any Securitization and (d) any Restricted Payment permitted by Section 6.07.
SECTION 6.09. Restrictive Agreements. The Company will not, and will not permit any of the Subsidiaries to, directly or indirectly, enter into, incur or permit to exist any agreement or other arrangement that prohibits, restricts or imposes any condition upon (a) the ability of the Company or any Domestic Subsidiary to create, incur or permit to exist any Lien upon any of its property or assets (including, without limitation, negative pledges, but other than negative pledges that do not prohibit, restrict or impose any condition upon Liens securing this Agreement or the Obligations) or (b) the ability of any Domestic Subsidiary to pay dividends or other distributions with respect to any shares of its capital stock or to make or repay loans or advances to the Company or any other Subsidiary or to Guarantee Indebtedness of the Company or any other Subsidiary; provided that (i) the foregoing shall not apply to restrictions and conditions imposed by law or by any Loan Document or by any agreement, document or instrument relating to any Securitization or any indenture, agreement or instrument evidencing or governing Indebtedness, in each case, as in effect on the date hereof or as modified in accordance herewith, or relating to the Existing Securitization as modified in accordance herewith, (ii) the foregoing shall not apply to restrictions and conditions existing on the date hereof identified on Schedule 6.09 (but shall apply to any amendment or modification expanding the scope of any such restriction or condition), (iii) the foregoing shall not apply to customary restrictions and conditions contained in agreements relating to the sale of a Subsidiary pending such sale, provided such restrictions and conditions apply only to the Subsidiary that is to be sold and such sale is permitted hereunder, (iv) clause (a) of the foregoing shall not apply to restrictions or conditions imposed by any agreement relating to secured Indebtedness permitted by this Agreement if such Indebtedness is incurred in accordance with Section 6.01 and such restrictions or conditions apply only to the property or assets financed with such Indebtedness, (v) clause (a) of the foregoing shall not apply to customary provisions in leases and other contracts restricting the assignment thereof and (vi) the Company may enter into agreements limiting Guarantees by Subsidiaries, provided that any such agreements do not limit or impair the Guarantees issued or required to be issued in connection with this Agreement.

SECTION 6.10. Material Documents. The Company will not, nor will it permit any Subsidiary to, amend, modify or waive in any manner that could reasonably be expected to adversely affect the Lenders any of its rights under (i) any indenture, material agreement or material instrument evidencing or governing Indebtedness or (ii) its certificate of incorporation, by-laws or other organizational documents.
SECTION 6.11. Leverage Ratio. The Company will not permit the Leverage Ratio as of the last day of any fiscal quarter to exceed 3.00 to 1.00.
SECTION 6.12. Fiscal Quarters. The Company will not change, and will not permit any Subsidiary to change, (a) the fiscal year end of the Company or any Subsidiary to any date other than September 30 or (b) the fiscal quarter ends of the Company or any Subsidiary to any date other than March 31, June 30, September 30 or December 31.
ARTICLE VII
Events of Default
If any of the following events (“Events of Default”) shall occur:
(a) any Borrower shall fail to pay any principal of any Loan or any B/A or any reimbursement obligation in respect of any LC Disbursement when and as the same shall become due and payable, whether at the due date thereof or at a date fixed for prepayment thereof or otherwise;
(b) any Borrower shall fail to pay any interest on any Loan or any fee or any other amount (other than an amount referred to in clause (a) of this Article) payable under this Agreement or any other Loan Document, when and as the same shall become due and payable, and such failure shall continue unremedied for a period of three Business Days;
(c) any representation or warranty made or deemed made by or on behalf of the Company or any Subsidiary in or in connection with any Loan Document or any amendment or modification thereof or waiver thereunder, or any report, certificate, financial statement or other document furnished pursuant to or in connection with any Loan Document or any amendment or modification thereof or waiver thereunder, shall prove to have been incorrect in any material respect when made or deemed made;
(d) the Company or any Borrower shall fail to observe or perform any covenant, condition or agreement contained in Section 5.02, 5.03 (with respect to the existence of any Borrower), 5.06, 5.08 or 5.09 or in Article VI;
(e) any Loan Party shall fail to observe or perform any covenant, condition or agreement contained in any Loan Document (other than those specified in clause (a), (b) or (d) of this Article), and such failure shall continue unremedied for a period of 30 days after notice thereof from the Administrative Agent to the Company (which notice will be given at the request of any Lender);

(f) the Company or any Subsidiary shall fail to make any payment (whether of principal or interest and regardless of amount) in respect of any Material Indebtedness, when and as the same shall become due and payable prior to the expiration of any grace period applicable to such payment;
(g) any event or condition occurs that results in any Material Indebtedness becoming due prior to its scheduled maturity or that enables or permits the holder or holders of any Material Indebtedness or any trustee or agent on its or their behalf to cause any Material Indebtedness to become due, or to require the prepayment, repurchase, redemption or defeasance thereof, prior to its scheduled maturity, or there shall occur any default, event of default, event of termination or other event that results in, or entitles any person other than the Company or a Subsidiary to cause, the acceleration of any Indebtedness, or the termination of the purchase of accounts receivable, under any Securitization; provided that this clause (g) shall not apply to secured Indebtedness that becomes due as a result of the voluntary sale or transfer of the property or assets securing such Indebtedness;
(h) an involuntary proceeding shall be commenced or an involuntary petition shall be filed seeking (i) liquidation, reorganization or other relief in respect of any Borrower or any other Significant Subsidiary or its debts, or of a substantial part of its assets, under any Federal, state or foreign bankruptcy, insolvency, receivership or similar law now or hereafter in effect or (ii) the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for any Borrower or any other Significant Subsidiary or for a substantial part of its assets, and, in any such case, such proceeding or petition shall continue undismissed for 60 days or an order or decree approving or ordering any of the foregoing shall be entered;
(i) any Borrower or any other Significant Subsidiary shall (i) voluntarily commence any proceeding or file any petition seeking liquidation, reorganization or other relief under any Federal, state or foreign bankruptcy, insolvency, receivership or similar law now or hereafter in effect, (ii) consent to the institution of, or fail to contest in a timely and appropriate manner, any proceeding or petition described in clause (h) of this Article, (iii) apply for or consent to the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for any Borrower or any other Significant Subsidiary or for a substantial part of its assets, (iv) file an answer admitting the material allegations of a petition filed against it in any such proceeding, (v) make a general assignment for the benefit of creditors or (vi) take any action for the purpose of effecting any of the foregoing;
(j) any Borrower or any other Significant Subsidiary shall become unable, admit in writing its inability or fail generally to pay its debts as they become due;
(k) one or more judgments for the payment of money in an aggregate amount in excess of US$50,000,000 which is not paid or fully covered by insurance shall be rendered against any Borrower, any other Significant Subsidiary, any Designated Subsidiary or any combination thereof and the same shall remain undischarged for a period of 30 consecutive days during which execution shall not be effectively stayed, or any action shall be legally taken by a judgment creditor to attach or levy upon any assets of the Borrower or any other Significant Subsidiary or any Designated Subsidiary to enforce any such judgment;

(l) an ERISA Event shall have occurred that, in the opinion of the Required Lenders, when taken together with all other ERISA Events that have occurred, could reasonably be expected to result in liability of the Borrowers, the Significant Subsidiaries and the Designated Subsidiaries in an aggregate amount exceeding US$50,000,000;
(m) except as provided in Section 11.14 or 11.16, any Guarantee under any Loan Document or any other guarantee agreement entered into pursuant to Section 6.01(a) shall cease to be, or shall be asserted by any Loan Party not to be, a valid, binding and enforceable obligation of the Company or the applicable Designated Subsidiary;
(n) a Change in Control shall occur;
then, and in every such event (other than an event with respect to any Borrower described in clause (h) or (i) of this Article), and at any time thereafter during the continuance of such event, the Administrative Agent may, and at the request of the Required Lenders shall, by notice to the Company, take either or both of the following actions, at the same or different times: (i) terminate the Commitments, and thereupon the Commitments shall terminate immediately and (ii) declare the Loans and all payment obligations of the Borrowers in respect of B/As then outstanding to be due and payable in whole (or in part, in which case any principal not so declared to be due and payable may thereafter be declared to be due and payable), and thereupon the principal of the Loans and all payment obligations of the Borrowers in respect of B/As so declared to be due and payable, together with accrued interest thereon and all fees and other obligations of the Borrowers accrued hereunder, shall become due and payable immediately, without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Borrowers; and in case of any event with respect to any Borrower described in clause (h) or (i) of this Article, the Commitments shall automatically terminate and the principal of the Loans and all payment obligations of the Borrowers in respect of B/As then outstanding, together with accrued interest thereon and all fees and other obligations of the Borrowers accrued hereunder, shall automatically become due and payable, without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Borrowers.
ARTICLE VIII
The Administrative Agent
Each of the Lenders and Issuing Banks hereby irrevocably appoints the Administrative Agent as its agent and authorizes the Administrative Agent to take such actions on its behalf and to exercise such powers as are delegated to the Administrative Agent by the terms of the Loan Documents, together with such actions and powers as are reasonably incidental thereto.
Any Person serving as the Administrative Agent hereunder shall have the same rights and powers in its capacity as a Lender as any other Lender and may exercise the same as though it were not the Administrative Agent, and such Person and its Affiliates may accept deposits from, lend money to and generally engage in any kind of business with the Company or any Subsidiary or other Affiliate thereof as if it were not the Administrative Agent hereunder.

The Administrative Agent shall not have any duties or obligations except those expressly set forth in the Loan Documents. Without limiting the generality of the foregoing, (a) the Administrative Agent shall not be subject to any fiduciary or other implied duties, regardless of whether a Default has occurred and is continuing, (b) the Administrative Agent shall not have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated by the Loan Documents that the Administrative Agent is required to exercise in writing as directed by the Required Lenders (or such other number or percentage of the Lenders as shall be necessary under the circumstances as provided in Section 11.02) and (c) except as expressly set forth in the Loan Documents, the Administrative Agent shall not have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to the Company or any of the Subsidiaries that is communicated to or obtained by it or any of its Affiliates in any capacity. The Administrative Agent shall not be liable for any action taken or not taken by it with the consent or at the request of the Required Lenders (or such other number or percentage of the Lenders as shall be necessary under the circumstances as provided in Section 11.02) or in the absence of its own gross negligence or willful misconduct. The Administrative Agent shall be deemed not to have knowledge of any Default unless and until written notice thereof is given to the Administrative Agent by the Company or a Lender, and the Administrative Agent shall not be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with any Loan Document, (ii) the contents of any certificate, report or other document delivered thereunder or in connection therewith, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth in any Loan Document, (iv) the validity, enforceability, effectiveness or genuineness of any Loan Document or any other agreement, instrument or document or (v) the satisfaction of any condition set forth in Article IV or elsewhere in any Loan Document, other than to confirm receipt of items expressly required to be delivered to the Administrative Agent.
The Administrative Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing believed by it to be genuine and to have been signed or sent by the proper Person. The Administrative Agent also may rely upon any statement made to it orally or by telephone and believed by it to be made by the proper Person, and shall not incur any liability for relying thereon. The Administrative Agent may consult with legal counsel (who may be counsel for any Borrower), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts.
The Administrative Agent may perform any and all of its duties and exercise its rights and powers by or through any one or more sub-agents appointed by it. The Administrative Agent and any such sub-agent may perform any and all its duties and exercise its rights and powers through its respective Related Parties, including through its Toronto or London branches, as applicable. The exculpatory provisions of the preceding paragraphs and the provisions of Section 11.03 shall apply to any such sub-agent and to the Related Parties of the Administrative Agent and any such sub-agent, and shall apply to their respective activities in connection with the syndication of the credit facilities provided for herein as well as activities as Administrative Agent.

Subject to the appointment and acceptance of a successor Administrative Agent as provided in this paragraph, the Administrative Agent may resign at any time by notifying the Lenders, the Issuing Banks and the Company. Upon any such resignation, the Required Lenders (in the case of a resignation by the Administrative Agent) shall have the right to appoint a successor, subject (except during the existence of an Event of Default) to the approval of the Company. If no successor Administrative Agent shall have been so appointed and shall have accepted such appointment within 30 days after the retiring Administrative Agent gives notice of its resignation, then the retiring Administrative Agent may, on behalf of the Lenders and the Issuing Banks, appoint a successor Administrative Agent which shall be a bank with an office in New York, New York, or an Affiliate of any such bank, that is reasonably acceptable to the Company. Upon the acceptance of its appointment as Administrative Agent hereunder by a successor, such successor shall succeed to and become vested with all the rights, powers, privileges and duties of the retiring Administrative Agent, and the retiring Administrative Agent shall be discharged from its duties and obligations hereunder. The fees payable by the Company to a successor Administrative Agent shall be the same as those payable to its predecessor unless otherwise agreed between the Company and such successor. After an Administrative Agent’s resignation hereunder, the provisions of this Article and Section 11.03 shall continue in effect for the benefit of such retiring Administrative Agent, its sub-agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them while it was acting as Administrative Agent.
Each Lender acknowledges that it has, independently and without reliance upon the Administrative Agent or any other Lender and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement. Each Lender also acknowledges that it will, independently and without reliance upon the Administrative Agent or any other Lender and based on such documents and information as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Agreement, any other Loan Document or any related agreement or any document furnished hereunder or thereunder.
The parties agree that none of the Lead Arrangers and Joint Bookrunners, the Syndication Agents or the Documentation Agents named on the cover page of this Agreement shall, in such capacities, have any powers, duties or responsibilities under this Agreement or any other Loan Document.
ARTICLE IX
Collection Allocation Mechanism
On the CAM Exchange Date, (a) the Commitments shall automatically and without further act be terminated as provided in Article VII, (b) each Lender shall become obligated to fund, within one Business Day, all participations in outstanding Swingline Loans held by it (it being agreed that the CAM Exchange shall not result in a reallocation of such funding obligations, but only of the funded participations resulting therefrom) and (c) the Lenders shall automatically and without further act be deemed to have made reciprocal purchases of interests in the Designated Obligations such that, in lieu of the interests of each Lender in the particular Designated Obligations that it shall own as of such date and immediately prior to the CAM Exchange, such Lender shall own an interest equal to such Lender’s CAM Percentage in each Designated Obligation. Each Lender, each person acquiring a participation from any Lender as contemplated by Section 11.04 and each Borrower hereby consents and agrees to the CAM Exchange. Each Borrower and each Lender agrees from time to time to execute and deliver to the Administrative Agent all such promissory notes and other instruments and documents as the Administrative Agent shall reasonably request to evidence and confirm the respective interests and obligations of the Lenders after giving effect to the CAM Exchange, and each Lender agrees to surrender any promissory notes originally received by it hereunder to the Administrative Agent against delivery of any promissory notes so executed and delivered; provided that the failure of any Borrower to execute or deliver or of any Lender to accept any such promissory note, instrument or document shall not affect the validity or effectiveness of the CAM Exchange.

As a result of the CAM Exchange, on and after the CAM Exchange Date, each payment received by the Administrative Agent pursuant to any Loan Document in respect of the Designated Obligations shall be distributed to the Lenders pro rata in accordance with their respective CAM Percentages (to be redetermined as of each such date of payment or distribution to the extent required by the next paragraph), but giving effect to assignments after the CAM Exchange Date, it being understood that nothing herein shall be construed to prohibit the assignment of a proportionate part of all an assigning Lender’s rights and obligations in respect of a single Class of Commitments or Loans.
In the event that, after the CAM Exchange, the aggregate amount of the Designated Obligations shall change as a result of the making of an LC Disbursement of either Tranche by an Issuing Bank that is not reimbursed by the applicable Borrower, then (a) each Lender of such Tranche shall, in accordance with Section 2.05(d), promptly purchase from the applicable Issuing Bank a participation in such LC Disbursement in the amount of such Lender’s Tranche One Percentage or Tranche Two Percentage, as the case may be, of such LC Disbursement (without giving effect to the CAM Exchange), (b) the Administrative Agent shall redetermine the CAM Percentages after giving effect to such LC Disbursement and the purchase of participations therein by the applicable Lenders, and the Lenders shall automatically and without further act be deemed to have made reciprocal purchases of interests in the Designated Obligations such that each Lender shall own an interest equal to such Lender’s CAM Percentage in each of the Designated Obligations and (c) in the event distributions shall have been made in accordance with the preceding paragraph, the Lenders shall make such payments to one another as shall be necessary in order that the amounts received by them shall be equal to the amounts they would have received had each LC Disbursement been outstanding immediately prior to the CAM Exchange. Each such redetermination shall be binding on each of the Lenders and their successors and assigns and shall be conclusive absent manifest error.
ARTICLE X
Guarantee
In order to induce the Lenders to extend credit hereunder, the Company hereby irrevocably and unconditionally guarantees, as a primary obligor and not merely as a surety, the payment when and as due of the Obligations. The Company further agrees that the due and punctual payment of such Obligations may be extended or renewed, in whole or in part, without notice to or further assent from it, and that it will remain bound upon its guarantee hereunder notwithstanding any such extension or renewal of any such Obligation.
The Company waives presentment to, demand of payment from and protest to any Borrower or other obligor of any of the Obligations, and also waives notice of acceptance of its obligations and notice of protest for nonpayment. The obligations of the Company hereunder shall not be affected by (a) the failure of the Administrative Agent or any Lender to assert any claim or demand or to enforce any right or remedy against any Loan Party under the provisions of this Agreement, any other Loan Document or otherwise, (b) any extension or renewal of any of the Obligations, (c) any rescission, waiver, amendment or modification of, or release from, any of the terms or provisions of this Agreement, or any other Loan Document or agreement, (d) any default, failure or delay, willful or otherwise, in the performance of any of the Obligations, (e) any decree or order, or any law or regulation of any jurisdiction or event affecting any term of an Obligation or (f) any other act, omission or delay to do any other act which may or might in any manner or to any extent vary the risk of the Company or otherwise operate as a discharge of a guarantor as a matter of law or equity or which would impair or eliminate any right of the Company to subrogation or any other circumstance that might constitute a defense of the Company or any other Borrower or obligor, and any defense arising from the foregoing is hereby waived.

The Company further agrees that its agreement hereunder constitutes a guarantee of payment when due (whether or not any bankruptcy or similar proceeding shall have stayed the accrual or collection of any of the Obligations or operated as a discharge thereof) and not merely of collection, and waives any right to require that any resort be had by the Administrative Agent or any Lender to any balance of any deposit account or credit on the books of the Administrative Agent or any Lender in favor of any Borrower or any other Person.
The obligations of the Company hereunder shall not be subject to any reduction, limitation, impairment or termination for any reason (other than the indefeasible payment in full of all the Obligations), and any defense or set-off, counterclaim, recoupment or termination whatsoever, by reason of the invalidity, illegality or unenforceability of any of the Obligations, any impossibility in the performance of any of the Obligations or otherwise (other than for the indefeasible payment in full of all the Obligations) is hereby waived.
The Company further agrees that its obligations hereunder shall continue to be effective or be reinstated, as the case may be, if at any time payment, or any part thereof, of any Obligation is rescinded or must otherwise be restored by the Administrative Agent or any Lender upon the bankruptcy or reorganization of any Borrower or other obligor or otherwise.
In furtherance of the foregoing and not in limitation of any other right, the Administrative Agent or any Lender may have at law or in equity against the Company by virtue hereof, upon the failure of any other Borrower or other obligor to pay any Obligation when and as the same shall become due, whether at maturity, by acceleration, after notice of prepayment or otherwise, the Company hereby promises to and will, upon receipt of written demand by the Administrative Agent or any Lender, forthwith pay, or cause to be paid, to the Administrative Agent or Lender in cash an amount equal to the unpaid principal amount of such Obligation then due, together with accrued and unpaid interest thereon. The Company further agrees that if payment in respect of any Obligation shall be due in a currency other than US Dollars and/or at a place of payment other than New York and if, by reason of any Change in Law, disruption of currency or foreign exchange markets, war or civil disturbance or other event, payment of such Obligation in such currency or at such place of payment shall be impossible or, in the reasonable judgment of the Administrative Agent or any Lender, not consistent with the protection of its rights or interests, then, at the election of the Administrative Agent, the Company shall make payment of such Obligation in US Dollars (based upon the applicable Exchange Rate in effect on the date of payment) and/or in New York, and shall indemnify the Administrative Agent and each Lender against any losses or reasonable out-of-pocket expenses that it shall sustain as a result of such alternative payment.
Upon payment by the Company of any sums as provided above, all rights of the Company against any Borrower or other obligor arising as a result thereof by way of right of subrogation or otherwise shall in all respects be subordinated and junior in right of payment to the prior indefeasible payment in full of all the Obligations owed by such Borrower or other obligor to the Administrative Agent, the Issuing Bank and the Lenders.

ARTICLE XI
Miscellaneous
SECTION 11.01. Notices. (a) Except in the case of notices and other communications expressly permitted to be given by telephone, all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by telecopy, as follows:
(i) if to the Company, to it at 1300 Morris Drive, Suite 100, Chesterbrook, PA 19087, Attention of J.F. Quinn (Telecopy No. (610) 727-3639), with a copy to the Company, Attention of General Counsel;
(ii) if to any Borrower (other than the Company), to it in care of the Company as provided in clause (i) above;
(iii) if to the Administrative Agent, JPMCB, in its capacity as a Swingline Lender or JPMCB, in its capacity as Issuing Bank, as follows: (a) if such notice relates to a Loan or Borrowing denominated in US Dollars or to a Letter of Credit, or does not relate to any particular Loan, Borrowing or Letter of Credit, to JPMorgan Chase Bank, N.A., Loan and Agency Services Group, 1111 Fannin, Floor 10, Houston, TX 77002, United States, Attention of John Ngo (Telecopy No. (713) 374-4312) with a copy to JPMorgan Chase Bank, N.A., 383 Madison Avenue, Floor 24, New York, New York 10179, United States, Attention of Vanessa Chiu (Telecopy No. (646) 534-0574), (b) if such notice relates to a Loan or Borrowing denominated in Canadian Dollars, to JPMorgan Chase Bank, N.A., Loan and Agency Services Group, 1111 Fannin, Floor 10, Houston, TX 77002, United States, Attention of Carla Kinney (Telecopy No. (713) 374-4312) with a copy to JPMorgan Chase Bank, N.A., 383 Madison Avenue, Floor 24, New York, New York 10179, United States, Attention of Vanessa Chiu (Telecopy No. (646) 534-0574) and (c) if such notice relates to a Loan or Borrowing denominated in Euro, Sterling or a Designated Currency, to J.P. Morgan Europe Limited, 125 London Wall, London, EC2Y-5AJ, United Kingdom, Attention of The Manager, Loan & Agency Services (Telecopy No. 44 (0) 207 777 2360) with a copy to JPMorgan Chase Bank, N.A., 383 Madison Avenue, New York, New York 10179, Attention of Vanessa Chiu (Telecopy No. (646) 534-0574);
(iv) if to any other Issuing Bank or Lender, to it at its address (or telecopy number) set forth in its Administrative Questionnaire.
(b) Notices and other communications to the Lenders hereunder may be delivered or furnished by electronic communications pursuant to procedures approved by the Administrative Agent; provided that the foregoing shall not apply to notices pursuant to Article II unless otherwise agreed by the Administrative Agent and the applicable Lender. The Administrative Agent or any Borrower may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it; provided that approval of such procedures may be limited to particular notices or communications.
(c) Any party hereto may change its address or telecopy number for notices and other communications hereunder by notice to the other parties hereto. All notices and other communications given to any party hereto in accordance with the provisions of this Agreement shall be deemed to have been given on the date of receipt.

SECTION 11.02. Waivers; Amendments. (a) No failure or delay by the Administrative Agent, any Issuing Bank or any Lender in exercising any right or power hereunder or under any other Loan Document shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such a right or power, preclude any other or further exercise thereof or the exercise of any other right or power. The rights and remedies of the Administrative Agent, the Issuing Banks and the Lenders hereunder and under the other Loan Documents are cumulative and are not exclusive of any rights or remedies that they would otherwise have. No waiver of any provision of any Loan Document or consent to any departure by any Loan Party therefrom shall in any event be effective unless the same shall be permitted by paragraph (b) of this Section, and then such waiver or consent shall be effective only in the specific instance and for the purpose for which given. Without limiting the generality of the foregoing, the making of a Loan, acceptance and purchase of a B/A or issuance of a Letter of Credit shall not be construed as a waiver of any Default, regardless of whether the Administrative Agent, any Lender or any Issuing Bank may have had notice or knowledge of such Default at the time.
(b) None of this Agreement, any Loan Document or any provision hereof or thereof may be waived, amended or modified except, in the case of this Agreement, pursuant to an agreement or agreements in writing entered into by the Company and the Required Lenders or, in the case of any other Loan Document, pursuant to an agreement or agreements in writing entered into by the Administrative Agent and the Loan Party or Loan Parties that are parties thereto, in each case with the consent of the Required Lenders; provided that no such agreement shall (i) increase any Commitment of any Lender without the written consent of such Lender, (ii) reduce the principal amount of any Loan, payment obligation in respect of a B/A or LC Disbursement or reduce the rate of interest thereon, or reduce any fees payable hereunder, without the written consent of each Lender affected thereby, (iii) postpone the maturity of any Loan or B/A, or the required date of reimbursement of any LC Disbursement, or any date for the payment of any interest or fees payable hereunder, or reduce the amount of, waive or excuse any such payment, or postpone the scheduled date of expiration of any Commitment, without the written consent of each Lender affected thereby, (iv) change Section 2.18(b) or (c) in a manner that would alter the pro rata sharing of payments required thereby, without the written consent of each Lender, (v) change any of the provisions of this Section or the percentage set forth in the definition of “Required Lenders” or any other provision of any Loan Document specifying the number or percentage of Lenders (or Lenders of any Class) required to waive, amend or modify any rights thereunder or make any determination or grant any consent thereunder, without the written consent of each Lender (or each Lender of such Class, as the case may be), (vi) release the Company from its Guarantee under Article X, or release any Subsidiary from its Guarantee under the Guarantee Agreement or any other guarantee agreement entered into pursuant to Section 6.01(a) (except as expressly provided in this Agreement or the Guarantee Agreement), or limit the liability of the Company or any Subsidiary in respect of any such Guarantee, without the written consent of each Lender or (vii) change any provision of any Loan Document in a manner that by its terms adversely affects the rights in respect of payments or prepayments due to Lenders with Commitments or Obligations of any Class differently than those with Commitments or Obligations of any other Class, without the written consent of Lenders holding a majority in interest of the Commitments and outstanding Loans and B/As of the adversely affected Class; provided further that (A) no such agreement shall amend, modify or otherwise affect the rights or duties of the Administrative Agent, any Issuing Bank or Swingline Lender without the prior written consent of such Agent, Issuing Bank or Swingline Lender, as the case may be, and (B) any waiver, amendment or modification of this Agreement that by its terms affects the rights or duties under this Agreement of Lenders under one Tranche (but not of Lenders under the other Tranche) may be effected by an agreement or agreements in writing entered into by the Company and requisite percentage in interest of the Lenders under the affected Tranche. Notwithstanding the foregoing, any provision of this Agreement may be amended by an agreement in writing entered into by the Company, the Required Lenders and the Administrative Agent (and, if their rights or obligations are affected thereby, the Issuing Banks and the Swingline Lenders) if (1) by the terms of such agreement the Commitments of each Lender not consenting to the amendment provided for therein shall terminate upon the effectiveness of such amendment and (2) at the time such amendment becomes effective, each Lender not consenting thereto receives payment in full of the principal of and interest accrued on each Loan made and B/A accepted by it and all other amounts owing to it or accrued for its account under this Agreement.

SECTION 11.03. Expenses; Indemnity; Damage Waiver. (a) The Company shall pay (i) all reasonable out-of-pocket expenses incurred by the Administrative Agent, the Arrangers and their Affiliates, including the reasonable fees, charges and disbursements of outside counsel for the Administrative Agent, the Arrangers and their Affiliates, in connection with the structuring, arrangement and syndication of the credit facilities provided for herein, the preparation and administration of the Loan Documents or any amendments, modifications or waivers of the provisions thereof (whether or not the transactions contemplated hereby or thereby shall be consummated), (ii) all reasonable out-of-pocket expenses incurred by the Issuing Banks in connection with the issuance, amendment, renewal or extension of any Letter of Credit or any demand for payment thereunder and (iii) all out-of-pocket expenses incurred by the Administrative Agent or any Arranger, Issuing Bank or Lender, including the fees, charges and disbursements of any outside counsel for the Administrative Agent or such Arranger, Issuing Bank or Lender, in connection with the enforcement or protection of its rights in connection with the Loan Documents, including its rights under this Section, or in connection with the Loans made, the B/As accepted and purchased or the Letters of Credit issued hereunder, including all such out-of-pocket expenses incurred during any workout, restructuring or negotiations in respect of such Loans, B/As or Letters of Credit.
(b) The Company shall indemnify the Administrative Agent, each Arranger, Issuing Bank and Lender, and each Related Party of any of the foregoing Persons (each such Person being called an "Indemnitee”) against, and hold each Indemnitee harmless from, any and all losses, claims, damages, penalties, liabilities and related expenses, including the reasonable fees, charges and disbursements of any outside counsel for any Indemnitee, incurred by or asserted against any Indemnitee arising out of, in connection with, or as a result of (i) the structuring, arrangement and syndication of the credit facilities provided for herein, (ii) the execution or delivery of any Loan Document or any other agreement or instrument contemplated hereby, the performance by the parties to the Loan Documents of their respective obligations thereunder or the consummation of the Transactions or any other transactions contemplated hereby, (iii) any Loan, B/A or Letter of Credit or the use of the proceeds therefrom (including any refusal by an Issuing Bank to honor a demand for payment under a Letter of Credit if the documents presented in connection with such demand do not strictly comply with the terms of such Letter of Credit), (iv) any Environmental Liability related in any way to the Company or any of the Subsidiaries or (v) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory and regardless of whether initiated by any Indemnitee or a third party or whether any Indemnitee is a party thereto; provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, penalties, liabilities or related expenses are determined by a court of competent jurisdiction by final and nonappealable judgment to have resulted from (A) the gross negligence or willful misconduct of such Indemnitee or (B) the breach by such Indemnitee in bad faith of its obligations under the Loan Documents.

(c) To the extent that the Company fails to pay any amount required to be paid by it to the Administrative Agent or any Issuing Bank or Swingline Lender under paragraph (a) or (b) of this Section, each Lender severally agrees to pay to the Administrative Agent, such Issuing Bank or Swingline Lender, as the case may be, such Lender’s pro rata share (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought) of such unpaid amount; provided that the unreimbursed expense or indemnified loss, claim, damage, liability or related expense, as the case may be, was incurred by or asserted against the Administrative Agent, such Issuing Bank or Swingline Lender in its capacity as such. For purposes hereof, a Lender’s “pro rata share” shall be determined based upon its share of the sum of the aggregate Revolving Credit Exposures and unused Commitments at the time.
(d) To the extent permitted by applicable law, the Borrowers shall not assert, and hereby waive, any claim against any Indemnitee, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement or any agreement or instrument contemplated hereby, the Transactions, any Loan, B/A or Letter of Credit or the use of the proceeds thereof.
(e) All amounts due under this Section shall be payable promptly after written demand therefor.
SECTION 11.04. Successors and Assigns. (a) The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby (including any Affiliate of any Issuing Bank that issues any Letter of Credit), except that the Borrowers may not assign or otherwise transfer any of their rights or obligations hereunder without the prior written consent of each Lender (and any attempted assignment or transfer by any Borrower without such consent shall be null and void). Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby (including any Affiliate of any Issuing Bank that issues any Letter of Credit) and, to the extent expressly contemplated hereby, the Related Parties of each of the Administrative Agent, the Issuing Banks and the Lenders) any legal or equitable right, remedy or claim under or by reason of this Agreement.
(b) (i) Subject to the conditions set forth in paragraph (b)(ii) below, any Lender may assign to one or more assignees all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitments under any Tranche and the Loans and other amounts at the time owing to it under any Tranche) with the prior written consent (such consent not to be unreasonably withheld) of:
(A) the Company; provided that (x) no consent of the Company shall be required for an assignment to a Lender, an Affiliate of a Lender, an Approved Fund or, if an Event of Default has occurred and is continuing, any other assignee, and (y) the Company shall be deemed to have consented to any such assignment unless it shall object thereto by written notice to the Administrative Agent within five Business Days after having received notice thereof;

(B) the Administrative Agent; and
(C) each Issuing Bank.
(ii) Assignments shall be subject to the following additional conditions:
(A) except in the case of an assignment to a Lender or an Affiliate of a Lender or an assignment of the entire remaining amount of any Commitment of the assigning Lender, the amount of each Commitment of the assigning Lender subject to each such assignment (determined as of the date the Assignment and Assumption with respect to such assignment is delivered to the Administrative Agent) shall not be less than US$5,000,000 unless each of the Company and the Administrative Agent shall otherwise consent; provided that no such consent of the Company shall be required if an Event of Default has occurred and is continuing;
(B) each partial assignment of a Commitment and extensions of credit under a Tranche shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under such Tranche;
(C) the parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Assumption, together with a processing and recordation fee of $3,500; and
(D) the assignee, if it shall not be a Lender, shall deliver to the Administrative Agent an Administrative Questionnaire in which the assignee designates one or more credit contacts to whom all syndicate-level information (which may contain material non-public information about the Borrowers and their Related Parties or their securities) will be made available and who may receive such information in accordance with the assignee’s compliance procedures and applicable laws, including Federal, State and foreign securities laws.
For purposes of this Section, the term “Approved Fund” means any Person (other than a natural person) that is engaged in making, purchasing, holding or investing in bank loans and similar extensions of credit in the ordinary course of its business and that is administered or managed by a Lender, an Affiliate of a Lender or an entity or an Affiliate of an entity that administers or manages a Lender.
(c) Subject to acceptance and recording thereof pursuant to paragraph (e) of this Section, from and after the effective date specified in each Assignment and Assumption, the assignee thereunder shall be a party hereto and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto but shall continue to be entitled to the benefits of Sections 2.15, 2.16, 2.17 and 11.03). Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this paragraph shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with paragraph (f) of this Section.
(d) The Administrative Agent, acting for this purpose as an agent of the Borrowers, shall maintain at one of its offices in The City of New York a copy of each Assignment and Assumption delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Commitments of, and principal amounts owing to, each Lender pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive, and the Borrowers, the Administrative Agent, the Issuing Banks and the Lenders may treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary. The Register shall be available for inspection by any Borrower, Issuing Bank and Lender at any reasonable time and from time to time upon reasonable prior notice.

(e) Upon its receipt of a duly completed Assignment and Assumption executed by an assigning Lender and an assignee, the assignee’s completed Administrative Questionnaire (unless the assignee shall already be a Lender hereunder), the processing and recordation fee referred to in paragraph (b) of this Section and any written consent to such assignment required by paragraph (b) of this Section, the Administrative Agent shall accept such Assignment and Assumption and record the information contained therein in the Register. No assignment shall be effective for purposes of this Agreement unless it has been recorded in the Register as provided in this paragraph. Following the effectiveness of any assignment, the Administrative Agent shall, if so requested, cause promissory notes reflecting such assignment to be issued to the Assignee and, if applicable, to the Assignor, upon cancellation of any existing promissory notes originally issued to the Assignor.
(f) Any Lender may, without the consent of the Company, the Administrative Agent, the Issuing Banks or any other Lender, sell participations to one or more banks or other entities (each a "Participant”) in all or a portion of such Lender’s rights and/or obligations under this Agreement (including all or a portion of its Commitments and its Loans and other extensions of credit hereunder); provided that (i) such Lender’s obligations under this Agreement shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (iii) the Borrowers, the Administrative Agent, the Issuing Banks and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement. Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce the Loan Documents and to approve any amendment, modification or waiver of any provision of the Loan Documents; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, modification or waiver described in the first proviso to Section 11.02(b) that affects such Participant. Each Borrower agrees that each Participant shall be entitled to the benefits of Sections 2.15, 2.16 and 2.17 (subject to the requirements and limitations therein, including the requirements under Section 2.17(f) (it being understood that the documentation required under Section 2.17(f) shall be delivered to the participating Lender)) to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to paragraph (b) of this Section; provided that such Participant (A) agrees to be subject to the provisions of Sections 2.18 and 2.19 as if it were an assignee under paragraph (b) of this Section; and (B) shall not be entitled to receive any greater payment under Sections 2.15 or 2.17, with respect to any participation, than its participating Lender would have been entitled to receive, except to the extent such entitlement to receive a greater payment results from a Change in Law that occurs after the Participant acquired the applicable participation. To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 11.08 as though it were a Lender; provided such Participant agrees to be subject to Section 2.18(c) as though it were a Lender. Each Lender that sells a participation shall, acting solely for this purpose as an agent of the Borrower, maintain a register on which it enters the name and address of each Participant and the principal amounts (and stated interest) of each Participant’s interest in the Loans or other obligations under this Agreement (the “Participant Register”); provided no Lender shall have any obligation to disclose all or any portion of the Participant Register to any Person (including the identity of any Participant or any information relating to a Participant’s interest in any Commitments, Loans, Letters of Credit or its other obligations under this Agreement) except to the extent that such disclosure is necessary to establish that such Commitment, Loan, Letter of Credit or other obligation is in registered form under Section 5f.103-1(c) of the United States Treasury Regulations. The entries in the Participant Register shall be conclusive absent manifest error, and such Lender shall treat each person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary.

(g) Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank, and this Section shall not apply to any such pledge or assignment of a security interest; provided that no such pledge or assignment of a security interest shall release a Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.
(h) Notwithstanding anything to the contrary contained herein, any Lender (a “Granting Bank”) may grant to a special purpose funding vehicle (an “SPC”) of such Granting Bank, identified as such in writing from time to time by the Granting Bank to the Administrative Agent and the Company, the option to provide to any Borrower all or any part of any Loan that such Granting Bank would otherwise be obligated to make to such Borrower pursuant to Section 2.01; provided that (i) nothing herein shall constitute a commitment to make any Loan by any SPC, (ii) if an SPC elects not to exercise such option or otherwise fails to provide all or any part of such Loan, the Granting Bank shall be obligated to make such Loan pursuant to the terms hereof, (iii) all amounts payable by any Borrower to any SPC hereunder in respect of any Loan and the applicability of the cost protection provisions contained in Section 2.15, 2.16 and 2.17 shall be determined as if the Granting Bank had made such Loan and (iv) any notices given by the Administrative Agent, the Borrowers and the other Lenders with respect to any Loan provided by an SPC may be given to the Granting Bank and the Granting Bank shall have the authority to act on behalf of the SPC with respect to such Loans and/or notices. The making of Loans and other extensions of credit by an SPC hereunder shall be deemed to utilize the Commitments of the Granting Bank to the same extent, and as if, such Loans and other extensions of credit were made by the Granting Bank. Each party hereto hereby agrees that no SPC shall be liable for any payment under this Agreement for which a Lender would otherwise be liable, for so long as, and to the extent, the related Granting Bank makes such payment. In furtherance of the foregoing, each party hereto hereby agrees that, prior to the date that is one year and one day after the payment in full of all outstanding senior indebtedness of any SPC, it will not institute against, or join any other person in instituting against, such SPC any bankruptcy, reorganization, arrangement, insolvency or liquidation proceedings or similar proceedings under the laws of the United States or any State thereof. In addition, notwithstanding anything to the contrary contained in this Section, any SPC may assign all or a portion of its interests in any Loans and other extensions of credit to its Granting Bank or to any financial institutions providing liquidity and/or credit facilities to or for the account of such SPC to fund the Loans and other extensions of credit made by such SPC or to support the securities (if any) issued by such SPC to fund such Loans and other extensions of credit.
SECTION 11.05. Survival. All covenants, agreements, representations and warranties made by the Loan Parties in the Loan Documents and in the certificates or other instruments delivered in connection with or pursuant to this Agreement or any other Loan Document shall be considered to have been relied upon by the other parties hereto and shall survive the execution and delivery of the Loan Documents and the making of any Loans, the acceptance and purchase of any B/As and the issuance of any Letters of Credit, regardless of any investigation made by any such other party or on its behalf and notwithstanding that the Administrative Agent, any Issuing Bank or any Lender may have had notice or knowledge of any Default or incorrect representation or warranty at the time any credit is extended hereunder, and shall continue in full force and effect as long as the principal of or any accrued interest on any Loan or any fee or any other amount payable under this Agreement is outstanding and unpaid or any Letter of Credit is outstanding and so long as the Commitments have not expired or terminated. The provisions of Sections 2.15, 2.16, 2.17 and 11.03 and Article VIII shall survive and remain in full force and effect regardless of the consummation of the transactions contemplated hereby, the repayment of the Loans and B/As, the expiration or termination of the Letters of Credit and the Commitments or the termination of this Agreement or any provision hereof.

SECTION 11.06. Counterparts; Integration; Effectiveness. This Agreement may be executed in counterparts (and by different parties hereto on different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract. This Agreement, the other Loan Documents and any separate letter agreements with respect to fees payable to the Administrative Agent or to the Arrangers and their Affiliates constitute the entire contract among the parties relating to the subject matter hereof and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof. Except as provided in Section 4.01, this Agreement shall become effective when it shall have been executed by the Administrative Agent and when the Administrative Agent shall have received counterparts hereof which, when taken together, bear the signatures of each of the other parties hereto, and thereafter shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns. Delivery of an executed counterpart of a signature page of this Agreement by facsimile or other electronic imaging means shall be effective as delivery of a manually executed counterpart of this Agreement.
SECTION 11.07. Severability. Any provision of this Agreement held to be invalid, illegal or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such invalidity, illegality or unenforceability without affecting the validity, legality and enforceability of the remaining provisions hereof; and the invalidity of a particular provision in a particular jurisdiction shall not invalidate such provision in any other jurisdiction.
SECTION 11.08. Right of Setoff. If an Event of Default shall have occurred and be continuing, each Lender and each of its Affiliates is hereby authorized at any time and from time to time, to the fullest extent permitted by law, to set off and apply any and all deposits (general or special, time or demand, provisional or final) at any time held and other obligations at any time owing by such Lender or Affiliate to or for the credit or the account of the Company or any Borrower against any of and all the obligations of the Company, whether in its capacity as a Borrower or guarantor, or any other Borrower now or hereafter existing under this Agreement or any other Loan Document held by such Lender, irrespective of whether or not such Lender shall have made any demand under this Agreement and although such obligations may be unmatured. The rights of each Lender under this Section are in addition to other rights and remedies (including other rights of setoff) which such Lender may have.
SECTION 11.09. Governing Law; Jurisdiction; Consent to Service of Process. (a) This Agreement shall be construed in accordance with and governed by the law of the State of New York.
(b) Each Borrower hereby irrevocably and unconditionally submits, for itself and its property, to the exclusive jurisdiction of the Supreme Court of the State of New York sitting in New York County and of the United States District Court of the Southern District of New York, and any appellate court from any thereof, in any action or proceeding arising out of or relating to any Loan Document, and each of the parties hereto hereby irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding may be heard and determined in such New York State or, to the extent permitted by law, in such Federal court. Each of the parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Nothing in this Agreement or any other Loan Document shall affect any right that the Administrative Agent, any Issuing Bank or any Lender may otherwise have to bring any action or proceeding relating to this Agreement or any other Loan Document against any Borrower or its properties in the courts of any jurisdiction.

(c) Each Borrower hereby irrevocably and unconditionally waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Agreement or any other Loan Document in any court referred to in paragraph (b) of this Section. Each of the parties hereto hereby irrevocably waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.
(d) Each Borrowing Subsidiary that is not a US Subsidiary hereby irrevocably designates, appoints and empowers the Company (with a mandatory copy to the Philadelphia office of Morgan, Lewis & Bockius LLP, having its address at 1701 Market Street, Philadelphia PA 19103, Attention of Michael Pedrick, Esq.), as its process agent to receive for and on its behalf service of process in any legal action or proceeding arising out of or relating to this Agreement. It is understood that a copy of any such process served on the Company, as process agent, shall be promptly forwarded by registered mail by the Person commencing such proceeding to such Borrowing Subsidiary at the address specified in Section 11.01, but the failure of such Borrowing Subsidiary to receive such copy shall not affect in any way the service of such process as aforesaid.
(e) Each party to this Agreement irrevocably consents to service of process in the manner provided for notices in Section 11.01. Nothing in the Agreement or any other Loan Document will affect the right of any party to this Agreement to serve process in any other manner permitted by law.
SECTION 11.10. WAIVER OF JURY TRIAL. EACH PARTY HERETO HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT, ANY OTHER LOAN DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.
SECTION 11.11. Headings. Article and Section headings and the Table of Contents used herein are for convenience of reference only, are not part of this Agreement and shall not affect the construction of, or be taken into consideration in interpreting, this Agreement.

SECTION 11.12. Confidentiality. The Administrative Agent, each Issuing Bank and each Lender agrees to maintain the confidentiality of the Information (as defined below), and will not use such confidential Information for any purpose or in any manner except in connection with this Agreement, except that Information may be disclosed (a) to its and its Affiliates’ directors, officers, employees and agents, including accountants, legal counsel and other advisors (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential), (b) to the extent requested by any governmental, supervisory or regulatory authority (it being understood that it will to the extent reasonably practicable provide the Company with an opportunity to request confidential treatment from such authority), (c) to the extent required by applicable laws or regulations or by any subpoena or similar legal process, (d) to any other party to this Agreement, (e) in connection with the exercise of any remedies hereunder or any suit, action or proceeding relating to this Agreement or any other Loan Document or the enforcement of rights hereunder or thereunder, (f) subject to an agreement containing provisions substantially the same as those of this Section, to (i) any assignee of or Participant in, or any prospective assignee of or Participant in, any of its rights or obligations under this Agreement or (ii) any actual or prospective counterparty (or its advisors) to any swap or derivative transaction relating to the Company or any Subsidiary and its obligations, (g) with the written consent of the Company or (h) to the extent such Information (i) becomes publicly available other than as a result of a breach of this Section or any other confidentiality agreement to which it is party with the Company or any Subsidiary or (ii) becomes available to the Administrative Agent, such Issuing Bank or such Lender on a nonconfidential basis from a source other than the Company. For the purposes of this Section, “Information” means all confidential information received from the Company relating to the Company or its businesses, other than any such information that is available to the Administrative Agent, any Issuing Bank or any Lender on a nonconfidential basis prior to disclosure by the Company. Any Person required to maintain the confidentiality of Information as provided in this Section shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information.
SECTION 11.13. Interest Rate Limitation. Notwithstanding anything herein to the contrary, if at any time the interest rate applicable to any extension of credit hereunder, together with all fees, charges and other amounts which are treated as interest on such extension of credit under applicable law (collectively the “Charges”), shall exceed the maximum lawful rate (the “Maximum Rate”) which may be contracted for, charged, taken, received or reserved by the Lender that made such extension of credit in accordance with applicable law, the rate of interest payable in respect of such extension of credit hereunder, together with all Charges payable in respect thereof, shall be limited to the Maximum Rate and, to the extent lawful, the interest and Charges that would have been payable in respect of such extension of credit but were not payable as a result of the operation of this Section shall be cumulated and the interest and Charges payable to such Lender in respect of other extensions of credit or periods shall be increased (but not above the Maximum Rate therefor) until such cumulated amount, together with interest thereon at the Federal Funds Effective Rate to the date of repayment, shall have been received by such Lender.
SECTION 11.14. Releases of Guarantors. (a) Notwithstanding any contrary provision herein or in any other Loan Document, if the Company shall request the release under the Guarantee Agreement of any Guarantor that shall have been sold in or disposed of (or will, simultaneously with such release, be sold or disposed of) to a Person or Persons (other than the Company and the Subsidiaries) pursuant to any transaction permitted hereby and shall deliver to the Administrative Agent a certificate to the effect that such sale complied or will comply with the terms of this Agreement, the Administrative Agent, if satisfied in its reasonable judgment that the applicable certificate is correct, shall, without the consent of any Lender, execute and deliver all such releases and other instruments, and take all such further actions, as shall be necessary to effect the release of such Guarantor.
(b) Without limiting the provisions of Section 11.03, the Company shall reimburse the Administrative Agent and the Lenders for all costs and expenses, including attorney’s fees and disbursements, incurred by any of them in connection with any action contemplated by this Section.

SECTION 11.15. USA PATRIOT Act. Each Lender hereby notifies the Borrowers that pursuant to the requirements of the USA Patriot Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) (the “Act”), it is required to obtain, verify and record information that identifies the Borrowers, which information includes the names and addresses of the Borrowers and other information that will allow such Lender to identify the Borrowers in accordance with the Act.
SECTION 11.16. Termination of Guarantee Agreement. Notwithstanding any other provision of this Agreement, if at any time (a) no Subsidiary shall be liable for the Senior Notes or any other Material Indebtedness (other than Indebtedness referred to in the first parenthetical in Section 6.01(a) or in clause (i) or (ii) of Section 6.01(b)), whether as a primary obligor or as a Guarantor and (b) the Company shall have delivered to the Administrative Agent a certificate confirming that the condition set forth in the preceding clause (a) shall be satisfied simultaneously with the termination of the Guarantee Agreement, the Guarantee Agreement shall automatically terminate without any further action or consent by any party hereto or to the Guarantee Agreement.
SECTION 11.17. Non-Public Information. (a) Each Lender acknowledges that all information furnished to it pursuant to this Agreement by the Company or on its behalf and relating to the Company, the Subsidiaries or their businesses may include material non-public information concerning the Company and the Subsidiaries or their securities, and confirms that it has developed compliance procedures regarding the use of material non-public information and that it will handle such material non-public information in accordance with the procedures and applicable law, including Federal, state and foreign securities laws.
(b) All such information, including requests for waivers and amendments, furnished by the Company or the Administrative Agent pursuant to, or in the course of administering, this Agreement will be syndicate-level information, which may contain material non-public information about the Company and the Subsidiaries and their securities. Accordingly, each Lender represents to the Company and the Administrative Agent that it has identified in its Administrative Questionnaire a credit contact who may receive information that may contain material non-public information in accordance with its compliance procedures and applicable law, including Federal, state and foreign securities laws.
SECTION 11.18. No Fiduciary Duty. The Company agrees that in connection with all aspects of the Transactions and any communications in connection therewith, the Company and its Affiliates, on the one hand, and the Administrative Agent, the Arrangers, the Issuing Banks, the Lenders and their Affiliates, on the other hand, will have a business relationship that does not create, by implication or otherwise, any fiduciary duty on the part of the Administrative Agent, the Arrangers, the Issuing Banks, the Lenders or their Affiliates, and no such duty will be deemed to have arisen in connection with any such Transactions or communications.
SECTION 11.19. Conversion of Currencies. (a) If, for the purpose of obtaining judgment in any court, it is necessary to convert a sum owing hereunder or pursuant to the Guarantee Agreement in one currency into another currency, each party hereto agrees, to the fullest extent that it may effectively do so, that the rate of exchange used shall be that at which in accordance with normal banking procedures in the relevant jurisdiction the first currency could be purchased with such other currency on the Business Day immediately preceding the day on which final judgment is given.

(b) The obligations of each party hereto in respect of any sum due to any other party hereto or any holder of the obligations owing hereunder (the “Applicable Creditor”) shall, notwithstanding any judgment in a currency (the “Judgment Currency”) other than the currency in which such sum is stated to be due hereunder (the “Agreement Currency”), be discharged only to the extent that, on the Business Day following receipt by the Applicable Creditor of any sum adjudged to be so due in the Judgment Currency, the Applicable Creditor may in accordance with normal banking procedures in the relevant jurisdiction purchase the Agreement Currency with the Judgment Currency; if the amount of the Agreement Currency so purchased is less than the sum originally due to the Applicable Creditor in the Agreement Currency, the Company agrees, as a separate obligation and notwithstanding any such judgment, to indemnify the Applicable Creditor against such loss. The obligations of each party hereto contained in this Section shall survive the termination of this Agreement and the payment of all other amounts owing hereunder.
SECTION 11.20. Waiver of Notice Period in Connection with Termination of the Existing Credit Agreement. Each Lender that is a party to the Existing Credit Agreement hereby waives the prior notice required for the termination of the commitments under the Existing Credit Agreement.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.

AMERISOURCEBERGEN CORPORATION,
by	/s/ J. F. Quinn
	Name:	J. F. Quinn
	Title:	Vice President & Corporate Treasurer

AMERISOURCEBERGEN CANADA CORPORATION,
by	/s/ J. F. Quinn
	Name:	J. F. Quinn
	Title:	Vice President & Corporate Treasurer

AMERISOURCEBERGEN SPECIALTY GROUP CANADA CORPORATION,
by	/s/ J. F. Quinn
	Name:	J. F. Quinn
	Title:	Vice President & Corporate Treasurer

SIGNATURE PAGE TO CREDIT AGREEMENT

BRECON HOLDINGS LIMITED,
by	/s/ J. F. Quinn
	Name:	J. F. Quinn
	Title:	Vice President & Corporate Treasurer

BRECON PHARMACEUTICALS LIMITED,
by	/s/ J. F. Quinn
	Name:	J. F. Quinn
	Title:	Vice President & Corporate Treasurer

INNOMAR STRATEGIES, INC.,
by	/s/ J. F. Quinn
	Name:	J. F. Quinn
	Title:	Vice President & Corporate Treasurer
SIGNATURE PAGE TO CREDIT AGREEMENT

JPMORGAN CHASE BANK, N.A., individually and as Administrative Agent, Issuing Bank and Swingline Lender,
by	/s/ Vanessa Chiu
	Name:	Vanessa Chiu
	Title:	Executive Director
SIGNATURE PAGE TO CREDIT AGREEMENT

Lender Signature Page to
the AmerisourceBergen Corporation
Credit Agreement

Name of Institution:

JPMORGAN CHASE BANK, N.A.

by	/s/ Vanessa Chiu

	Name:	Vanessa Chui
	Title:	Executive Director
For any Lender requiring a second signature line:

by

Name:
Title:
SIGNATURE PAGE TO CREDIT AGREEMENT

Lender Signature Page to
the AmerisourceBergen Corporation
Credit Agreement

Name of Institution:

Bank of America N.A.

by	/s/ Robert LaPorte

	Name:	Robert LaPorte
	Title:	Vice President
For any Lender requiring a second signature line:

by

Name:
Title:
SIGNATURE PAGE TO CREDIT AGREEMENT

Lender Signature Page to
the AmerisourceBergen Corporation
Credit Agreement

Name of Institution:

Bank of America, N.A. (Canada branch)

by	/s/ Medina Sales De Andrade

	Name:	Medina Sales De Andrade
	Title:	Vice President
For any Lender requiring a second signature line:

by

Name:
Title:
SIGNATURE PAGE TO CREDIT AGREEMENT

Lender Signature Page to
the AmerisourceBergen Corporation
Credit Agreement

Name of Institution:

WELLS FARGO BANK, NATIONAL ASSOICATION

by	/s/ Andrea S Chen

	Name:	Andrea S Chen
	Title:	Director
For any Lender requiring a second signature line:
Wells Fargo Financial Corporation Canada

by	/s/ Paul Young

	Name:	Paul Young
	Title:	Vice President
SIGNATURE PAGE TO CREDIT AGREEMENT

Lender Signature Page to
the AmerisourceBergen Corporation
Credit Agreement

Name of Institution:

THE BANK OF NOVA SCOTIA

by	/s/ Paula Czach

	Name:	Paula Czach
	Title:	Managing Director

For any Lender requiring a second signature line:

by

Name:
Title:
SIGNATURE PAGE TO CREDIT AGREEMENT

Lender Signature Page to
the AmerisourceBergen Corporation
Credit Agreement

Name of Institution:

THE BANK OF TOKYO-MITSUBISHI UFJ, LTD.

by	/s/ Brian McNany

	Name:	BRIAN MCNANY
	Title:	AUTHORIZED SIGNATORY
SIGNATURE PAGE TO CREDIT AGREEMENT

Lender Signature Page to
the AmerisourceBergen Corporation
Credit Agreement

Name of Institution:

U.S. BANK NATIONAL ASSOCIATION:

by	/s/ Jennifer Hwang

	Name:	Jennifer Hwang
	Title:	Vice President
SIGNATURE PAGE TO CREDIT AGREEMENT

Lender Signature Page to
the AmerisourceBergen Corporation
Credit Agreement

Name of Institution:

Citibank, N.A.

by	/s/ Munira Musadek

	Name:	Munira Musadek
	Title:	Vice President
(212) 816-8917
SIGNATURE PAGE TO CREDIT AGREEMENT

Lender Signature Page to
the AmerisourceBergen Corporation
Credit Agreement

Name of Institution:

Citibank, N.A., Canadian branch

by	/s/ Niyousha Zarinpour

	Name:	Niyousha Zarinpour
	Title:	Authorized Signer
SIGNATURE PAGE TO CREDIT AGREEMENT

Lender Signature Page to
the AmerisourceBergen Corporation
Credit Agreement

Name of Institution:

Mizuho Corporate Bank, Ltd.

by	/s/ Bertram H. Tang

	Name:	Bertram H. Tang
	Title:	Authorized Signatory

For any Lender requiring a second signature line:

by

Name:
Title:
SIGNATURE PAGE TO CREDIT AGREEMENT

Lender Signature Page to
the AmerisourceBergen Corporation
Credit Agreement

Name of Institution:

PNC BANK NATIONAL ASSOCIATION

by	/s/ Denise D. Killen

	Name:	Denise D. Killen
	Title:	Senior Vice President
SIGNATURE PAGE TO CREDIT AGREEMENT

Lender Signature Page to
the AmerisourceBergen Corporation
Credit Agreement

Name of Institution:

PNC Bank Canada Branch.

by	/s/ Caroline Stade

	Name:	Caroline Stade
	Title:	Senior Vice President

For any Lender requiring a second signature line:

by	/s/ Bill Hines

	Name:	Bill Hines
	Title:	Senior Vice President & Principal Officer
SIGNATURE PAGE TO CREDIT AGREEMENT

Lender Signature Page to
the AmerisourceBergen Corporation
Credit Agreement

Name of Institution:

TD Bank, N.A.

by	/s/ Marla Willner

	Name:	Marla Willner
	Title:	Senior Vice President

For any Lender requiring a second signature line:

by

Name:
Title:
SIGNATURE PAGE TO CREDIT AGREEMENT

Lender Signature Page to
the AmerisourceBergen Corporation
Credit Agreement

Name of Institution:

Credit Suisse AG, Cayman Islands Branch

by	/s/ Ari Bruger

	Name:	Ari Bruger
	Title:	Vice President

For any Lender requiring a second signature line:

by	/s/ Kevin Buddhdew

	Name:	Kevin Buddhdew
	Title:	Associate
SIGNATURE PAGE TO CREDIT AGREEMENT

Lender Signature Page to
the AmerisourceBergen Corporation
Credit Agreement

Name of Institution:

DEUTSCHE BANK AG NEW YORK BRANCH

by	/s/ Ming K. Chu

	Name:	Ming K. Chu
	Title:	Vice President

For any Lender requiring a second signature line:

by	/s/ Heidi Sandquist

	Name:	Heidi Sandquist
	Title:	Director
SIGNATURE PAGE TO CREDIT AGREEMENT

Lender Signature Page to
the AmerisourceBergen Corporation
Credit Agreement

Name of Institution:

Goldman Sachs Bank USA

by	/s/ Mark Walton

	Name:	Mark Walton
	Title:	Authorized Signatory

For any Lender requiring a second signature line:

by

Name:
Title:
SIGNATURE PAGE TO CREDIT AGREEMENT

Lender Signature Page to
the AmerisourceBergen Corporation
Credit Agreement

Name of Institution:

KEYBANK NATIONAL ASSOCIATION

by	/s/ Sukanya V. Raj

	Name:	Sukanya V. Raj
	Title:	Vice President & Portfolio Manager

For any Lender requiring a second signature line:

by

Name:
Title:
SIGNATURE PAGE TO CREDIT AGREEMENT

Lender Signature Page to
the AmerisourceBergen Corporation
Credit Agreement
Name of Institution:

Sumitomo Mitsui Banking Corporation

by	/s/ William M. Ginn

	Name:	William M. Ginn
	Title:	Executive Officer

For any Lender requiring a second signature line:

by

Name:
Title:
SIGNATURE PAGE TO CREDIT AGREEMENT

Lender Signature Page to
the AmerisourceBergen Corporation
Credit Agreement
Name of Institution:

The Bank of New York Mellon

by	/s/ Clifford A. Mull

	Name:	Clifford A. Mull
	Title:	First Vice President

For any Lender requiring a second signature line:

by

Name:
Title:
SIGNATURE PAGE TO CREDIT AGREEMENT

Schedule 2.01
Commitments
Tranche One

Lender	Commitment
JPMorgan Chase Bank, N.A.	$65,000,000
Bank of America, N.A.	$65,000,000
Wells Fargo Bank, N.A.	$65,000,000
The Bank of Nova Scotia	$55,000,000
The Bank of Tokyo-Mitsubishi UFJ, Ltd., New York Branch	$55,000,000
U.S. Bank National Association	$55,000,000
Citibank, N.A.	$40,000,000
Mizuho Corporate Bank Ltd.	$40,000,000
PNC Bank National Association	$40,000,000
TD Bank, N.A.	$25,000,000

Total	$505,000,000

Tranche Two

Commitment
Credit Suisse AG, Cayman Islands Branch	$40,000,000
Deutsche Bank AG New York Branch	$40,000,000
Goldman Sachs Bank USA	$40,000,000
KeyBank N.A.	$25,000,000
Sumitomo Mitsui Banking Corporation	$25,000,000
The Bank of New York Mellon	$25,000,000

Total	$195,000,000

Schedule 2.02
Lending Offices
Tranche One Lending Offices

Bank of America, N.A.	100 N. Tryon St. Charlotte, NC 28255 Attn: Tina Obcena Tel: (925) 675-8768 Fax: (888) 969-9246 Email: Tina.obcena@baml.com

Citibank, N.A.	1615 Brett Road, Bld III New Castle, DE 19720 Attn: Citi Loan Operations Tel: (302) 894-6052 Fax: (212) 994-0847 Email: GLOriginationOps@citi.com

JPMorgan Chase Bank, N.A.	1111 Fannin, Floor 10 Houston, TX 77002 Attn: John Ngo Tel: (713) 750-2931 Fax: (713) 374-4312 Email: john.ngo@jpmchase.com

Mizuho Corporate Bank Ltd.	1800 Plaza Ten Harborside Financial Ctr Jersey City, NJ 07311 Attn: Maxim Lipovetsky Tel: (201) 626-9178 Fax: (201) 626-9941 Email: maxim.lipovetsky@mizuhocbus. com

PNC Bank National Association	6750 Miller Rd. Brecksville, OH 44141 Attn: Doreen Kirk Tel: (440) 546-7467 Fax: (800) 733-1196

The Bank of Nova Scotia	711 Louisiana Street Suite 1400 Houston, TX 77002 Attn: Noel Corraya Tel: (212) 225-5705 ext. 3994 Fax: (212) 225-5709 Email: Noel_Corraya@scotiacapital.com

The Bank of Tokyo-Mitsubishi UFJ, Ltd., New York Branch	1251 Avenue of the Americas, 12th Floor New York, NY 10020 Attn: Jaime Velez Tel: (201) 413-8586 Fax: (201) 521-2304

TD Bank, N.A.	6000 Atrium Way Mt. Laurel, NJ 08054 Attn: Marcella Brattan Tel: (856) 533-4885 Fax: (856) 533-7128 Email: Investor.processing@yesbank.com

Wells Fargo Bank, N.A.	1700 Lincoln Denver, CO 80203 Attn: Jennie Calderon-Sanchez Tel: (303) 863-6136 Fax: (303) 863-2729 Email: Jennie.Y.CalderonSanchez@wellsfargo.com

U.S. Bank National Association	400 City Center Oshkosh, WI 54901 Attn: Barb Campbell Tel: (920) 237-7370 Fax: (920) 237-7993 Email: complex_credits_oshkosh@usbank.com
Tranche Two Lending Offices

Credit Suisse AG, Cayman Islands Branch	One Madison Avenue New York, NY 10010 Attn: Jason Golz Tel: (919) 994-6378 Fax: (866) 469-3871 Email: jason.golz@credit-suisse.com

Deutsche Bank AG New York Branch	5022 Gate Parkway Suite 100 Jacksonville, FL 32256 Attn: Lee Joyner Tel: (904) 527-6438 Fax: (866) 240-3622 Email: loan.admin-NY@db.com

Goldman Sachs Bank USA	200 West Street New York, NY 10282 Tel: (212) 902-1099 Fax: (917) 977-3966 Email: gs-sbd-admin-contacts@ny.email.gs.com

KeyBank N.A.	127 Public Square Cleveland, Ohio 44114 Attn: Kathy Gosnell Tel: (216) 689-4790 Fax: (216) 370-5996 Email: Kathleen_A_Gosnell@Keybank.com

Sumitomo Mitsui Banking Corporation	277 Park Avenue New York, NY 10172 Attn: Andrew Homola Tel: (212) 224-4320 Fax: (212) 224-5197

The Bank of New York Mellon	6023 Airport Road Oriskany, NY 13424 Attn: Amanda VanScooter Tel: (315) 765-4382 Fax: (315) 765-4783 Email: amanda.vanscooter@bnymellon.com

Schedule 2.05
Existing Letters of Credit

		Expiry
L/C Number	Beneficiary	Date	Outstanding
P211787	Hartford Fire Insurance Company	11/07/2011	$5,300,000.00
P238313	Royal Bank of Canada	11/07/2011	$1,250,860.00
P217839	Arrowood Indemnity Company	09/24/2011	$390,000.00
P200905	The Travelers Indemnity Company	05/05/2011	$200,000.00
P249302	St. Paul Fire and Marine	05/01/2011	$400,000.00
TPTS-337485	ACE American Insurance Co.	06/25/2011	$267,314.00
TPTS-736090	Arch Insurance Company	04/30/2011	$3,740,000.00
TPTS-249238	Corporation D’Approvisionnment Du Reseau De La Sante et Des Services Sociaux De L’Outaouais	04/11/2011	$40,891.43

TOTAL			$11,589,065.43

Schedule 3.12
Subsidiaries
Ambulatory Pharmaceutical Services, Inc.
AmerisourceBergen Canada Corporation*
AmerisourceBergen Consulting Services, Inc.
AmerisourceBergen Drug Corporation
AmerisourceBergen Holding Corporation
AmerisourceBergen Services Corporation
AmerisourceBergen Specialty Group, Inc.
AmerisourceBergen Specialty Group Canada Corporation*
AmerisourceBergen Specialty Group Canada Holdings, Inc. *
AmeriSource Health Services Corporation
AmeriSource Heritage Corporation
AmeriSource Receivables Financial Corporation*
Anderson Packaging, Inc.
APlus Pharma Ltd. *
APS Enterprises Holding Company, Inc.
ASD Specialty Healthcare, Inc.
AutoMed Technologies, Inc.
AutoMed Technologies (Canada) Inc. *
Bellco Drug Corp.
Brecon Holdings Limited*
Brecon Pharmaceutical Holdings Limited*
Brecon Pharmaceuticals Limited*
Burt’s Pharmacy, LLC*
Century Advertising, Inc. *
Chapin Drug Company*
Clinical Outcomes Resource Application Corporation
Dialysis Purchasing Alliance, Inc.
Health Services Capital Corporation
I.G.G. of America, Inc.

IHS Acquisition XXX, Inc.
Imedex, LLC
Innomar Specialty Pharmacy Inc. *
Innomar Strategies Inc. *
Integrated Commercialization Solutions, Inc.
International Oncology Networks Solutions, Inc.
International Physician Networks, L.L.C.
J.M. Blanco, Inc. *
Liberty Acquisition Corp.
Medical Initiatives, Inc.
New Jersey Medical Corporation*
Pharm Plus Acquisition, Inc.
Pharmacy Healthcare Solutions, Ltd.
Solana Beach, Inc.
Specialty Pharmacy, Inc.
Specialty Pharmacy of California, Inc.
Telepharmacy Solutions, Inc.
The Lash Group, Inc.
US Bioservices Corporation
Value Apothecaries, Inc.
Xcenda, LLC
All of the subsidiaries listed above are owned directly or indirectly 100% by AmerisourceBergen Corporation.

*	Not a Designated Subsidiary

Schedule 3.13
Insurance
The Company maintains a comprehensive insurance portfolio covering a wide range of insurable risks. The Company’s insurance generally applies across all operations in the United States, Canada and England. The Company selects insurance carriers based on their expertise, financial strength and ratings of not less than A- (Excellent) by A. M. Best. The Company maintains the following types of insurance as of the Effective Date:
Liability Insurance — The Company maintains a broad array of liability insurance for claims arising out of products, operations, medical malpractice and dispensing errors, professional errors and omissions and the operations of motor vehicles. The Company also maintains employment practices liability insurance for claims alleging illegal discrimination, harassment, wrongful termination, etc. Finally, the Company purchases management liability insurance for claims against its directors, officers and benefit plan fiduciaries. Limits of insurance are as follows:
•	Product liability, public liability and automobile liability insurance — Limits in excess of $100 million.
•	Professional liability, errors and omissions and medical malpractice insurance — Limits in excess of $50 million.
•	Directors and officers liability insurance — Limits in excess of $100 million
•	Fiduciary liability and employment practices liability insurance — Limits in excess of $25 million.
Property and Crime Insurance — The Company maintains insurance against damage to inventory, cargo, and business property, along with business interruption insurance for losses arising from an underlying property insurance claim. Coverage is for a wide range of perils (often referred to as “All Risks”), insurance for earth movement, windstorm and flood. Insurance is underwritten by a combination of members of the FM Global Insurance group and Lloyds of London. Insured limits reflect the replacement value of the underlying assets and the related business interruption exposure. The Company also maintains crime insurance for theft, employee dishonesty, embezzlement and related perils with limits well in excess of $25,000,000.
Workers’ Compensation — The Company maintains both commercial insurance and self-insurance in the United States in accordance with the applicable state regulations. In addition, in Puerto Rico, the Canadian provinces and certain U.S. states, the Company subscribes to the required governmental workers’ compensation program.

Schedule 6.02
Existing Liens
None.

Schedule 6.09
Existing Restrictions
None.

EXHIBIT A
Form of Assignment and Assumption
This Assignment and Assumption (this “Assignment and Assumption”) is dated as of the Effective Date set forth below and is entered into by and between [NAME OF ASSIGNOR] (the “Assignor”) and [NAME OF ASSIGNEE] (the “Assignee”). Capitalized terms used herein but not otherwise defined herein shall have the meanings assigned to such terms in the Credit Agreement identified below (as amended, the “Credit Agreement”), receipt of a copy of which is hereby acknowledged by the Assignee. The Standard Terms and Conditions set forth in Annex 1 attached hereto are hereby agreed to and incorporated herein by reference and made a part of this Assignment and Assumption as if set forth herein in full.
For an agreed consideration, the Assignor hereby irrevocably sells and assigns to the Assignee, and the Assignee hereby irrevocably purchases and assumes from the Assignor, subject to and in accordance with the Standard Terms and Conditions and the Credit Agreement, as of the Effective Date inserted by the Administrative Agent as contemplated below (a) all of the Assignor’s rights and obligations in its capacity as a Lender under the Credit Agreement and any other documents or instruments delivered pursuant thereto to the extent related to the amount and percentage interest identified below of all of such outstanding rights and obligations of the Assignor under the respective facilities identified below (including any letters of credit, guarantees, and swingline loans included in such facilities) and (b) to the extent permitted to be assigned under applicable law, all claims, suits, causes of action and any other right of the Assignor (in its capacity as a Lender) against any Person, whether known or unknown, arising under or in connection with the Credit Agreement, any other documents or instruments delivered pursuant thereto or the loan transactions governed thereby or in any way based on or related to any of the foregoing, including contract claims, tort claims, malpractice claims, statutory claims and all other claims at law or in equity related to the rights and obligations sold and assigned pursuant to clause (a) above (the rights and obligations sold and assigned pursuant to clauses (a) and (b) above being referred to herein collectively as the “Assigned Interest”). Such sale and assignment is without recourse to the Assignor and, except as expressly provided in this Assignment and Assumption, without representation or warranty by the Assignor.

1. Assignor:

2. Assignee:

[and is an Affiliate/Approved Fund of [identify Lender]1]

3. Company:	AmerisourceBergen Corporation

4. Borrowers:	The Company, the US Borrowing Subsidiaries, the UK Borrowing Subsidiaries, the Canadian Borrowing Subsidiaries and any Borrowing Subsidiary that is not a US Borrowing Subsidiary, a UK Borrowing Subsidiary or a Canadian Borrowing Subsidiary and that has been designated by the Administrative Agent as a Borrowing Subsidiary at the request of the Company and with the consent of each Lender under the applicable Tranche

5. Administrative Agent:	JPMorgan Chase Bank, N.A., as administrative agent for the Lenders

[1]	Select as applicable.
Form of Assignment and Assumption

6. Credit Agreement:	The US$700,000,000 Credit Agreement dated as of March 18, 2011, among AmerisourceBergen Corporation, the Borrowing Subsidiaries from time to time party thereto, the Lenders from time to time party thereto and JPMorgan Chase Bank, N.A., as administrative agent for the Lenders.

7. Assigned Interest:

Percentage Assigned of
	Aggregate Amount of	Amount of	Aggregate Amount of
	Commitments/Loans of	Commitments/Loans	Commitments/Loans of
	all Lenders	Assigned	all Lenders[2]
Tranche One	$ [•]	$	%
Tranche Two	$ [•]	$	%
Effective Date:                       _____, 20_____  [TO BE INSERTED BY THE ADMINISTRATIVE AGENT AND WHICH SHALL BE THE EFFECTIVE DATE OF RECORDATION OF TRANSFER IN THE REGISTER THEREFOR.]
The Assignee agrees to deliver to the Administrative Agent a completed Administrative Questionnaire in which the Assignee designates one or more credit contacts to whom all syndicate-level information (which may contain material non-public information about the Company, the other Loan Parties and their Related Parties or their respective securities) will be made available and who may receive such information in accordance with the Assignee’s compliance procedures and applicable laws, including Federal, state and foreign securities laws.

[2]	Set forth, to at least nine decimals.
Form of Assignment and Assumption

The terms set forth in this Assignment and Assumption are hereby agreed to:

[NAME OF ASSIGNOR], as Assignor,

by	Name:
Title:

[NAME OF ASSIGNEE], as Assignee,

by	Name:
Title:
[Consented to and]3 Accepted:

JPMORGAN CHASE BANK, N.A., as Administrative Agent,

by	Name:
Title:
[Consented to:]4

[NAME OF ISSUING BANK], as an Issuing Bank,

by	Name:
Title:

[3]	To be added only if the consent of the Administrative Agent is required under Section 11.04(b) of the Credit Agreement.

[4]	To be added only if the consent of each Issuing Bank is required by Section 11.04(b) of the Credit Agreement.
Form of Assignment and Assumption

[Consented to:]5

AMERISOURCEBERGEN CORPORATION,

by	Name:
Title:

[5]	To be added only if the consent of the Company is required by Section 11.04(b) of the Credit Agreement.
Form of Assignment and Assumption

ANNEX 1
to Form of Assignment and Assumption
US$700,000,000 AmerisourceBergen Corporation Credit Agreement
STANDARD TERMS AND CONDITIONS FOR
ASSIGNMENT AND ASSUMPTION
1. Representations and Warranties.
1.1 Assignor. The Assignor (a) represents and warrants that (i) it is the legal and beneficial owner of the Assigned Interest, (ii) the Assigned Interest is free and clear of any lien, encumbrance or other adverse claim and (iii) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Assumption and to consummate the transactions contemplated hereby and (b) assumes no responsibility with respect to (i) any statements, warranties or representations made in or in connection with the Credit Agreement or any other Loan Document, (ii) the execution, legality, validity, enforceability, genuineness, sufficiency or value of the Loan Documents or any collateral thereunder, (iii) the financial condition of the Borrower, any of its Subsidiaries or Affiliates or any other Person obligated in respect of any Loan Document or (iv) the performance or observance by the Borrower, any of its Subsidiaries or Affiliates or any other Person of any of their respective obligations under any Loan Document.
1.2. Assignee. The Assignee (a) represents and warrants that (i) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Assumption and to consummate the transactions contemplated hereby and to become a Lender under the Credit Agreement, (ii) it satisfies the requirements, if any, specified in the Credit Agreement that are required to be satisfied by it in order to acquire the Assigned Interest and become a Lender, (iii) from and after the Effective Date, it shall be bound by the provisions of the Credit Agreement as a Lender thereunder and, to the extent of the Assigned Interest, shall have the obligations of a Lender thereunder, (iv) it has received and/or had the opportunity to review a copy of the Credit Agreement to the extent it has in its sole discretion deemed necessary, together with copies of the most recent financial statements delivered pursuant to Section 5.01(a) or 5.01(b) thereof, as applicable, and such other documents and information as it has in its sole discretion deemed appropriate to make its own credit analysis and decision to enter into this Assignment and Assumption and to purchase the Assigned Interest on the basis of which it has made such analysis and decision independently and without reliance on the Administrative Agent or any Lender, and (v) if it is a foreign lender, attached to this Assignment and Assumption is any documentation required to be delivered by it pursuant to the terms of the Credit Agreement, duly completed and executed by the Assignee and (b) agrees that it will (i) independently and without reliance on the Administrative Agent, the Assignor or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Loan Documents and (ii) perform in accordance with their terms all of the obligations which by the terms of the Loan Documents are required to be performed by it as a Lender.
Form of Assignment and Assumption

2. Payments. From and after the Effective Date, the Administrative Agent shall make all payments in respect of the Assigned Interest (including payments of principal, interest, fees and other amounts) to the Assignor for amounts which have accrued to but excluding the Effective Date and to the Assignee for amounts which have accrued from and after the Effective Date.
3. General Provisions. This Assignment and Assumption shall be binding upon, and inure to the benefit of, the parties hereto and their respective successors and assigns. This Assignment and Assumption may be executed in any number of counterparts, each of which shall constitute an original and all of which when taken together shall constitute one agreement. Delivery of an executed counterpart of a signature page of this Assignment and Assumption by telecopy or other electronic transmission shall be as effective as delivery of a manually executed counterpart of this Assignment and Assumption. This Assignment and Assumption shall be governed by, and construed in accordance with, the laws of the State of New York.
Form of Assignment and Assumption

Exhibit B-1
Form of Borrower Joinder Agreement
BORROWER JOINDER AGREEMENT dated as of [•] (this “Agreement”), among AMERISOURCEBERGEN CORPORATION, a Delaware corporation (the “Company”), [NAME OF NEW BORROWING SUBSIDIARY], a [JURISDICTION] [ORGANIZATIONAL FORM] (the “New Borrower”) and JPMORGAN CHASE BANK, N.A., as administrative agent (the “Administrative Agent”) for the Lenders.
Reference is made to the Credit Agreement dated as of March 18, 2011 (as amended, supplemented or otherwise modified time to time, the “Credit Agreement”), among the Company, the Borrowing Subsidiaries from time to time party thereto, the Lenders from time to time party thereto and the Administrative Agent. Each capitalized term used but not defined herein shall have the meaning assigned to it in the Credit Agreement.
Under the Credit Agreement, the Lenders and the Issuing Banks have agreed, upon the terms and subject to the conditions set forth therein, to make Loans to, accept and purchase B/As issued by, and issue Letters of Credit for the account of, the Borrowers, and the Company and the New Borrower desire that the New Borrower becomes a “Borrower” under the Credit Agreement. Each of the Company and the New Borrower represent and warrant that the representations and warranties of the Company in the Credit Agreement relating to the New Borrower and this Agreement are true and correct in all material respects on and as of the date hereof. The Company agrees that the guarantee of the Company contained in the Credit Agreement, and the guarantee of each Designated Subsidiary contained in the Guarantee Agreement, will apply to the Obligations of the New Borrower.
Upon execution and delivery of this Agreement (and of any other documents reasonably requested by the Administrative Agent) by each of the Company, the New Borrower and the Administrative Agent and the satisfaction of the other conditions set forth in Section 4.03 of the Credit Agreement, the New Borrower shall become a party to the Credit Agreement and a “Borrower” for all purposes thereof; provided that this Agreement shall not become effective if it shall be unlawful for the New Borrower to become a “Borrower” thereunder or for any Lender participating in a Tranche under which the New Borrower may borrow to make Loans or otherwise extend credit to the New Borrower as provided therein.
Form of Borrower Joinder Agreement

B-1-1

The New Borrower hereby agrees to be bound by all provisions of the Credit Agreement. The Applicable Funding Account for the New Borrower shall be:

Bank	Swift	Acct	ABA	IBAN/ Routing Code

THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK.
Form of Borrower Joinder Agreement

B-1-2

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.

AMERISOURCEBERGEN CORPORATION,

by

Name:
Title:

[NAME OF NEW BORROWER],

by

Name:
Title:

JPMORGAN CHASE BANK, N.A., as Administrative Agent,

by

Name:
Title:
Form of Borrower Joinder Agreement

B-1-3

Exhibit B-2
Form of Borrower Termination Agreement
JPMorgan Chase Bank, N.A.,
   as administrative agent under the Credit Agreement referred to below,
c/o Loan and Agency Services Group
1111 Fannin, 10th Floor
Houston, TX 77002
Attention: John Ngo (Telecopy No. (713) 374-4312)
JPMorgan Chase Bank, N.A.,
   as administrative agent under the Credit Agreement referred to below,
383 Madison Avenue, NY 10179
Attention: Vanessa Chiu (Telecopy No. (646) 534-0574)
[DATE]
Re: Borrower Termination Agreement
Ladies and Gentlemen:
Reference is made to the Credit Agreement dated as of March 18, 2011 (as amended, supplemented or otherwise modified time to time, the “Credit Agreement”), among the AmerisourceBergen Corporation (the “Company”), the Borrowing Subsidiaries from time to time party thereto, the Lenders from time to time party thereto and JPMorgan Chase Bank, N.A., as administrative agent for the Lenders. Each capitalized term used but not defined herein shall have the meaning assigned to it in the Credit Agreement.
The Company hereby terminates the status of [NAME OF TERMINATED BORROWING SUBSIDIARY] (the “Terminated Borrower”) as a “Borrower” under the Credit Agreement. [The Company represents and warrants that all Loans made to and B/As drawn by the Terminated Borrower have been repaid, all Letters of Credit issued for the account of the Terminated Borrower have been drawn in full or have expired and all amounts payable by the Terminated Borrower in respect of LC Disbursements, interest and/or fees (and, to the extent notified by the Administrative Agent or any Lender, any other amounts payable under the Credit Agreement by the Terminated Borrower have been paid in full on or prior to the date hereof.][The Company and the Terminated Borrower acknowledge that the Terminated Borrower shall continue to be a Borrower until such time as all Loans made to and B/As drawn by the Terminated Borrower have been repaid, all Letters of Credit issued for the account of the Terminated Borrower have been drawn in full or have expired and all amounts payable by the Terminated Borrower in respect of LC Disbursements, interest and/or fees (and, to the extent notified by the Administrative Agent or any Lender, any other amounts payable under the Credit Agreement by the Terminated Borrower) have been paid in full; provided that the Terminated Borrower shall not have the right to request or receive further extensions of credit under the Credit Agreement.]
Form of Borrower Termination Agreement

B-2-1

THIS INSTRUMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK.

Very truly yours, AMERISOURCEBERGEN CORPORATION,
by
Name:
Title:
Form of Borrower Termination Agreement

B-2-2

EXHIBIT C
Form of Borrowing Request
JPMorgan Chase Bank, N.A.,
   as administrative agent under the Credit Agreement referred to below,
c/o Loan and Agency Services Group
1111 Fannin, 10th Floor
Houston, TX 77002
Attention: John Ngo (Telecopy No. (713) 374-4312)
JPMorgan Chase Bank, N.A.,
   as administrative agent under the Credit Agreement referred to below,
383 Madison Avenue, NY 10179
Attention: Vanessa Chiu (Telecopy No. (646) 534-0574)
[DATE]
Re: Borrowing Request
Ladies and Gentlemen:
Reference is made to the Credit Agreement dated as of March 18, 2011 (as amended, supplemented or otherwise modified time to time, the “Credit Agreement”), among the AmerisourceBergen Corporation (the “Company”), the Borrowing Subsidiaries from time to time party thereto, the Lenders from time to time party thereto and JPMorgan Chase Bank, N.A., as administrative agent for the Lenders. Each capitalized term used but not defined herein shall have the meaning assigned to it in the Credit Agreement.
[NAME OF BORROWER] hereby gives you notice pursuant to Section 2.03 of the Credit Agreement that it requests a Borrowing under the Credit Agreement, and in that connection sets forth below the terms on which such Borrowing is requested to be made:
(a) such Borrowing shall be a [Tranche One Revolving Borrowing][Tranche Two Revolving Borrowing];
(b) such Borrowing shall be denominated in [CURRENCY] and shall be in an aggregate principal amount equal to US$[•]6;
(c) the date of such Borrowing shall be [•]7;

[6]	The aggregate principal amount of any LIBOR or EURIBOR Borrowing must be an integral multiple of the Borrowing Multiple and not less than the Borrowing Minimum. The aggregate principal amount of any ABR Borrowing must be an integral multiple of $100,000 and not less than $1,000,000. The aggregate principal amount of any Canadian Prime Rate Borrowing must be an integral multiple of Cdn.$ 100,000 and not less than $1,000,000.

[7]	The date of any Borrowing must be a Business Day and (a) in the case of a LIBOR or EURIBOR Borrowing, three Business Days after the date of this Borrowing Request if this request is submitted by 12:00 noon, Local Time, and the next Business Day thereafter if this request is submitted after 12:00 noon, Local Time and (b) in the case of an ABR Borrowing or Canadian Prime Rate Borrowing (in each case, other than a Swingline Loan), the date of this Borrowing Request if this request is submitted by 12:00 noon, Local Time, and the next Business Day thereafter if this request is submitted after 12:00 noon, Local Time.
Form of Borrowing Request

C-1

(d) such Borrowing shall be [an ABR Borrowing][a LIBOR Borrowing][a EURIBOR Borrowing][a Canadian Prime Rate Borrowing] [a Sterling Overnight Rate Borrowing] [a Euro Overnight Rate Borrowing];
(e) [if such Borrowing is a LIBOR Borrowing or EURIBOR Borrowing,] the initial Interest Period for such Borrowing shall have a [one][two][three][six]8 months’ duration;
(f) the Applicable Funding Account for such Borrowing shall be [•]; and
(g) [if such Borrowing Subsidiary is organized in a jurisdiction other than the United States, the United Kingdom or Canada,] payments of the principal and interest on such Borrowing will be made from [JURISDICTION].
[Each of the][The] Company [and the [BORROWER]] hereby represents and warrants to the Administrative Agent and the Lenders that, on the date of this Borrowing Request and on the date of the related Borrowing, the conditions to lending specified in paragraphs (a) and (b) of Section 4.02 of the Credit Agreement have been satisfied.

Very truly yours, AMERISOURCEBERGEN CORPORATION,
by
Name:
Title:

[8]	With the consent of each Lender with Commitments under the Tranche under which such Borrowing is to be made, the Interest Period may other than those set forth in this clause.
Form of Borrowing Request

C-2

EXHIBIT D
Form of Guarantee Agreement
GUARANTEE AGREEMENT
dated as of [•],
between
The Guarantors Party Hereto
and
JPMORGAN CHASE BANK, N.A.,
as Administrative Agent
Form of Guarantee Agreement

GUARANTEE AGREEMENT dated as of [•] (this “Agreement”), between each of the subsidiaries of the Company listed on Schedule I hereto (collectively, the “Guarantors”) and JPMORGAN CHASE BANK, N.A., as administrative agent (the “Administrative Agent”) for the Lenders.
Reference is made to the Credit Agreement dated as of March 18, 2011 (as amended, supplemented or otherwise modified from time to time, the “Credit Agreement”), among AmerisourceBergen Corporation, the Borrowing Subsidiaries from time to time party thereto, the Lenders from time to time party thereto and the Administrative Agent. Each capitalized term used but not defined herein shall have the meaning assigned to it in the Credit Agreement. The Lenders have agreed to extend credit to the Borrowers subject to the terms and conditions set forth in the Credit Agreement. The obligations of the Lenders to extend such credit are conditioned upon, among other things, the execution and delivery of this Agreement. Each Guarantor will derive substantial benefits from the extension of credit to the Borrowers pursuant to the Credit Agreement and is willing to execute and deliver this Agreement in order to induce the Lenders to extend such credit.
Accordingly, the parties hereto agree as follows:
SECTION 1. Guarantee. Each Guarantor irrevocably and unconditionally guarantees, as a primary obligor and not merely as a surety, the due and punctual payment and performance of the Obligations. Each Guarantor agrees that the Obligations may be extended or renewed, in whole or in part, without notice to or further assent from it, and that it will remain bound upon its Guarantee hereunder notwithstanding any such extension or renewal of any Obligation. Each Guarantor waives presentment to, demand of payment from and protest to the Borrowers, any other Loan Party or any other Guarantor of any of the Obligations, and also waives notice of acceptance of its Guarantee and notice of protest for nonpayment.
SECTION 2. No Limitations. Except for termination of any Guarantor’s obligations hereunder as expressly provided in Section 8 of this Agreement and Sections 11.14 and 11.16 of the Credit Agreement, the obligations of such Guarantor hereunder shall not be subject to any reduction, limitation, impairment or termination for any reason, including any claim of waiver, release, surrender, alteration or compromise, and shall not be subject to any defense or setoff, counterclaim, recoupment or termination whatsoever, by reason of the invalidity, illegality or unenforceability of the Obligations, any impossibility in the performance of the Obligations or otherwise. Without limiting the generality of the foregoing, the obligations of the each of the Guarantors hereunder shall not be affected by (a) the failure of the Administrative Agent or any other Lender to assert any claim or demand or to enforce or exercise any right or remedy under the provisions of the Credit Agreement, this Agreement, any other Loan Document or otherwise, (b) any extension or renewal of any of the Obligations, (c) any rescission, waiver, amendment or modification of, or release from any of the terms or provisions of, the Credit Agreement, this Agreement or any other Loan Document, (d) any default, failure or delay, willful or otherwise, in the performance of the Obligations or (e) any other act, omission or delay to do any other act which may or might in any manner or to any extent vary the risk of such Guarantor or otherwise operate as a discharge of such Guarantor as a matter of law or equity (other than the indefeasible payment in full in cash of all the Obligations) or which would impair or eliminate any right of such Guarantor to subrogation. Each Guarantor expressly authorizes the Administrative Agent and the Lenders to release or substitute any one or more other guarantors or obligors upon or in respect of the Obligations, all without affecting the obligations of such Guarantor hereunder.
Form of Guarantee Agreement

SECTION 3. Guarantee of Payment. Each Guarantor further agrees that its guarantee hereunder constitutes a guarantee of payment when due (whether or not any bankruptcy or similar proceeding shall have stayed the accrual or collection of any of the Obligations or operated as a discharge thereof) and not merely of collection, and waives any right to require that any resort be had by the Administrative Agent or any other Lender to any balance of any deposit account or credit on the books of the Administrative Agent or any other Lender in favor of the Borrowers, any other Loan Party, any other Guarantor or any other Person.
SECTION 4. Defenses Waived. To the fullest extent permitted by applicable law, each Guarantor waives any defense based on or arising out of any defense of the Borrowers, any other Loan Party or any other Guarantor or the unenforceability of the Obligations or any part thereof from any cause, or the cessation from any cause of the liability of the Borrowers, any other Loan Party or any other Guarantor, or any decree or order, or any law or regulation of any jurisdiction or event affecting any term of an Obligation, and any other act, omission or delay to do any other act which may or might in any manner or to any extent vary the risk of such Guarantor or otherwise operate as a discharge of a guarantor as a matter of law or equity or which would impair or eliminate any right of such Guarantor to subrogation or any other circumstance that might constitute a defense of the Borrowers, any Loan Party or any other Guarantor, other than the indefeasible payment in full in cash of all the Obligations. The Administrative Agent and the other Lenders may, at their election, compromise or adjust any part of the Obligations, make any other accommodation with the Borrowers, any other Loan Party or any Guarantor or exercise any other right or remedy available to them against the Borrowers or any other Loan Party, without affecting or impairing in any way the liability of any Guarantor hereunder except to the extent all the Obligations have been fully and indefeasibly paid in cash. To the fullest extent permitted by applicable law, each Guarantor waives any defense arising out of any such election even though such election operates, pursuant to applicable law, to impair or to extinguish any right of reimbursement or subrogation or other right or remedy of such Guarantor against the Borrowers, any other Loan Party or any other Guarantor, as the case may be, or any security.
SECTION 5. Agreement to Pay; Subordination. In furtherance of the foregoing and not in limitation of any other right that the Administrative Agent or any other Lenders may have at law or in equity against any Guarantor by virtue hereof, upon the failure of the Borrowers, any other Loan Party or any Guarantor to pay any Obligation when and as the same shall become due, whether at maturity, by acceleration, after notice of prepayment or otherwise, each Guarantor hereby promises to and will, upon receipt of written demand by the Administrative Agent, forthwith pay, or cause to be paid, to the Administrative Agent for distribution to the applicable Lenders in cash the amount of such unpaid Obligation. Upon payment by any Guarantor of any sums to the Administrative Agent as provided above, all rights of such Guarantor against the Borrowers, any other Loan Party or any other Guarantor arising as a result thereof by way of right of subrogation, contribution, reimbursement, indemnity or otherwise shall in all respects be subordinated and junior in right of payment to the prior indefeasible payment in full in cash of all the Obligations. In addition, any Indebtedness of the Borrowers, any other Loan Party or any Guarantor now or hereafter held by any Guarantor is hereby subordinated in right of payment to the prior indefeasible payment in full in cash of all the Obligations. If any amount shall erroneously be paid to any Guarantor on account of (a) such subrogation, contribution, reimbursement, indemnity or similar right or (b) any such Indebtedness of the Borrowers, any other Loan Party or any Guarantor, such amount shall be held in trust for the benefit of the Lenders and shall forthwith be paid to the Administrative Agent to be credited against the payment of the Obligations, whether matured or unmatured, in accordance with the terms of the Credit Agreement or any other Loan Document.
Form of Guarantee Agreement

SECTION 6. Information. Each Guarantor assumes all responsibility for being and keeping itself informed of each Borrower’s, each other Loan Party’s and each Guarantor’s financial condition and assets, and of all other circumstances bearing upon the risk of nonpayment of the Obligations and the nature, scope and extent of the risks that such Guarantor assumes and incurs hereunder, and agrees that none of the Administrative Agent or the other Lenders will have any duty to advise such Guarantor of information known to it or any of them regarding such circumstances or risks.
SECTION 7. Taxes. Each Guarantor agrees that the provisions of Section 2.16 of the Credit Agreement shall apply equally to such Guarantor with respect to payments made by it hereunder.
SECTION 8. Termination. (a) Each of the Guarantees made hereunder shall (i) subject to clause (ii) below, terminate when all the Obligations have been indefeasibly paid in full in cash, no Letters of Credit are outstanding (unless such Letters of Credit have been fully cash collateralized under arrangements agreed to in writing by the applicable Issuing Banks), the Lenders have no further commitment to lend, and the Issuing Banks have no further obligation to issue Letters of Credit, under the Credit Agreement and (ii) continue to be effective or be reinstated, as the case may be, if at any time payment, or any part thereof, of any Obligation is rescinded or must otherwise be restored by the Administrative Agent or any other Lender upon the bankruptcy or reorganization of any Borrower, any other Loan Party or any Guarantor, or otherwise.
(b) The Administrative Agent shall release any Guarantor that ceases to be a Subsidiary as a result of transactions permitted under the Credit Agreement from its obligations hereunder on the terms and subject to the conditions and limitations set forth in Section 11.14 of the Credit Agreement.
SECTION 9. Effectiveness; Binding Agreement; Assignments. This Agreement shall become effective when a counterpart hereof executed on behalf of each Guarantor shall have been delivered to the Administrative Agent, and a counterpart hereof shall have been executed on behalf of the Administrative Agent, and thereafter shall be binding upon the parties hereto and their respective successors and assigns, and shall inure to the benefit of each Guarantor, the Administrative Agent, the other Lenders and their respective successors and assigns, except that none of the Guarantors shall have the right to assign or otherwise transfer any of its rights or obligations hereunder or any interest herein, and any such attempted assignment or transfer shall be null and void. Whenever in this Agreement any of the parties hereto is referred to, such reference shall be deemed to include the successors and assigns of such party permitted hereby.
SECTION 10. Waivers; Amendment. (a) No failure or delay of the Administrative Agent or any other Lender in exercising any right or power hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such a right or power, preclude any other or further exercise thereof or the exercise of any other right or power. The rights and remedies of the Administrative Agent and the other Lenders hereunder or under the Credit Agreement or any other Loan Document are cumulative and are not exclusive of any rights or remedies that they would otherwise have. No waiver of any provision of this Agreement or consent to any departure by any Guarantor therefrom shall in any event be effective unless the same shall be permitted by paragraph (b) of this Section, and then such waiver or consent shall be effective only in the specific instance and for the purpose for which given. No notice or demand on any Guarantor in any case shall entitle such Guarantor to any other or further notice or demand in similar or other circumstances.
Form of Guarantee Agreement

(b) Neither this Agreement nor any provision hereof may be waived, amended or modified except pursuant to an agreement or agreements in writing entered into by the Administrative Agent and each Guarantor, subject to any consent required in accordance with Section 11.02 of the Credit Agreement.
SECTION 11. GOVERNING LAW. THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK.
SECTION 12. Notices. All communications and notices hereunder shall be in writing and given as provided in Section 11.01 of the Credit Agreement. All communications and notices hereunder to the Guarantors shall be given to them at 1300 Morris Drive, Suite 100, Chesterbrook, PA 19087, Attention of J.F. Quinn (Telecopy (610) 727-3639), with a copy to the Company, Attention of General Counsel.
SECTION 13. Survival of Agreement; Severability. (a) All covenants, agreements, representations and warranties made by the Guarantors herein and in the certificates or other instruments prepared or delivered in connection with or pursuant to this Agreement shall be considered to have been relied upon by the Administrative Agent and the other Lenders and shall survive the execution and delivery of this Agreement and the making of the Loans, the acceptance and purchase of any B/As and the issuance of any Letters of Credit, regardless of any investigation made by any of them or on their behalf and notwithstanding that the Administrative Agent or any other Lender may have had notice or knowledge of any Default or incorrect representation or warranty at the time any credit is extended under the Credit Agreement, and shall continue in full force and effect as long as the principal of or any accrued interest on any Loan or any fee or any other amount payable under this Agreement or any other Loan Document is outstanding and unpaid and as long as the Commitments have not expired or been terminated.
(b) In the event any one or more of the provisions contained in this Agreement should be held invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained herein shall not in any way be affected or impaired thereby (it being understood that the invalidity of a particular provision in a particular jurisdiction shall not in and of itself affect the validity of such provision in any other jurisdiction). The parties shall endeavor in good-faith negotiations to replace the invalid, illegal or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to that of the invalid, illegal or unenforceable provisions.
SECTION 14. Counterparts. This Agreement may be executed in counterparts, each of which shall constitute an original, but all of which when taken together shall constitute a single contract, and shall become effective as provided in Section 9. Delivery of an executed signature page to this Agreement by facsimile or other electronic transmission shall be as effective as delivery of a manually executed counterpart of this Agreement.
Form of Guarantee Agreement

SECTION 15. Rules of Interpretation. The rules of interpretation specified in Sections 1.03, 1.04 and 1.05 of the Credit Agreement shall be applicable to this Agreement.
SECTION 16. Jurisdiction; Consent to Service of Process. (a) Each Guarantor hereby irrevocably and unconditionally submits, for itself and its property, to the exclusive jurisdiction of the Supreme Court of the State of New York sitting in New York County and of the United States District Court of the Southern District of New York, and any appellate court from any thereof, in any action or proceeding arising out of or relating to this Agreement, or for recognition or enforcement of any judgment, and each of the parties hereto hereby irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding may be heard and determined in such New York State or, to the extent permitted by law, in such Federal court. Each of the parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Nothing in this Agreement shall affect any right that the Administrative Agent or any other Lender may otherwise have to bring any action or proceeding relating to this Agreement or any other Loan Document against any Guarantor or its properties in the courts of any jurisdiction.
(b) Each Guarantor hereby irrevocably and unconditionally waives, to the fullest extent it may legally and effectively do so, any objection that it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Agreement in any court referred to in paragraph (a) of this Section. Each of the parties hereto hereby irrevocably waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.
(c) Each Guarantor that is not a US Subsidiary hereby irrevocably designates, appoints and empowers the Company (with a mandatory copy to the Philadelphia office of Morgan, Lewis & Bockius LLP, having its address at 1701 Market Street, Philadelphia PA 19103, Attention of Michael Pedrick, Esq.), as its process agent to receive for and on its behalf service of process in any legal action or proceeding arising out of or relating to this Agreement. It is understood that a copy of any such process served on the Company, as process agent, shall be promptly forwarded by registered mail by the Person commencing such proceeding to such Guarantor at the address specified in Section 12, but the failure of such Guarantor to receive such copy shall not affect in any way the service of such process as aforesaid.
(d) Each party to this Agreement irrevocably consents to service of process in the manner provided for notices in Section 12. Nothing in this Agreement will affect the right of any party to this Agreement to serve process in any other manner permitted by law.
SECTION 17. WAIVER OF JURY TRIAL. EACH PARTY HERETO HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT, ANY OTHER LOAN DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.
Form of Guarantee Agreement

SECTION 18. Right of Setoff. If an Event of Default shall have occurred and be continuing, the Administrative Agent, each other Lender and each of their Affiliates is hereby authorized at any time and from time to time, to the fullest extent permitted by law, to set off and apply any and all deposits (general or special, time or demand, provisional or final) at any time held and other Indebtedness at any time owing by such Person to or for the credit or the account of any Guarantor against any or all the obligations of such Guarantor now or hereafter existing under this Agreement held by such Person, irrespective of whether or not such Person shall have made any demand under this Agreement and although such obligations may be unmatured. The rights of the Administrative Agent, each other Lender and each of their Affiliates under this Section are in addition to other rights and remedies (including other rights of setoff) which such Person may have.
SECTION 19. No Fiduciary Relationship. Each Guarantor, on behalf of itself and its Affiliates, agrees that in connection with all aspects of the transactions contemplated hereby and any communications in connection therewith, such Guarantor and its Affiliates, on the one hand, and the Administrative Agent, the other Lenders and their Affiliates, on the other hand, will have a business relationship that does not create, by implication or otherwise, any fiduciary duty on the part of the Administrative Agent, the other Lenders or their Affiliates, and no such duty will be deemed to have arisen in connection with any such transactions or communications.
Form of Guarantee Agreement

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized Officers as of the day and year first above written.

[NAME OF GUARANTORS],
by
Name:
Title:

JPMORGAN CHASE BANK, N.A., as Administrative Agent,
by
Name:
Title:
Signature Page to Guarantee Agreement

Guarantors
Form of Guarantee Agreement

D-1

EXHIBIT E
Mandatory Costs Rate
1.	The Mandatory Costs Rate is an addition to the interest rate to compensate Lenders for the cost of compliance with (a) the requirements of the Bank of England and/or the Financial Services Authority (or, in either case, any other authority which replaces all or any of its functions) or (b) the requirements of the European Central Bank.
2.	On the first day of each Interest Period (or as soon as possible thereafter) the Administrative Agent (acting through its London branch) shall calculate a rate (the “Additional Costs Rate”), expressed as a percentage, for each Lender, in accordance with the paragraphs set out below. The Mandatory Costs Rate will be calculated by the Administrative Agent as a weighted average of the Lenders’ Additional Costs Rates (weighted in proportion to the percentage participation of each Lender in the applicable Borrowing) and will be expressed as a percentage rate per annum.
3.	The Additional Costs Rate for any Lender lending from a Lending Office located in a Participating Member State will be the percentage notified by that Lender to the Administrative Agent. This percentage will be certified by that Lender in its notice to the Administrative Agent to be its reasonable determination of the cost (expressed as a percentage of that Lender’s participation in all Loans made from such Lending Office) of complying with the minimum reserve requirements of the European Central Bank in respect of Loans made from such Lending Office.
4.	The Additional Costs Rate for any Lender lending from a Lending Office in the United Kingdom will be calculated by the Administrative Agent as follows:
(a) with respect to any Loan denominated in Sterling:

AB + C(B – D) + E x 0.01 100 – (A + C)	percent per annum
(b) with respect to any Loan denominated in any currency (other than Sterling):

E x 0.01 300	percent per annum.
Where:
“A” means the percentage of Eligible Liabilities (assuming these to be in excess of any stated minimum) which that Lender is from time to time required to maintain as an interest free cash ratio deposit with the Bank of England to comply with cash ratio requirements.
“B” means the percentage rate of interest (excluding the Applicable Rate and the Mandatory Costs Rate and, if the Loan was not paid when due, the additional rate of interest specified in Section 2.13(g)) payable for the applicable Interest Period on the Loan.
“C” means the percentage (if any) of Eligible Liabilities which that Lender is required from time to time to maintain as interest bearing Special Deposits with the Bank of England.
Mandatory Costs Rate

“D” means the percentage rate per annum payable by the Bank of England to the Administrative Agent on interest bearing Special Deposits.
“E” is designed to compensate Lenders for amounts payable under the Fees Rules and is calculated by the Administrative Agent as being the average of the most recent rates of charge supplied by the Reference Banks to the Administrative Agent pursuant to paragraph 7 below and expressed in Sterling per £1,000,000.
5.	For the purposes of this Schedule:
(a)	“Eligible Liabilities” and “Special Deposits” have the meanings given to them from time to time under or pursuant to the Bank of England Act 1998 or (as may be appropriate) by the Bank of England.
(b)	“Fees Rules” means the rules on periodic fees contained in the Financial Services Authority Supervision Manual or such other law or regulation as may be in force from time to time in respect of the payment of fees for the acceptance of deposits.
(c)	“Fee Tariffs” means the fee tariffs specified in the Fees Rules under the activity group A.1 Deposit acceptors (ignoring any minimum fee or zero rated fee required pursuant to the Fees Rules but taking into account any applicable discount rate).
(d)	“Participating Member State” means any member state of the European Communities that adopts or has adopted the Euro as its lawful currency in accordance with legislation of the European Community relating to Economic and Monetary Union.
(e)	“Tariff Base” has the meaning given to it in, and will be calculated in accordance with, the Fees Rules.
6.	In application of the above formulae, A, B, C and D will be included in the formulae as percentages (i.e., 5% will be included in the formula as 5 and not as 0.05). A negative result obtained by subtracting D from B shall be taken as zero. The resulting figures shall be rounded to four decimal places.
7.	If requested by the Administrative Agent, each Reference Bank shall, as soon as practicable after publication by the Financial Services Authority, supply to the Administrative Agent, the rate of charge payable by that Reference Bank to the Financial Services Authority pursuant to the Fees Rules in respect of the relevant financial year of the Financial Services Authority (calculated for this purpose by that Reference Bank as being the average of the Fee Tariffs applicable to that Reference Bank for that financial year) and expressed in Sterling per £1,000,000 of the Tariff Base of that Reference Bank.
8.	Each Lender shall supply any information required by the Administrative Agent for the purpose of calculating its Additional Costs Rate. In particular, but without limitation, each Lender shall supply the following information on or prior to the date on which it becomes a Lender:
(a)	the jurisdiction of its applicable Lending Office; and
(b)	any other information that the Administrative Agent may reasonably require for such purpose.
Mandatory Costs Rate

Each Lender shall promptly notify the Administrative Agent of any change to the information provided by it pursuant to this paragraph.
9.	The percentages of each Lender for the purpose of A and C above and the rates of charge of each Reference Bank for the purpose of E above shall be determined by the Administrative Agent based upon the information supplied to it pursuant to paragraphs 7 and 8 above and on the assumption that, unless a Lender notifies the Administrative Agent to the contrary, each Lender’s obligations in relation to cash ratio deposits and Special Deposits are the same as those of a typical bank from its jurisdiction of incorporation with a Lending Office in the same jurisdiction as its applicable Lending Office.
10.	The Administrative Agent shall have no liability to any person if such determination results in an Additional Costs Rate which over or under compensates any Lender and shall be entitled to assume that the information provided by any Lender or Reference Bank pursuant to paragraphs 3, 7 and 8 above is true and correct in all respects.
11.	The Administrative Agent shall distribute the additional amounts received as a result of the Mandatory Costs Rate to the Lenders on the basis of the Additional Costs Rate for each Lender based on the information provided by each Lender and each Reference Bank pursuant to paragraphs 3, 7 and 8 above.
12.	Any determination by the Administrative Agent pursuant to this Schedule in relation to a formula, the Mandatory Costs Rate, an Additional Costs Rate or any amount payable to a Lender shall, in the absence of manifest error, be conclusive and binding on all parties hereto.
13.	The Administrative Agent may from time to time, after consultation with the Borrower and the Lenders, determine and notify to all parties any amendments which are required to be made to this Schedule in order to comply with any change in law, regulation or any requirements from time to time imposed by the Bank of England, the Financial Services Authority or the European Central Bank (or, in any case, any other authority which replaces all or any of its functions) and any such determination shall, in the absence of manifest error, be conclusive and binding on all parties hereto.
Mandatory Costs Rate

EXHIBIT F-1
Form of Opinion of Morgan, Lewis & Bockius LLP, Counsel for the Company
1. Each of the Company and each Named Subsidiary is a corporation or limited liability company validly existing and in good standing under the laws of the jurisdiction of organization indicated opposite the name of such entity in Schedule 2 hereto.
2. Each of the Company and each Named Subsidiary has the corporate or limited liability company power and authority, as applicable, to enter into and perform the Credit Documents to which it is a party and has taken all necessary corporate or limited liability company action, as applicable, to authorize the execution, delivery and performance of such Credit Documents.
3. Each of the Company and each Named Subsidiary has duly executed and delivered the Credit Documents to which it is a party.
4. Each Credit Document to which the Company or a Designated Subsidiary is a party is the valid and binding obligation of the Company or such Designated Subsidiary, as applicable, enforceable against the Company and each such Designated Subsidiary in accordance with its terms.
5. The execution and delivery by the Company and the Designated Subsidiaries of the Credit Documents do not, and the performance by the Company and the Designated Subsidiaries of their respective obligations thereunder will not, (i) result in a violation of the certificate of incorporation, certificate of formation, bylaws or operating agreement of the Company or any Named Subsidiary, (ii) violate or result in a default under any of the debt instruments or other agreements relating to any existing indebtedness of the Company or any of the Designated Subsidiaries as set forth in Schedule 3 hereto or give rise to a right thereunder to require any payment to be made by the Company or any Designated Subsidiaries thereunder or (iii) result in a violation of any Company Order.
6. The execution and delivery by each of the Company and each Designated Subsidiary of the Credit Documents do not, and the performance by each of the Company and each such Designated Subsidiary of its obligations thereunder will not, require any approval from or filing with any governmental authority of the United States or the State of New York or under any provision of the General Corporation Law of the State of Delaware or the Delaware Limited Liability Company Act.
7. The execution and delivery by each of the Company and each Designated Subsidiary of the Credit Documents do not, and the performance by the Company and each such Designated Subsidiary of its obligations thereunder will not, result in any violation of any federal law of the United States or law of the State of New York or any regulation thereunder, or under any provision of the General Corporation Law of the State of Delaware or the Delaware Limited Liability Company Act.
8. To our knowledge, there are no pending lawsuits or other proceedings against the Company, any of the Designated Subsidiaries or their respective properties before any court, arbitrator or governmental agency or authority that challenge the legality, validity or enforceability of the Credit Documents.
Form of Opinion of Morgan, Lewis & Bockius LLP, Counsel for the Company

F-1-1

9. The extension of credit made on the date hereof and the use of the proceeds thereof in accordance with the provisions of the Credit Agreement do not violate the provisions of Regulations T, U or X of the Board of Governors of the Federal Reserve System
10. Neither the Company or any Designated Subsidiary is an “investment company” within the meaning of, and subject to regulation under, the Investment Company Act of 1940, as amended, and will not become one as a result of the subject transaction.
Form of Opinion of Morgan, Lewis & Bockius LLP, Counsel for the Company

F-1-2

EXHIBIT F-2
Form of Opinion of John G. Chou, General Counsel of the Company
1. Each Loan Party is duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation or organization and has all requisite corporate, limited liability company or partnership power and authority, as applicable, to carry on its business as now conducted.
2. The Transactions to be entered into by each Loan Party are within such Loan Party’s corporate, limited liability company or partnership powers, as applicable, and have been duly authorized by all necessary corporate, limited liability company or partnership approval, as applicable and, if required, stockholder or member approval. The Credit Agreement and each other Loan Document have been duly executed and delivered by each Loan Party, to the extent a party thereto.
3. The Transactions contemplated by the Credit Agreement, with respect to the Loan Parties, (a) do not require any consent or approval of, registration or filing with, or any other action by, any Governmental Authority, except (i) such as have been obtained or made and are in full force and effect, and (ii) for such consents, approvals, registrations, filings or actions the failure of which to obtain, singly or in the aggregate, would not reasonably be expected to result in a Material Adverse Effect, (b) will not violate any Covered Law (as hereinafter defined) or any order of any Governmental Authority known to me which is binding upon a Loan Party, except to the extent that any such violation, singly or in the aggregate with all other such violations, would not reasonably be expected to result in a Material Adverse Effect, (c) will not violate or result in a default under any of the debt instruments or other agreements relating to any existing indebtedness of the Company or any of the Subsidiaries as set forth in Schedule III hereto, (d) will not violate the Certificate of Incorporation, By-laws or other organizational documents of any Loan Party, and (e) will not result in the creation or imposition of any Lien on any asset of any Loan Party.
4. To my knowledge, there is no litigation or other proceedings pending or threatened against Borrower or any of its subsidiaries, (i) as to which there is a reasonable likelihood of an adverse determination and that, if adversely determined, could reasonably be expected, individually or in the aggregate, to result in a Material Adverse Effect or (ii) that involve any of the Loan Documents or the Transactions.
Form of Opinion of John G. Chou, General Counsel of the Company

F-2-1

EXHIBIT F-3
Form of Opinion of McCarthy Tétrault, Counsel for the Canadian Borrowing Subsidiaries
AB Canada
1.	AB Canada is a corporation incorporated and existing under the Canada Business Corporations Act (Canada);
2.	AB Canada has the corporate power and capacity to execute and deliver the Credit Agreement and to perform its obligations thereunder;
3.	AB Canada has taken all necessary corporate action to authorize the execution and delivery of the Credit Agreement and the performance of its obligations thereunder;

4.	AB Canada has duly executed and delivered the Credit Agreement;
5.	the execution and delivery by AB Canada of the Credit Agreement does not, and the performance by AB Canada of its obligations thereunder does not and will not:
a)	contravene or result in a breach of or constitute a default under its articles or by-laws; or

b)	contravene any Relevant Law binding on or applicable to it;
AB Specialty
6.	AB Specialty is a corporation incorporated and existing under the Canada Business Corporations Act (Canada);
7.	AB Specialty has the corporate power and capacity to execute and deliver the Credit Agreement and to perform its obligations thereunder;
8.	AB Specialty has taken all necessary corporate action to authorize the execution and delivery of the Credit Agreement and the performance of its obligations thereunder;

9.	AB Specialty has duly executed and delivered the Credit Agreement;
10.	the execution and delivery by AB Specialty of the Credit Agreement does not, and the performance by AB Specialty of its obligations thereunder does not and will not:
a)	contravene or result in a breach of or constitute a default under its articles or by-laws; or

b)	contravene any Relevant Law binding on or applicable to it;
Innomar
11.	Innomar is a corporation incorporated and existing under the Business Corporations Act (Ontario);
12.	Innomar has the corporate power and capacity to execute and deliver the Credit Agreement and to perform its obligations thereunder;
Form of Opinion of McCarthy Tétrault, Counsel for the Canadian Borrowing Subsidiaries

F-3-1

13.	Innomar has taken all necessary corporate action to authorize the execution and delivery of the Credit Agreement and the performance of its obligations thereunder;

14.	Innomar has duly executed and delivered the Credit Agreement;
15.	the execution and delivery by Innomar of the Credit Agreement does not, and the performance by Innomar of its obligations thereunder does not and will not:
a)	contravene or result in a breach of or constitute a default under its articles or by-laws; or

b)	contravene any Relevant Law binding on or applicable to it;
Canadian Loan Parties
16.	it is not necessary that the Credit Agreement, or any other document, be filed, recorded or enrolled with any governmental authority or regulatory body or that any stamp, registration or similar transaction tax be paid with respect thereto in order to ensure the legality, validity, enforceability or, except for compliance with the rules of the relevant court, the admissibility into evidence of the Credit Agreement in the Province of Ontario. There is no legislation in the Province of Ontario that requires the Credit Agreement to be in a particular legal form for the effectiveness and enforcement thereof in the courts of the Province of Ontario;
17.	each of the Canadian Loan Parties has the power to submit to, and, assuming such submission is valid, binding and enforceable under the laws of the State of New York, pursuant to Section 11.09 of the Credit Agreement (and subject to the limitations contained therein) has legally, validly, effectively and irrevocably submitted to, the exclusive jurisdiction of the Supreme Court of the State of New York sitting in New York County and of the United States District Court of the Southern District of New York and any appellate court thereof in respect of any legal action, suit or proceeding arising out of the Credit Agreement. Such submission will be recognized and given effect by a court of competent jurisdiction in the Province of Ontario, provided that a court may, in its discretion, refuse to give effect to such submission if it finds there is a strong cause to do so;
18.	A court of competent jurisdiction in the Province of Ontario would give a judgment based upon a final and conclusive in personam judgment of a court exercising jurisdiction in the State of New York for a sum certain, obtained against any Canadian Loan Party with respect to a claim arising out of the Credit Agreement (a “Foreign Judgment”), without reconsideration of the merits:
a)	provided that:
i)	an action to enforce the Foreign Judgment must be commenced in the court in the Province of Ontario within any applicable limitation period;
ii)	such court has discretion to stay or decline to hear an action on the Foreign Judgment if the Foreign Judgment is under appeal or there is another subsisting judgment in any jurisdiction relating to the same cause of action as the Foreign Judgment;
Form of Opinion of McCarthy Tétrault, Counsel for the Canadian Borrowing Subsidiaries

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iii)	such court will render judgment only in Canadian dollars; and

iv)	an action in such court on the Foreign Judgment may be affected by bankruptcy, insolvency or other laws of general application limiting the enforcement of creditors’ rights generally; and
b)	subject to the following defences:
i)	the Foreign Judgment was obtained by fraud or in a manner contrary to the principles of natural justice;
ii)	the Foreign Judgment is for a claim that under the laws of the Province of Ontario or the laws of Canada applicable therein would be characterized as based on a foreign revenue, expropriatory, penal or other public law;
iii)	the Foreign Judgment is contrary to public policy, as such term is interpreted under the laws of the Province of Ontario and the laws of Canada applicable therein, or to an order made by the Attorney General of Canada under the Foreign Extraterritorial Measures Act (Canada) or by the Competition Tribunal under the Competition Act (Canada) in respect of certain judgments referred to in these statutes; and
iv)	the Foreign Judgment has been satisfied or is void or voidable under the laws of the State of New York.
Form of Opinion of McCarthy Tétrault, Counsel for the Canadian Borrowing Subsidiaries

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EXHIBIT F-4
Form of Opinion of Morgan, Lewis & Bockius LLP, Counsel for the UK Borrowing
Subsidiaries
1.1	Status: The Companies are limited companies, in good standing, duly incorporated and subsisting under the laws of England. So far as is discoverable from the searches referred to at paragraph 2 above, neither Company is in liquidation, no order or resolution for the winding-up of either Company has been made and no receiver, administrative receiver, administrator or liquidator (or any of its assets or properties) has been appointed in respect of either Company.
1.2	Powers and Authority: The Companies have requisite corporate power and authority to carry on the business disclosed in their respective Company Memorandum and Articles of Association. The Companies have the requisite corporate power and authority to enter into, deliver, and perform their obligations under the Documents and have taken all necessary corporate action to authorise the entry into, delivery and performance of its obligations under the Documents. The Companies have duly executed and delivered the Documents.
1.3	Non-Conflict with Constitution: The entry into, delivery and performance by the Companies of their obligations under the Documents will not violate or conflict with their respective Company Memorandum and Articles of Association or any English law of general application.

1.4	Binding effect

The obligations expressed to be assumed by each Company under the Credit Agreement constitute legal, valid, binding and enforceable obligations of that Company under English law.

1.5	Further acts and filings
It is not necessary, in order to ensure the legality, validity, enforceability or admissibility in evidence of the Credit Agreement in England:
1.5.1	that any consents, authorisations, approvals or licenses of any court or governmental, judicial or regulatory authority in England be obtained by the parties thereto; or
1.5.2	that the Credit Agreement be filed, registered, recorded or enrolled with any court or governmental authority in England.
1.6	UK Stamp taxes
No United Kingdom ad valorem stamp duty, stamp duty reserve tax or issue, documentary, registration or other similar tax imposed by any government department of or in the United Kingdom is or will become payable upon the execution and delivery of the Documents.
Form of Opinion of Morgan, Lewis & Bockius LLP, Counsel for the UK Borrowing Subsidiaries

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1.7	Choice of Law

Subject as provided herein, the express choice of the law of the State of New York as the governing law of the Credit Agreement will be recognised and given effect by the English Courts.
1.8	No conflict
The execution, delivery and performance by the Companies of the Documents does not conflict with any existing English law or regulation having the force of law in England and Wales applicable to companies generally.
1.9	Enforcement of Foreign Judgments
A judgment of a relevant court sitting in the State of New York relating to the relevant Document, provided it is recognised by the English courts as having jurisdiction to give that judgment, should be capable of enforcement by instituting fresh proceedings in the English courts (upon which summary judgment may be obtained) without a retrial or re-examination of the matters thereby adjudicated, provided that a person may have defences open to it and enforcement may not be permitted if, inter-alia:
1.9.1	the judgment was obtained by fraud;
1.9.2	enforcement of the judgment would be contrary to public policy or English law;

1.9.3	the judgment relates to foreign penal or revenue laws;

1.9.4	the judgment was obtained in proceedings contrary to natural justice;

1.9.5	enforcement is not sought in good faith;

1.9.6	the judgment amounts to judgment on a matter previously determined by an English court or conflicts with a judgment on the same matter given by another court;

1.9.7	the judgment is given in proceedings brought in breach of an agreement for the settlement of disputes;
1.9.8	enforcement of the judgment is restricted by the provisions of the UK Protection of Trading Interests Act, 1980;
1.9.9	enforcement proceedings are not commenced within six years of the date of such judgment;

1.9.10	the judgment is not for a debt or fixed sum;

1.9.11	the judgment is not final and conclusive; or
1.9.12	the judgment is made in respect of the public law of a foreign state or jurisdiction.
Form of Opinion of Morgan, Lewis & Bockius LLP, Counsel for the UK Borrowing Subsidiaries

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However, in any enforcement proceedings, the defendant may raise any counterclaim that could have been brought if the action had been originally brought in England unless the subject of the counterclaim was in issue and refuted in the foreign proceedings.
1.10	The Companies are, as a matter of English law, able to submit to the jurisdiction of any State or United States Federal Court in the City of New York and the County of New York.
1.11	Each Company can bring a claim and have a claim brought against it in its respective individual legal capacity under the laws of England.
1.12	Neither of the Companies is entitled to claim immunity from suit, execution, attachment or similar legal process in England.
Form of Opinion of Morgan, Lewis & Bockius LLP, Counsel for the UK Borrowing Subsidiaries

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